Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of July 30, 2020, among CONSTRUCTION PARTNERS, INC., a Delaware corporation ("Construction Partners"); WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation ("Wiregrass Construction"); FSC II, LLC, a North Carolina limited liability company ("FSC"); C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation ("Roberts Contracting"); EVERETT DYKES GRASSING CO., INC., a Georgia corporation ("Everett Dykes"); THE SCRUGGS COMPANY, a Georgia corporation ("Scruggs Company" and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting, and Everett Dykes, the "Borrowers" and each individually, a "Borrower"); the financial institutions party to this Agreement from time to time as lenders (collectively, the "Lenders"); and BBVA USA, formerly known as Compass Bank, a bank organized under the laws of the State of Alabama, as agent for the Lenders (in such capacity, together with its successors in such capacity, "Agent") and as sole lead arranger (in such capacity, the "Lead Arranger").
Recitals:
WHEREAS, the Borrowers, the Agent, and certain lenders thereunder are parties to that certain Credit Agreement, dated as of June 30, 2017 (as at any time amended, modified, supplemented or restated prior to the Restatement Date, including, without limitation pursuant to (a) that certain Amendment to Credit Agreement dated as of June 30, 2017, (b) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of November 14, 2017, (c) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of December 31, 2017, (d) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of May 15, 2018, (e) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of August 30, 2019, (f) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of October 1, 2019, (g) that certain Loan Modification Agreement and Amendment to Loan Documents dated October 18, 2019, but effective October 1, 2019, (h) that certain Loan Modification Agreement and Amendment to Loan Documents dated December 31, 2019, and (i) that certain Loan Modification Agreement and Amendment to Loan Documents dated April 30, 2020, the "Existing Credit Agreement"), pursuant to which the lenders thereunder have made available certain credit facilities to the Borrowers;
WHEREAS, the Borrowers have requested, and the Agent and the Lenders hereunder have agreed, subject to the terms hereof, that the Existing Credit Agreement be amended and restated in order to, among other things, increase the aggregate amount of (a) the Revolver Commitments from $30,000,000.00 to $50,000,000.00, and (b) the Term Loan A-2 Commitments by an additional $30,000,000.00, and make certain other amendments and modifications to the Existing Credit Agreement as provided in this Agreement;
WHEREAS, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Existing Credit Agreement and that this Agreement does not and shall not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement; and
WHEREAS, it is further the intent of the parties that (a) the Obligations (as defined in the Existing Credit Agreement) which remain unpaid and outstanding as of the date hereof shall continue to exist under this Agreement on the terms set forth herein, (b) the Collateral (as defined in the Existing

Credit Agreement) shall continue to secure, support and otherwise benefit the Obligations (as defined in this Agreement); and (c) from and after the Restatement Date, all references to the "Credit Agreement" and "Loan Documents" contained in the Existing Credit Agreement shall be deemed to refer to this Agreement and the Loan Documents (as defined herein), respectively.
Statement of Agreement:
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, receipt whereof is mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS

SECTION 1.01. Definitions; Rules of Construction. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth hereinbelow (terms defined in the singular to have the same meaning when used in the plural and vice versa):
"Account Debtor" means a Person obligated in respect of an Account, Chattel Paper or General Intangible.
"Acquisition" means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by a Borrower or any Subsidiary of all or substantially all of the assets of a Person (other than a Subsidiary) or of any business or division of a Person (other than a Subsidiary), (b) the acquisition by a Borrower or any Subsidiary of more than 50% of any class of Voting Securities (or similar ownership interests) of any Person (provided that formation or organization of any Wholly Owned Subsidiary shall not constitute an "Acquisition" to the extent that the amount of the Investment in such entity is permitted by Section 6.05), or (c) a merger, consolidation, amalgamation or other combination by a Borrower or any Subsidiary with another Person (other than a Subsidiary) if such Borrower or such Subsidiary is the surviving entity; provided that in any merger involving a Borrower, such Borrower must be the surviving entity.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by Agent.
"Advances" means, collectively, the Revolver Advances and the Term Loan Advances. "Advance" means any one of such Advances, as the context may require.
"Affected Lender" has the meaning set forth in Section 2.15.
"Affiliate" means, with respect to any Person, (a) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (b) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (c) any other Person of which such Person owns, directly or indirectly, 10% or more of the Equity Interests. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

"Agent's Letter Agreement" means that certain letter agreement, dated as of June 8, 2020, among Borrowers, Agent, and Lead Arranger relating to the terms of this Agreement, and certain fees from time to time payable by Borrowers to Agent and Lead Arranger.
"Agent Party" means Agent or any of its Related Parties.
"Agent Professional" means a Person at any time hired or otherwise retained by Agent in connection with Agent's performance of any of its duties, or the exercise of any of its rights or remedies, under any of the Loan Documents, including attorneys, accountants, appraisers, brokers, auctioneers, turnaround consultants, investment bankers, liquidators, and other advisors or consultants.
"Agreement" means this Amended and Restated Credit Agreement.
"Anti-Corruption Laws" means United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.
"All-In Yield" shall mean, as to any Debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR floor rate or a Base Rate floor rate (solely to the extent greater than any then applicable LIBOR rate or Base Rate, as applicable), or other fees paid ratably to all lenders of such Debt, in each case, incurred or payable by the Borrowers generally to all the lenders of such Debt; provided, that (a) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Debt), (b) "All-In Yield" shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, ticking fees, consent or amendment fees and any similar fees (regardless of whether shared with, or paid to, in whole or in part, any or all lenders) and any other fees not paid ratably to all lenders of such Debt, and (c) if any such Debt includes a LIBOR floor or Base Rate floor that is greater than the LIBOR floor or Base Rate floor then applicable hereunder, such differential between interest rate floors shall be included in the calculation of the All-In Yield, but only to the extent an increase in the LIBOR floor or Base Rate floor hereunder would cause an increase in the interest rate then in effect hereunder.
"Applicable Commitment Fee Rate" means the commitment fee rate equal to 0.20% per annum.
"Applicable Law" means (a) all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities (including, in each case, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof) and (b) whether or not having the force of law, all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case to the extent applicable to the Person, conduct, transaction, agreement or other matter in question.
"Applicable Letter of Credit Fee Rate" means the letter of credit fee rate set forth below:

Level	Consolidated Leverage Ratio	Applicable Letter of Credit Fee Rate
I	< 1.25 to 1.00	.70% per annum
II	> 1.25 to 1.00	.75% per annum

Beginning on the Restatement Date until September 30, 2020, the letter of credit fee rate shall be determined as if Level I were applicable. Thereafter, the letter of credit fee rate shall be subject to increase or decrease upon receipt by Agent pursuant to Section 5.01(b) of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending immediately prior to the period covered by such financial statements, which change shall be effective on the first day of the calendar month following receipt of such financial statements and corresponding Compliance Certificate. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt. Agent shall have the right to re-calculate the Applicable Letter of Credit Fee Rate at any time or from time of time if it determines that data received by it from Borrowers concerning any component of the Consolidated Leverage Ratio was incorrect when made, and Agent shall be entitled in connection therewith to charge and collect upon making such determination any additional LC Fee that would have been earned by Lenders.
"Applicable Margin" means, with respect to any type of Advance, the margin set forth below:

Level	Consolidated Leverage Ratio	Applicable Margin
I	< 1.25 to 1.00	1.50%
II	> 1.25 to 1.00 but < 1.60 to 1.00	1.70%
III	> 1.60 to 1.00 but < 2.00 to 1.00	1.80%
IV	> 2.00 to 1.00	2.00%
Beginning on the Restatement Date until September 30, 2020, the margin shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 5.01(b) of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending immediately prior to the period covered by such financial statements, which change shall be effective on the first day of the calendar month following receipt of such financial statements and corresponding Compliance Certificate. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt. Agent shall have the right to re-calculate the Applicable Margin at any time or from time of time if it determines that data received by it from Borrowers concerning any component of the Consolidated Leverage Ratio was incorrect when made, and Agent shall be entitled in connection therewith to charge and collect upon making such determination any additional interest that would have been earned by Lenders.
"Approved Fund" means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or a Person that administers or manages a Lender.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 11.07), and accepted by Agent, in substantially the form of Exhibit G or any other form approved by Agent.
"Availability" means, on any date of determination thereof by Agent, an amount equal to (a) the aggregate of the Revolver Commitments on such date, minus (b) the sum of (x) the principal balance of all Revolver Advances outstanding on such date and (y) the aggregate amount of LC Obligations outstanding on such date.
"Bank Product Agreement" means any agreement evidencing or related to any Bank Product.
"Bank Products" means any one or more of the following bank products or services provided to any Loan Party by Agent or any other Lender (but only to the extent approved by Agent in accordance with Section 5.13) or any of their respective Affiliates (provided that any such Affiliate of a Lender shall have provided Agent with a fully executed designation notice acceptable to Agent), in each case solely until such Person has assigned all of its interests under this Agreement: (a) Hedging Agreements; (b) credit cards for commercial customers (including purchasing cards); (c) stored value cards; (d) merchant processing services; (e) cash management services, and (f) leases.
"Banking Relationship Debt" means, on any date and for any Loan Party, the aggregate amount of all Debt of such Loan Party and its Subsidiaries with respect to any Bank Products (including Hedging Obligations) or Cash Management Services.
"Bankruptcy Code" means title 11 of the United States Code.
"Base Rate" means for any Base Rate Advance on any day, the rate per annum equal to the highest as of such day of (a) the Prime Rate, (b) 0.5% above the Federal Funds Rate and (c) 1% above LIBOR for a one-month Interest Period. For purposes of determining the Base Rate for any day, changes in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective on the date of each such change.
"Base Rate Advance" means an Advance that bears or is to bear interest at a rate based upon the Base Rate.
"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
"Beneficial Ownership Regulation" means United States 31 C.F.R. § 1010.230.
"Benefit Plan" means any of (a) an "employee’s benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".
"Borrower Agent" shall have the meaning ascribed to it in Section 2.16.
"Borrowing" means a borrowing hereunder consisting of Advances (a) made, converted or continued on the same date by Lenders, in the case of Revolver Borrowings, Term Loan A-1 Borrowings and Term Loan A-2 Borrowings, and in the case of a Euro-Dollar Advance, as to which a single Interest Period is in effect, or (b) by Agent, in the case of Protective Advances. A Borrowing is a "Revolver Borrowing" if such Advances are made pursuant to Section 2.01(a), a "Term Loan A-1 Borrowing" if such Advances are Term Loan A-1 Advances, and a "Term Loan A-2 Borrowing" if such Advances are Term Loan A-2 Advances. A Borrowing is a "Base Rate Borrowing" if such Advances are Base Rate Advances and a "Euro-Dollar Borrowing" if such Advances are Euro-Dollar Advances.
"Business Day" means a day other than a Saturday, Sunday or a day on which Agent is closed for business; provided, that, for the purposes of determining LIBOR, the term "Business Day" shall also exclude any day on which commercial banks are not open for dealings in U.S. dollar deposits in the London interbank market.
"Capital Expenditures" means, for any period, the sum of all capital expenditures incurred during such period by Borrowers and their Consolidated Subsidiaries, as determined in accordance with GAAP.
"Capital Lease" means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Cash" means Dollars or a credit balance in Dollars in any demand deposit account with a United States federal or state chartered commercial bank of recognized standing having capital and surplus in excess of $500 million, so long as such bank has not been a Defaulting Lender and having (or its holding company having) a short-term commercial paper rating of (a) at least A-I or the equivalent by S&P or at least P-I or the equivalent by Moody's, or (b) at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody's (or, in the case of a current Lender only, if not rated by S&P or Moody's, such Lender is rated by another rating agency acceptable to Agent and such Lender's rating by such rating agency is not lower than its rating by such rating agency on the Restatement Date) and (i) all amounts and assets credited to such account are directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) such bank is otherwise acceptable at all times and from time to time to Agent in its discretion. Agent acknowledges that, on the Restatement Date, each current Lender that is a bank is an acceptable bank within the meaning of clause (b)(ii) of this definition.
"Cash Collateralize" means to pledge and deliver to Agent, as a first priority perfected Lien for the benefit of one or more Secured Parties as provided herein, Cash as security for the Obligations, which, (a) in the case of the Undrawn Amount of Letters of Credit, shall be in an amount equal to 105% of such Undrawn Amount, and (b) in the case of Banking Relationship Debt, indemnities and other Obligations, 100% of the amount thereof, in each case pursuant to documentation that is satisfactory to Agent.
"Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) with maturities of not more than one year from the date acquired; (b) time deposits and certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing having capital and surplus in excess of $500 million, and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody's; and (c) investments in money market funds (i) which mature not more than 90 days from the date acquired and are payable on demand, (ii) with respect to which there has been no failure to honor a request for withdrawal, (iii) which are registered under the Investment Company Act of 1940, (iv) which have net assets of at least $500,000,000 and (v) which maintain a stable share price of not less than One Dollar ($1.00) per share and are either (A) directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (B) maintain a rating of at least A-2 or better by S&P and are maintained with an investment fund manager that is otherwise acceptable at all times and from time to time to Agent in its discretion; provided, however, that, notwithstanding the foregoing, no asset, agreement, or investment maintained or entered into with, or issued, guaranteed by, or administered by a Lender that has been a Defaulting Lender for more than 3 days after notice to Borrower Agent (which notice may be given by telephone or e-mail) shall be a "Cash Equivalent" hereunder.

"Cash Management Services" means any one or more of the following types of treasury management services provided to any Loan Party by Agent or any other Lender (but only to the extent approved by Agent in accordance with Section 5.13) or any of their respective Affiliates (provided that any such Affiliate of a Lender shall have provided Agent with a fully executed designation notice acceptable to Agent), in each case solely until such Person has assigned all of its interests under this Agreement: (a) operating, collections, payroll, trust, or other depository or disbursement accounts; (b) automated clearinghouse transactions; (c) return items, lockboxes, controlled disbursement services, overdraft, and stop payment services; and (d) electronic funds transfer and interstate depository network services.
"CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq.
"CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.
"Change in Control" means the occurrence after the Restatement Date of any of the following: (a) Construction Partners ceases to own and control, beneficially and of record, all of the Equity Interests in each Borrower (other than Construction Partners); (b) the Person or Persons who Control Construction Partners on the Restatement Date cease to Control Construction Partners; or (c) a majority of the board of directors of Construction Partners consists of individuals who were not directors of Construction Partners as of the Restatement Date.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Class" when used in reference to (a) any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Revolver Advances, Term Loan A-1 Advances or Term Loan A-2 Advances, (b) any Commitment, refers to whether such Commitment is a Term Loan A-2 Commitment or a Revolver Commitment, and (c) any Lender, refers to whether such Lender has an Advance or Commitment of a particular Class.
"Closing and Incumbency Certificate" has the meaning set forth in Section 3.01(d).
"Code" means the Internal Revenue Code of 1986.
"Collateral" means all Property described in any Collateral Document as security for any Obligations and all of the Property that now or hereafter secures (or is intended to secure) any Obligations, including all of each Borrower's Accounts, Inventory, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, General Intangibles (including Payment Intangibles),

Goods, Instruments (including Promissory Notes), Investment Property, Letter-of-Credit Rights and Supporting Obligations.
"Collateral Documents" means, collectively, the Security Agreement, Control Agreements, the Pledge Agreements, the Negative Pledge Agreements and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which a Borrower shall grant or convey (or shall have granted or conveyed) to Agent for the benefit of Secured Parties a Lien upon Property as security for (including to Cash Collateralize) all or any portion of the Obligations.
"Commitments" means, collectively, the Revolver Commitments and the Term Loan A-2 Commitments. "Commitment" means any one of such Commitments of a Lender, as the context may require.
"Communications" has the meaning set forth in Section 11.01(d).
"Compliance Certificate" has the meaning set forth in Section 5.01(d).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBITDA" means and includes, for Construction Partners and its Consolidated Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b): (i) Consolidated Interest Expense for such period; (ii) income Taxes for such period; (iii) Depreciation and Amortization for such period, (iv) non-cash equity based compensation expense for such period; and (v) management fees and expenses paid to SunTx Capital Management pursuant to the Management Services Agreement for such period. All of the foregoing shall be determined on a consolidated basis in accordance with GAAP in each case for such period.
"Consolidated Fixed Charges" means, for any period, the sum of (a) Consolidated Interest Expense for such period (including all interest, whether accrued or paid, for such period on the Term Loan Advances and Revolver Advances owing or paid by Borrowers), (b) all scheduled payments of principal in respect to any Debt, including, without limitation, all scheduled payments of principal of the Term Loan Advances of Borrowers pursuant to Section 2.06 for such period, plus (c) the current portion of Capital Lease Obligations for such period. All of the foregoing shall be determined on a consolidated basis in accordance with GAAP in each case for such period.
"Consolidated Interest Expense" means, for any period, interest, whether expensed or capitalized, in respect of Debt of Construction Partners or any of its Consolidated Subsidiaries during such period on a consolidated basis.
"Consolidated Leverage Ratio" means, on any date, the ratio of (a) total funded Debt of Construction Partners and its Consolidated Subsidiaries on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended).
"Consolidated Net Income" means, for any period, the net income of Construction Partners and its Consolidated Subsidiaries as set forth or reflected on the most recent consolidated income statement of Construction Partners and its Consolidated Subsidiaries prepared in accordance with GAAP; provided, however, Consolidated Net Income shall not include income recognized in connection with the settlement of any claims or potential claims of Construction Partners or any of its Consolidated Subsidiaries, that did not directly relate to Construction Partners’ or its Consolidated Subsidiaries’ business and such income has not, and is not expected to, reoccur.
"Consolidated Subsidiary" means, on any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of Construction Partners in its consolidated financial statements as of such date.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
"Control Agreement" means any deposit account control agreement, securities account control agreement or like agreement, in form and substance satisfactory to Agent, pursuant to which Agent obtains "control" of Collateral held in deposit and securities accounts for UCC purposes.
"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
"Credit Exposure" means, as to any Lender at any time, the outstanding principal amount of the Revolver Advances by such Lender plus the outstanding principal amount of the Term Loan Advances of such Lender.
"Credit Facilities" means the credit facilities established under Article II pursuant to which Advances are made by Lenders and Letters of Credit are issued by Issuing Bank.
"Credit Parties" means Agent, Lenders, and Issuing Bank.
"Credit Party Expenses" means (a) with respect to Agent, all reasonable out-of-pocket expenses incurred by Agent to Agent Professionals or otherwise in connection with (i) the negotiation, documentation and closing of the transactions contemplated by this Agreement and the other Loan Documents, (ii) the conduct of any appraisals, audits, field examinations or other inspections of any of the Collateral or verification of any of the Accounts of any Borrower, (iii) the syndication of the Credit Facilities provided for herein, (iv) the administration and management of the Credit Facilities established under this Agreement, the funding of the Advances and other activities of Agent incident to its capacity as such pursuant to any of the Loan Documents, and (v) the negotiation, drafting and execution of any amendments to any of the Loan Documents; (b) with respect to Issuing Bank, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) with respect to Agent and each Lender during any period that a Default or an Event of Default exists, all Extraordinary Expenses.
"Debt" means, with respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money (whether current or long term, or absolute or contingent); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of acquired or to-be-acquired equity interests, property or services, except trade accounts payable arising in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created unless such trade account payable is subject to a good faith dispute; (d) all obligations of such Person as lessee under Capital Leases; (e) all obligations of such Person to reimburse any bank or other

Person in respect of amounts payable under a banker's acceptance, bank guarantees, surety bonds and similar instruments; (f) all Redeemable Preferred Securities of such Person; (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit (including standby or commercial) or similar instrument; (h) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any asset of such Person, whether or not such Debt is assumed by such Person; (i) all Debt of others guaranteed by such Person; (j) Hedging Obligations of such Person (valued at the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); (k) all obligations of such Person under any synthetic lease, tax retention operating lease, sale/leaseback transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product (other than operating leases of equipment); (l) all obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property; and (m) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person. Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor. For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers' acceptances, bank guarantees, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.
"Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured as permitted by this Agreement or waived in writing in accordance with this Agreement, become an Event of Default.
"Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata portion of the aggregate Credit Exposure of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Advances) over the aggregate outstanding principal amount of all Revolver Advances and Term Loan Advances of such Defaulting Lender.
"Default Rate" means, with respect to the Advances, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Advance (irrespective of whether any such type of Advance is actually outstanding hereunder).
"Defaulted Advances" means, with respect to any Defaulting Lender, the Advances that such Defaulting Lender has failed or refused to fund in accordance with this Agreement.
"Defaulting Lender" means, subject to Section 2.14(f), any Lender that (a) has failed to (i) fund all or any portion of its Advances within 2 Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to any Credit Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due; (b) has notified any Loan Party or Credit Party in writing that it does not intend to comply with its funding or payment obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund an Advance hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within 3 Business Days after written request by Agent or Borrowers made in the good faith belief that such Lender will not comply with its prospective funding obligations hereunder, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowers); or (d) has, or has a Lender Parent that has, (i) become the subject of an Insolvency Proceeding including a proceeding in which the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acts as receiver or conservator; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any Lender Parent thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(f)) upon Agent's delivery of written notice of such determination to Borrowers and each Lender.
"Depreciation and Amortization" means, for any period, an amount equal to the sum of all depreciation and amortization expenses and other noncash charges of Construction Partners and its Consolidated Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.
"Dollars" or "$" means dollars in lawful currency of the United States of America.
"Domestic Subsidiary" means any Subsidiary which is organized under the laws of any state or territory of the United States of America.
"ECP" means an "eligible contract participant" as defined in Section 1a(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission or the Security Exchange Commission.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 11.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).
"Enforcement Action" means, during any period that an Event of Default exists, any action that Agent is authorized to take to enforce collection of any of the Obligations or to repossess, foreclose upon, collect or otherwise realize upon any Collateral, in each case whether by judicial action, under power of sale, by self-help repossession, by notification to Account Debtors or by exercise of rights of setoff or recoupment, or otherwise.
"Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

"Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.
"Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.
"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.
"Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.
"Environmental Notices" means notice from any Environmental Authority or by any other Person, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.
"Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.
"Environmental Releases" means releases as defined in CERCLA or under any applicable federal, state or local environmental law or regulation and shall include, in any event and without limitation, any release of petroleum or petroleum related products.
"Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to a Loan Party or any Subsidiary of a Loan Party, including any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.
"Equity Interests" means the interests of (a) a shareholder in a corporation, (b) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (c) a member in a limited liability company, or (d) any other Person having any other form of equity security or ownership interests.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"Euro-Dollar Advance" means any Advance that bears or is to bear interest at a rate based upon LIBOR.

"Event of Default" has the meaning set forth in Section 7.01.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor's failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such Lien becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a "financial entity," as defined in Section 2(h)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.13(f), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Credit Party's failure to comply with Section 2.13(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letters of Credit” means those letters of credit issued under the Existing Credit Agreement and outstanding as of the Restatement Date.
“Existing Revolver Advances” means those Revolver Advances made under the Existing Credit Agreement and outstanding as of the Restatement Date. The aggregate outstanding principal balance of the Existing Revolver Advances as of the Restatement Date is $0.00.
"Extraordinary Expenses" means all costs, expenses, fees (including all fees, commissions and other amounts incurred by Agent to Agent Professionals) or advances that Agent or any Lender may suffer or incur during any period that a Default or Event of Default exists, or during the pendency of an Insolvency Proceeding of an Loan Party, on account of or in connection with (a) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (b) any action, suit, litigation, arbitration, contest or other judicial or non-judicial proceeding (whether instituted by or against Agent, any Lender, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection, priority or avoidability of Agent's Liens with respect to any of the Collateral), any of the Loan Documents or the validity, allowance or amount of any of the Obligations, including any lender liability or other claims asserted against Agent or any Lender; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (e) the collection or enforcement of any of the Obligations, whether by Enforcement Action or otherwise; (f) the negotiation, documentation, and closing of any amendment, waiver, restructuring or forbearance agreement with respect to the Loan Documents or Obligations; and (g) amounts advanced by Agent pursuant for the account of any Loan Party pursuant to any of the Loan Documents the enforcement of any of the provisions of any of the Loan Documents. Such costs, expenses and advances may include transfer fees, Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, environmental assessment fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers or any other Loan Party under any of the Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Agent or any Lender.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with).
"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Agent on such day on such transactions as determined by Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero.
"Fiscal Quarter" means any fiscal quarter of Borrowers.
"Fiscal Year" means any fiscal year of Borrowers.
"Fixed Charge Coverage Ratio" means, for any period, the ratio of Construction Partners and its Consolidated Subsidiaries’ (a) Consolidated EBITDA, minus the unfinanced portion of Capital Expenditures for purchases of property, plants and equipment for such period, plus the lesser of (Y) $4,000,000, or (Z) net gains or proceeds from the sale of assets for such period, minus dividends and distributions paid out in such period, minus Taxes paid in cash for such period, to (b) Consolidated Fixed Charges. All of the foregoing shall be determined on a consolidated basis in accordance with GAAP in each case for such period.
"Foreign Lender" means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes.
"Foreign Subsidiary" means any Subsidiary which is not a Domestic Subsidiary.

"Fronting Exposure" means, at any time there is a Defaulting Lender, with respect to Issuing Bank, such Defaulting Lender's Revolver Pro Rata share of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Bank other than LC Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
"Full Payment" means, with respect to any of the Obligations (including Guaranteed Obligations), the full, final and indefeasible payment in full, in Cash, of such Obligations, including all interest, fees and other charges payable in connection therewith under any of the Loan Documents, whether such interest, fees or other charges accrue or are incurred prior to or during the pendency of an Insolvency Proceeding and whether or not any of the same are allowed or recoverable pursuant to Section 506 of the Bankruptcy Code or otherwise; with respect to the Undrawn Amount of Letters of Credit, Banking Relationship Debt, and any Obligations that are contingent in nature (other than LC Obligations or Banking Relationship Debt that are contingent in nature), such as a right of a Credit Party to indemnification by any Loan Party, the depositing of Cash with Agent to Cash Collateralize such Undrawn Amount and such Banking Relationship Debt and termination of all agreements related to any Bank Products or Cash Management Services, or if any such Obligations are unliquidated in amount and represent a claim which has been overtly asserted (or is reasonably probable of assertion) against a Credit Party and for which an indemnity has been provided by any Loan Party under any of the Loan Documents, in an amount that is equal to such claim or Agent's good faith estimate of such claim. None of the Advances shall be deemed to have been paid in full until all Commitments related to such Advances have expired or been terminated.
"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Guaranteed Obligations" has the meaning set forth in Section 10.01.
"Guarantors" means, collectively, all direct and indirect Subsidiaries of a Loan Party that is acquired, formed or otherwise in existence after the Restatement Date and required to become a Guarantor pursuant to Section 5.09.
"Guaranty" means the guaranty by each Guarantor as set forth in Article X and any other guaranty of payment or performance of any of the Obligations separately executed by any Loan Party or its Subsidiary.
"Hazardous Materials" includes, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq., or in any similar state or local law or regulation, (b) any "hazardous substance," "pollutant" or "contaminant," as defined in CERCLA, or in any similar state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any similar state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any similar state or local law or regulation.
"Hedge Counterparty" means a Person that enters into a Hedging Agreement with a Borrower that is permitted by Section 6.11, but only if such Person is Agent or any other Lender that provides Existing Revolver Advances, Term Loan A-1 Advances, Term Loan A-2 Advances, or the initial funding of any Commitment on the Restatement Date (but not any assignee of any of the foregoing Lenders), or any of their respective Affiliates (provided that any such Affiliate of a Lender shall have provided Agent with a fully executed designation notice acceptable to Agent), in each case solely until such Person has assigned all of its interests under this Agreement.
"Hedge Transaction" means, with respect to any Person, any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
"Hedging Agreement" means each agreement between Borrowers and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 6.11, which agreement shall consist of a "Master Agreement" in a form published by the International Swaps and Derivatives Association, Inc., together with a "Schedule" thereto in the form Agent shall approve in writing, and each "Confirmation" thereunder confirming the specific terms of each such Hedge Transaction.
"Hedging Obligations" means, with respect to any Person, any and all obligations of such Person (including Swap Obligations), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedge Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Transactions, and (c) any and all renewals, extensions and modifications of any Hedge Transactions and any and all substitutions for any Hedge Transactions.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligations of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Indemnitee" has the meaning set forth in Section 11.03(b).
"Information" has the meaning set forth in Section 11.08(b).
"Insolvency Proceeding" means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver (or administrative receiver), trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.
"Intellectual Property" means all intellectual and similar Property of a Person of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, mask works, trade secrets, confidential or proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, all books and records describing or used in connection with the foregoing and all licenses or other rights to use any of the foregoing.
"Interest Election Request" means a request by the Borrower Agent to continue a Borrowing in accordance with Section 2.07.

"Interest Payment Date" means the last Business Day of each month.
"Interest Period" means with respect to Euro-Dollar Borrowing, either a calendar month, two calendar months, three calendar months, six calendar months, nine calendar months (if available to all Lenders), or twelve calendar months (if available to all Lenders) (commencing on the day after the end of the previous Interest Period and ending on the last Business Day of the last calendar month of the Interest Period, regardless of whether a Euro-Dollar Borrowing is outstanding on either date); provided that (a) with respect to the Restatement Date Term Loan A-2 Advances, the initial Interest Period applicable to such Term Loan A-2 Borrowings shall mean the Interest Period then in effect with respect to the Outstanding Term Loan A-2 Advances, and (b) the last Interest Period applicable to Euro-Dollar Borrowings under this Agreement shall end on the Termination Date. The Interest Period is for reference purposes only, and the interest rate applicable to any Euro-Dollar Borrowing may continue for a period that is longer or shorter than the Interest Period.
"Investment" means any investment in any Person, whether by means of (i) purchase or acquisition of all or substantially all of the assets of such Person (or of a division or line of business of such Person), (ii) purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, (iv) loan or advance to such Person, (v) making of a time deposit with such Person, (vi) Guarantee or assumption of any obligation of such Person or (vii) by any other means.
"Issuing Bank" means Agent, in its capacity as issuer of Letters of Credit hereunder.
"Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit F.

"LC Application Agreement" means, with respect to a Letter of Credit, such form of application therefor (whether in a single or several documents) as Issuing Bank may employ in the ordinary course of business for its own account, whether or not providing for collateral security, with such modifications thereto as may be agreed upon by Issuing Bank and Borrower Agent and are not materially adverse to the interests of Lenders; provided, however, that in the event of any conflict between the terms of any LC Application Agreement and this Agreement, the terms of this Agreement shall control.
"LC Facility Fee" has the meaning set forth in Section 2.08(c).
"LC Fee" has the meaning set forth in Section 2.08(b).
"LC Obligations" means, at any time, the sum of (a) the Reimbursement Obligations at such time, (b) the aggregate maximum amount available for drawing under the Letters of Credit at such time, and (c) the aggregate maximum amount available for drawing under Letters of Credit the issuance of which has been authorized by Issuing Bank but which have not yet been issued.
"Lender" means each lender listed on the signature pages hereof that has (a) a Commitment or (b) holds outstanding Advances, and such other Persons who may from time to time acquire or provide a Commitment or outstanding Advances, provided, however, that unless the context otherwise requires, the term "Lender" shall include Issuing Bank.
"Lender Parent" means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
"Lending Office" means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to Borrower Agent and Agent.
"Letter of Credit" means a standby or commercial letter of credit issued by Issuing Bank for the account of Borrowers pursuant to Section 2.02.
"LIBOR" means, for each Interest Period, a rate per annum obtained by dividing (a) the London Interbank Offered Rate, as determined by ICE Benchmark Administration Limited (or any successor or substitute therefor acceptable to Agent) for U.S. dollar deposits for such Interest Period as obtained by Agent from Reuters, Bloomberg or another commercially available source as may be designated by Agent from time to time (the “Screen Rate”), two (2) Business Days before the first day of such Interest Period, by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, (y) with respect to Term Loan A-1 Advances, LIBOR shall not in any event be less than zero percent (0.00%), and (z) with respect to Revolver Advances and Term Loan A-2 Advances, LIBOR shall not in any event be less than one percent (1.00%).
"LIBOR Reserve Percentage" means for any day, the percentage, as determined in good faith by Agent, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including without limitation, supplemental, marginal and emergency reserve requirements, with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities")) of a member bank in such system.

"Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, a Loan Party shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
"Lien Waiver" means an agreement duly executed in favor of Agent, in form and content acceptable to Agent, by which (a) an owner or mortgagee of a Loan Party Facility agrees to waive or subordinate in favor of Agent's Lien any Lien such Person may have with respect to any Property of a Borrower in, on or about such Loan Party Facility, permit Agent to enter upon such Loan Party Facility and remove any of such Property therefrom or use such Premises to store or dispose of such Property, or (b) a warehouseman or processor agrees to waive or subordinate in favor of Agent's Lien any Lien such Person may have with respect to any Property in such Person's possession or control and permit Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property.
"Loan Documents" means, collectively, this Agreement, the Notes, any LC Application Agreements, the Collateral Documents, each Guaranty, any Hedging Agreements, any Bank Product Agreements, any Lien Waiver, each document evidencing or securing the Advances or the Letters of Credit, and each other document or instrument delivered from time to time in connection with this Agreement, the Notes, any LC Application Agreements, the Collateral Documents, any Hedging Agreements, the Advances or the Letters of Credit.
"Loan Parties" means, collectively, Borrowers and each Guarantor.
"Loan Party Facility" means, with respect to each Loan Party, a location at which such Loan Party occupies space, conducts business or maintains any Property, whether now or in the future used by such Loan Party.
"Management Services Agreement" means the "Management Services Agreement" as defined in Section 6.04.
"Margin Stock" means "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System, together with all official rulings and interpretations issued thereunder.
"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of Loan Parties on a consolidated basis, (b) the rights and remedies of any Credit Party under the Loan Documents, or the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (c) the legality, validity or enforceability of any Loan Document or (d) the Collateral, or Agent's Liens for the benefit of Secured Parties on the Collateral or the priority of such Liens.
"Material Contract" has the meaning set forth in Section 4.26.

"Maximum Revolver Limit" means, at any time, aggregate Revolver Commitments of all Lenders at such time.
"Moody's" means Moody's Investors Service, Inc. and its successors.
"Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.
"Negative Pledge Agreement" means any agreement not to encumber Property or similar agreement, in form and content satisfactory to Agent, pursuant to which a Loan Party agrees not to grant a Lien to any Person.
"Net Assets" means, at any time, the net assets of Borrowers and their Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of Borrowers and their Consolidated Subsidiaries prepared in accordance with GAAP.
"Net Cash Proceeds" means, with respect to any event, (a) the Cash proceeds received in respect of such event, including (i) cash received in respect of any non-Cash proceeds (including any Cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payment, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliate) in connection with such event, (ii) in the case of a sale, transfer or other disposition of any Property (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than Advances) secured by such Property or otherwise subject to mandatory prepayment as a result of such an event, and (iii) the amount of all Taxes paid (or reasonably estimated to be due and payable at any time) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event and as determined reasonably and in good faith by a Responsible Officer).
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Notes" means, collectively, the Revolver Notes and the Term Loan Notes. The term "Note" means any one of such Notes.
"Notice of Borrowing" has the meaning set forth in Section 2.03.
"Obligations" means all indebtedness, liabilities and obligations of every nature that are owed by one or more Loan Parties from time to time to any Credit Party under any of the Loan Documents, whether for principal, interest (including interest which, but for the filing of any Insolvency Proceeding with respect to any Loan Party, would have accrued on any such indebtedness, liability or obligation, whether or not a claim is allowed against such Loan Party for such interest in such Insolvency Proceeding), fees, expenses, indemnification or otherwise and whether primary or secondary, direct or indirect, fixed or contingent, joint or several, secured or unsecured, or otherwise, including the principal of and interest on the Advances, Banking Relationship Debt, LC Obligations, LC Fees, Credit Party Expenses, and all other fees, charges and indemnities at any time or times owing by any Loan Party to any Credit Party. Notwithstanding anything to the contrary contained herein, the definition of "Obligations" shall not create any Guarantee by any Guarantor of (or grant of a Lien by any Guarantor to support, as applicable) any Excluded Swap Obligation of such Guarantor for purposes of determining any obligations of any Guarantor.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Officer's Certificate" means an Officer's Certificate in substantially the form of Exhibit D attached hereto signed by the Secretary, an Assistant Secretary, or Responsible Officer of a Loan Party.
"Operating Documents" means, with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement, shareholder agreement or other applicable documents relating to the operation, governance or management of such entity.
"Ordinary Course Intercompany Debt" has the meaning set forth in Section 6.06.
"Ordinary Course Intercompany Loans" has the meaning set forth in Section 6.03.
"Organizational Action" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.
"Organizational Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.
"Other Connection Taxes" means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Term Loan A-2 Advances” means the Term Loan Advances previously made to Borrower on April 30, 2020, and which have a current outstanding principal balance in the aggregate amount of $17,550,000. The outstanding principal balance of the Outstanding Term Loan A-2 Advances held by each Lender as of the Restatement Date is set forth opposite the name of such Lender on the signature pages hereto.

"Overadvance" means a condition on any date whereby the aggregate of the Revolving Credit Exposures of all Lenders on such date exceeds the Availability on such date.
"Parent Company" means Construction Partners.
"Parent Debt" has the meaning set forth in Section 3.01(m).
"Participant" has the meaning set forth in Section 11.07(c).
"Participant Register" has the meaning set forth in Section 11.07(c).
"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
"Permitted Lien" means a Lien described in Section 6.07.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.
"Platform" has the meaning set forth in Section 11.01(d).
"Pledge Agreements" means the Equity Pledge Agreements in form and substance satisfactory to Agent, pursuant to which each Borrower and, if applicable, each Guarantor pledges to Agent for the benefit of Secured Parties and as security for the Obligations, among other things, (a) all of the Equity Interests in each Borrower (except for Construction Partners) and (b) all of the Equity Interests of each Subsidiary of such Borrower or Guarantor and in each future Subsidiary of such Borrower or Guarantor except Foreign Subsidiaries; and (b) 65% of the voting and 100% of the non-voting Equity Interests of each current or future Foreign Subsidiary.
"Prime Rate" means that interest rate so denominated and set by Agent from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Agent. Agent lends at interest rates above and below the Prime Rate. The Prime Rate is not necessarily the lowest or best rate charged by Agent to its customers or other banks.
"Pro Rata" means, with respect to any Lender on any date, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing (a) the amount of the total Revolver Commitments of such Lender on such date, plus the total outstanding Term Loan Advances of such Lender on such date, by (b) the aggregate amount of the Revolver Commitments of all Lenders on such date (regardless of whether or not any of such Revolver Commitments have been terminated on or before such date), plus (b) the aggregate amount of the total outstanding Term Loan Advances of all Lenders on such date.
"Property" means, with respect to any Loan Party or Subsidiary of a Loan Party, all real or personal property in which such Loan Party or Subsidiary of a Loan Party has an ownership or other interest, wherever such property may be located.
"Protective Advances" has the meaning set forth in Section 2.01(c).
"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time a relevant loan guaranty pursuant to Article X of this Agreement or any grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another Person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(b)(ii) of the Commodity Exchange Act.
"Quarterly Payment Date" means the last Business Day of each March, June, September and December.
"Redeemable Preferred Securities" of any Person means any preferred stock or similar Equity Interests (including limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.
"Reinvestment Notice" means a written notice executed by a Responsible Officer of the Borrower Agent stating that no Default or Event of Default has occurred and is continuing and that the applicable Borrower intends to use all or a specified portion of the Net Cash Proceeds of any settlement of or payment to such Borrower with respect to any property or casualty insurance claim to acquire or repair similar assets damaged or affected by such insurance claim.
"Register" has the meaning set forth in Section 11.07(b).
"Reimbursement Obligations" means the reimbursement or repayment obligations of Borrowers to Issuing Bank pursuant to Section 2.02(d) with respect to Letters of Credit.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Replacement Lender" has the meaning set forth in Section 2.15.
"Required Lenders" means, on any date of determination, (a) if there are two or fewer Lenders, all such Lenders, (b) if there are more than two Lenders, those Lenders who collectively hold more than 50% of the Advances, the LC Obligations and the Total Unused Revolver Commitments (but at least three

Lenders in any case), or (c) if the Commitments have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstanding principal amount of the Advances and the LC Obligations (but at least three Lenders in any case); provided, however, that the Revolver Commitments of any Defaulting Lender and any outstanding Advances and LC Obligations of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
"Removal Effective Date" has the meaning set forth in Section 8.06.
"Responsible Officer" means, as to any Loan Party, the president, chief executive officer, chief financial officer, senior vice president, vice president, senior managing director or treasurer of such Loan Party.
"Restatement Date" means July 30, 2020.
“Restatement Date Term Loan A-2 Advances” means the Term Loan Advances to be made on the Restatement Date pursuant to Section 2.01(b) in the aggregate principal amount of $30,000,000.
"Restricted Payment" means, with respect to any Loan Party or Subsidiary of a Loan Party, (a) any dividend or other distribution on any Equity Interests (except dividends payable solely in shares of its Equity Interests); (b) any payment of management, consulting, advisory or similar fees to any Affiliate of such Loan Party or Subsidiary, any officer or director of any such Affiliate, or the holder of any Equity Interests of any such Affiliate; (c) any payment on any Parent Debt; (d) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of such Loan Party's or Subsidiary's Equity Interests (except shares acquired upon the conversion thereof into other shares of its Equity Interests) or (ii) any option, warrant or other right to acquire shares of such Loan Party's or Subsidiary's Equity Interests; or (e) any prepayment on any Debt other than the Obligations.
"Revolver Advance" means an Advance made to Borrowers under this Agreement pursuant to Section 2.01(a) and (c).
"Revolver Commitment" means, with respect to each Lender, (i) the amount set forth opposite the name of such Lender on the signature pages hereof, or (ii) as to any Lender which enters into an Assignment and Assumption (whether as transferor Lender or as assignee thereunder), the amount of such Lender's Revolver Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced or increased from time to time pursuant to Section 2.10. The initial aggregate amount of Lenders' Revolver Commitments on the date hereof is $50,000,000.
"Revolver Note" means a promissory note executed and delivered by Borrowers to a Lender substantially in the form of Exhibit B-1 hereto, to evidence the joint and several obligation of Borrowers to repay to such Lender its Revolver Advances.
"Revolver Pro Rata" means, with respect to any Lender on any date, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the total Revolver Commitments of such Lender on such date by the aggregate amount of the Revolver Commitments of all Lenders on such date (regardless of whether or not any of such Revolver Commitments have been terminated on or before such date).
"Revolving Credit Exposure" means, as to any Lender at any time, the aggregate principal amount of such Lender's Revolver Advances and participation in LC Obligations at such time.

"S&P" means Standard & Poor's Rating Services, a Standard & Poor's Financial, LLC business, and its successors.
"Sale/Leaseback Transaction" means any arrangement with any Person providing, directly or indirectly, for the leasing by a Loan Party or any of its Subsidiaries of real or Personal Property which has been or is to be sold or transferred by such Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of any Loan Party or such Subsidiary.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
"Secured Parties" means (a) Agent; (b) each Lender (including Issuing Bank); (c) each provider of any Bank Product, including a Hedge Counterparty; and (d) each provider of Cash Management Services.
"Security Agreement" means the Security Agreement, in form and substance satisfactory to Agent, executed by Loan Parties in favor of Agent for the benefit of Secured Parties.
"Solvent" means, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of such Person's debts (including contingent, subordinated, unmatured and unliquidated liabilities), (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), of such Person as they become absolute and matured, (c) is able to pay all of its debts as such debts mature, (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code, and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud any of its present or future creditors. As used herein, the term "fair salable value" of a Person's assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.
"Subordinated Debt" means, with respect to any Person, Debt of such Person the payment of which is subordinated to the payment of the Obligations in a manner satisfactory to Agent.
"Subordination Provisions" has the meaning set forth in Section 7.01(x).
"Subsidiary" means, with respect to any Person, a corporation, limited liability company, partnership or other entity of which Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrowers.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Loan A-1 Advances" means all Term Loan Advances previously made to Borrowers, which occurred prior to April 30, 2020, and which have a current outstanding principal balance in the aggregate amount of $48,550,000. The outstanding principal balance of the Term Loan A-1 Advances held by each Lender as of the Restatement Date is set forth opposite the name of such Lender on the signature pages hereto.
"Term Loan A-2 Advances" means the Outstanding Term Loan A-2 Advances, the Restatement Date Term Loan A-2 Advances, and any additional Term Loan Advances made pursuant to Section 2.10.
"Term Loan A-2 Commitment" means, with respect to each Lender: (i) on or prior to the Restatement Date, the amount set forth opposite the name of such Lender on the signature pages hereof; and (ii) at any time after the Restatement Date, $0 unless such amount is increased from time to time pursuant to Section 2.10. The aggregate amount of the Lenders’ Term Loan A-2 Commitments on the date hereof is $30,000,000.
"Term Loan A-2 Pro Rata" means, with respect to any Lender on any date, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the total outstanding Term Loan A-2 Advances of such Lender on such date by the aggregate amount of the total outstanding Term Loan A-2 Advances of all Lenders on such date.
"Term Loan Advance" means an Advance made by a Lender to Borrowers pursuant to Section 2.01(b) or the Existing Credit Agreement and includes Term Loan A-1 Advances and Term Loan A-2 Advances. Each Term Loan Advance shall be a Euro-Dollar Advance, unless converted to a Base Rate Advance in accordance with this Agreement.
"Term Loan Maturity Date" means October 1, 2024.
"Term Loan Note" means a promissory note executed and delivered by Borrowers to a Lender substantially in the form of Exhibit B-2 hereto, to evidence the joint and several obligation of Borrowers to repay to such Lender its Term Loan Advance, including any amendment, modification, supplement or restatement of any Term Loan Note.
"Term Loan Pro Rata" means, with respect to any Lender on any date, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the total outstanding Term Loan Advances of such Lender on such date by the aggregate amount of the total outstanding Term Loan Advances of all Lenders on such date.
"Term Loan Recourse Amount" means, with respect to each Borrower set forth below, the following amounts:
        Wiregrass Construction:  $ 26,500,000.00
        Roberts Contracting:  $ 26,500,000.00

        Everett Dykes:   $ 5,000,000.00
        Scruggs Company:  $ 32,000,000.00
"Termination Date" means the earliest to occur of (a) October 1, 2024, (b) the date the Revolver Commitments are terminated pursuant to Section 7.02 following the occurrence of an Event of Default, or (c) the date Borrower terminates the Revolver Commitments pursuant to Section 2.10(a).
"Total Unused Revolver Commitments" means at any date, the aggregate Unused Revolver Commitments of Lenders.
"Type" when used in reference to any Advance or Borrowing, means the rate of interest on such Advance, or on the Advances comprising such Borrowing, determined by reference to LIBOR or the Base Rate.
"UCC" means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, or priority.
"Undrawn Amount" means, at any date, the aggregate undrawn amount of all Letters of Credit issued and outstanding on such date.
"Unused Revolver Commitment" means, at any date and with respect to any Lender, an amount equal to such Lender's Revolver Commitment less the sum of such Lender's Revolving Credit Exposure.
"U.S. Borrower" means a Borrower that is a U.S. Person.
"U.S. Person" means a Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning set forth in Section 2.13(f)(ii)(B)(iii).
"Voting Securities" means Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or individuals performing similar functions.
"Wholly Owned Subsidiary" means any Subsidiary all of the Equity Interests of which are at the time directly or indirectly owned by Borrowers.
"Withholding Agent" means any Loan Party and Agent.
SECTION 1.02. Accounting Terms and Definitions. (a) Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by Borrowers' independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of Borrowers and its Consolidated Subsidiaries delivered to Agent for distribution to Lenders, unless with respect to any such change concurred in by

Borrowers' independent public accountants or required or permitted by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) Borrowers shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).
(b) If at any time any change in GAAP after the Restatement Date would affect the computation of any financial ratio or requirement set forth in any Loan Document (i) in determining compliance with the provisions of this Agreement or any other Loan Document, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Agent for distribution to Lenders financial statements and other documents required under this Agreement or as reasonably requested by Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) Notwithstanding any other provisions contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), or under any similar accounting standard, to value any Debt of Borrowers or any Subsidiary at "fair value" or any similar valuation standard, as defined therein.
SECTION 1.03. UCC Terms. As used herein, the following terms are defined in accordance with the UCC: "Account," "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Equipment," "General Intangible," "Goods," "Instrument," "Inventory," "Investment Property," "Letter-of-Credit Right," "Payment Intangibles," "Proceeds," "Promissory Note," and "Supporting Obligation."
SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," the word "will" shall be construed to have the same meaning and effect as the word "shall," and the word "discretion" when used with reference to any Credit Party shall mean the sole and absolute discretion of such Credit Party. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented, or amended and restated from time to time together with all present and future rules, regulations and interpretations thereunder or related thereto, (f) all references to the time of day shall mean the time of day on the day in question in

Birmingham, Alabama, (g) the words "asset" and "Property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, and (h) titles of Articles and Sections in this Agreement are for convenience of reference only, and neither limit nor amplify the provisions of this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing in accordance with Section 11.05 or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement.
SECTION 1.05. Notification and Limitation of Liability – LIBOR and Related Matters. The interest rate on Euro-Dollar Advances is determined by reference to LIBOR, which is derived from the London Interbank Offered Rate, and the London Interbank Offered Rate is currently administered by ICE Benchmark Administration Limited (“IBA”). The U.K. Financial Conduct Authority announced in July 2017 that, after December 31, 2021, it would no longer persuade or compel contributing banks to make rate submissions to IBA. As a result, it is possible that the London Interbank Offered Rate may no longer be available after such date or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Euro-Dollar Advances. Section 9.01 provides a mechanism for (a) determining an alternative rate of interest in the event that LIBOR (or any then-current Benchmark, as defined in Section 9.01) or any component thereof is no longer available or in the other circumstances set forth in Section 9.01 and (b) modifying this Agreement to give effect to such alternative rate of interest.  Neither the Agent nor BBVA USA individually, nor any Affiliate of BBVA USA, warrants or accepts any responsibility for, or shall have any liability with respect to, (i) the administration or submission of, or any other matter related to, the London Interbank Offered Rate, LIBOR (or any component thereof) or any such other Benchmark (or any component thereof) or, in each case, with respect to any alternative or successor rate thereto or replacement rate thereof, including, without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Agreement, will have the same value as, or be economically equivalent to, LIBOR or any such other Benchmark that is replaced, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, as defined in Section 9.01. References herein to a component of, or a published component used in the calculation of, LIBOR are deemed to include the Screen Rate.
SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
CREDIT FACILITIES

SECTION 2.01 Commitments to Make Advances. (a) Revolver Advances. Each Lender severally agrees, on a Revolver Pro Rata basis up to its Revolver Commitment and on the terms and conditions set forth herein, to make Revolver Advances to Borrowers from time to time before the Termination Date; provided that, immediately after each such Revolver Advance is made, (a) the Revolving Credit Exposure of such Lender shall not exceed the amount of the Revolver Commitment of such Lender at such time, and the aggregate Revolving Credit Exposures of all Lenders shall not exceed the Maximum Revolver Limit at such time. Each Revolver Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Revolver Borrowing may be in the aggregate amount of the Total Unused Revolver Commitments) and shall be made from the several Lenders on a Revolver Pro Rata basis. Within the foregoing limits, Borrowers may borrow under this Section, repay or prepay Revolver Advances and reborrow under this Section 2.01(a) at any time before the Termination Date. All Existing Revolver Advances shall be deemed to have been issued pursuant to this Section 2.01(a), and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof.
(b) Term Loan Advances. Each Lender severally agrees, on the terms and conditions set forth herein, to fund on the Restatement Date a Term Loan Advance to Borrowers in the amount of such Lender's Term Loan A-2 Commitment. The Term Loan A-1 Advances and Outstanding Term Loan A-2 Advances shall be deemed to have been issued pursuant to this Section 2.01(b), and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof. Any amounts borrowed under this Section 2.01(b) (including the Term Loan A-1 Advances and the Outstanding Term Loan A-2 Advances) and subsequently repaid or prepaid may not be reborrowed.
(c) Protective Advances. Agent shall be authorized, in its discretion (but without obligation to do so), at any time or times that a Default or an Event of Default exists or any of the conditions precedent set forth in Article III have not been satisfied, to fund Revolver Advances to Borrowers, on behalf of Lenders, that are Base Rate Advances in an aggregate amount not to exceed $5,000,000 outstanding at any time if Agent deems the funding of such Advances ("Protective Advances") to be necessary or desirable (i) to preserve or protect any Collateral, (ii) to enhance the likelihood or increase the amount of payment or accelerate the time for collection of any of the Obligations, or (iii) to pay any other amount chargeable to Loan Parties pursuant to any of the Loan Documents, all of which Protective Advances shall be deemed to be Revolver Advances and secured by the Collateral. Notwithstanding the foregoing, the maximum amount of Protective Advances outstanding at any time, when added to the aggregate of Revolver Advances and LC Obligations, shall not exceed the Maximum Revolver Limit. Nothing herein shall be construed to limit in any way the amount of Extraordinary Expenses that may be incurred or paid by Agent to the extent that Agent reasonably believes that the incurrence or payment of such Extraordinary Expenses is necessary or appropriate to the recovery of any Obligations or the preservation or liquidation of any Collateral. Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance on a Revolver Pro Rata basis. From and after the date, if any, on which any Lender is obligated to fund its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender such Lender's Revolver Pro Rata share of all payments of principal and interest in all proceeds of Collateral received by Agent in respect of such Protective Advance. Agent’s authority to make Protective Advances may only be revoked by the unanimous consent of all Lenders, and any such revocation must be in writing and shall become effective prospectively only upon Agent’s receipt thereof.
(d) Borrowings. Each Advance shall be made as part of a Borrowing consisting of Advances of the same Type made by Lenders on a Revolver Pro Rata basis in accordance with their respective Commitments or with respect to Term Loan A-2 Advances, such Lender’s Term Loan A-2 Commitment (except for Protective Advances, which are to be made by Agent as hereinabove provided).

SECTION 2.02. Letters of Credit. (a) General. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Loan Parties herein, Borrower Agent may request and Issuing Bank shall issue for the account of Borrowers, one or more Letters of Credit denominated in Dollars, in accordance with this Section 2.02, from time to time during the period commencing on the Restatement Date, provided that the termination date of the Letter of Credit is not later than the sooner of 365 days after the date of issuance of the Letter of Credit or 5 Business Days prior to the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any LC Application Agreement or other agreements submitted by Borrowers to, or entered into by Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto as Letters of Credit, and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof.
(b) Conditions. In addition to being subject to the satisfaction of the conditions contained in Article III, the obligation of Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:
(i) The requested Letter of Credit has an expiration date that is not more than 365 days after the date of issuance and is at least 5 Business Days prior to the Termination Date, unless the Undrawn Amount of such Letter of Credit is Cash Collateralized in a manner reasonably satisfactory to Issuing Bank;
(ii) Borrower Agent has delivered to Issuing Bank, at such times and in such manner as Issuing Bank may prescribe, an LC Application Agreement and such other documents and materials as may be required pursuant to the terms thereof, all satisfactory in form and substance to Issuing Bank, and the terms of the proposed Letter of Credit shall be satisfactory in form and substance to Agent and Issuing Bank;
(iii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from issuing letters of credit generally or the issuance of that Letter of Credit;
(iv) after the issuance of the requested Letter of Credit, the aggregate maximum amount then available for drawing under Letters of Credit shall not exceed any limit imposed by Applicable Law upon Issuing Bank, the aggregate LC Obligations shall not exceed $15,000,000 and the conditions set forth in Section 2.01(a) shall be satisfied; and
(v) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
(c) Notice of Issuance; Extensions and Amendments. (i) At least 2 Business Days before the effective date for any Letter of Credit, Borrower Agent shall give Issuing Bank a written notice containing the original signature of a Responsible Officer or authorized employee of Borrower Agent. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested (which original face amount shall not be less than $15,000), the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, the date on which such requested Letter of Credit is to expire, the amount of then outstanding LC Obligations, the purpose for which such Letter of Credit is to be issued, whether such Letter of Credit may be drawn in single or partial draws, the Person for whose benefit the requested Letter of Credit is to be issued, and the Borrower on whose account such Letter of Credit is to be issued.
(ii) If the conditions set forth in Section 2.02(b) and Article III are satisfied, Issuing Bank shall issue the requested Letter of Credit. Issuing Bank shall give each Lender written or electronic notice or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit and shall, if requested to do so by any Lender, deliver to each Lender in connection with such notice a copy of the LC Application Agreement and the Letter of Credit issued by Issuing Bank.
(iii) Issuing Bank shall not extend or amend any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended or extended would be prohibited by Section 2.02(b). If Borrower Agent so requests in any applicable LC Application Agreement, Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Issuing Bank, Borrowers shall not be required to make a specific request to Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Termination Date; provided, however, that Issuing Bank shall not permit any such extension if (A) Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.02(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is 7 Business Days before the Non-Extension Notice Date (1) from Agent that the Required Lenders have elected not to permit such extension or (2) from Agent, any Lender or the applicable Borrowers that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing Issuing Bank not to permit such extension.
(d) Reimbursement Obligations. Notwithstanding any provisions to the contrary in any LC Application Agreement, (i) Borrowers shall reimburse Issuing Bank for drawings under a Letter of Credit issued by it no later than the earlier of (A) the time specified in such LC Application Agreement, or (B) one Business Day after the payment by Issuing Bank; (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit until the date of payment in full thereof at a rate per annum equal to (A) prior to the date that is one Business Day after the date of the related payment by Issuing Bank, the Base Rate plus the Applicable Margin and (B) thereafter, the Default Rate; and (iii) in order to implement the foregoing, upon the occurrence of a draw under any Letter of Credit, unless Issuing Bank is timely reimbursed in accordance with this Section 2.02(d), Borrowers irrevocably authorize Issuing Bank and Agent to treat such nonpayment as a Notice of Borrowing in the amount of such Reimbursement Obligation and Lenders to make Advances to Borrowers in such amount regardless of whether the conditions precedent to the making of Advances hereunder have been met. Borrowers further authorize Agent to credit the proceeds of such Advance so as to immediately eliminate the liability of Borrowers for Reimbursement Obligations under such Letter of Credit.

(e) Reimbursement Obligations Absolute. Borrowers' joint and several obligation pursuant to Section 2.02(d) to pay to Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to Issuing Bank under or in connection with any Letter of Credit issued for Borrowers' account immediately when due, shall be absolute, unconditional and irrevocable, irrespective of: (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (B) the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Credit Party or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (C) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (E) payment by Issuing Bank under any Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit; or (F) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing. If any payment by or on behalf of Borrowers received by Issuing Bank with respect to a Letter of Credit and distributed by Issuing Bank to Agent or Lenders on account of their participations is thereafter set aside, avoided or recovered from Issuing Bank in connection with any Insolvency Proceeding, each Lender shall, upon demand by Issuing Bank, contribute such Lender's Revolver Pro Rata share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by Issuing Bank upon the amount required to be repaid by it.
(f) Duties of Issuing Bank. Any action taken or omitted to be taken by Issuing Bank in connection with any Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put Issuing Bank under any resulting liability to any Lender, or assuming that Issuing Bank has complied with the procedures specified in Section 2.02(c) and such Lender has not given a notice contemplated by Section 2.02(g)(i) that continues in full force and effect, relieve that Lender of its obligations hereunder to Issuing Bank. In determining whether to pay under any Letter of Credit, Issuing Bank shall have no obligation relative to Lenders other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face with the requirements of such Letter of Credit.
(g) Participations. (i) With respect to the Existing Letters of Credit as of the Restatement Date and immediately upon issuance by Issuing Bank of any additional Letter of Credit in accordance with the procedures set forth in Section 2.02(c), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Revolver Pro Rata share in such Letter of Credit; provided, however, that a Letter of Credit shall not be entitled to the benefits of this Section 2.02(g) if Issuing Bank has received written notice from any Lender on or before the Business Day immediately prior to the date of Issuing Bank's issuance of such Letter of Credit that any condition contained in Section 2.02(c) or Article III is not then satisfied, and, if Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Lender or until the Required Lenders have effectively waived such condition in accordance with the provisions of this Agreement.
(ii) If Issuing Bank makes any payment under any Letter of Credit for which Borrowers shall not have repaid such amount to Issuing Bank pursuant to Section 2.02(d) or which cannot be paid by an Advance pursuant to Section 2.02(d)(iii), Issuing Bank shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to Issuing Bank such Lender's

Revolver Pro Rata share of the amount of such payment in Dollars and in same day funds. If Issuing Bank so notifies such Lender prior to 10:00 a.m. on any Business Day, such Lender shall make available to Issuing Bank its Revolver Pro Rata share of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its Revolver Pro Rata share of the amount of such payment available to Issuing Bank, such Lender agrees to pay to Issuing Bank forthwith on demand, such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to Issuing Bank at the Federal Funds Rate. The failure of any Lender to make available to Issuing Bank its Revolver Pro Rata share of any such payment shall neither relieve nor increase the obligation of any other Lender hereunder to make available to Issuing Bank its Revolver Pro Rata share of any payment on the date such payment is to be made.
(iii) Whenever Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which Issuing Bank has received any payments from Lenders pursuant to this Section 2.02(g), it shall promptly pay to each Lender that has funded its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to such Lender's Revolver Pro Rata share thereof. Each such payment shall be made by Issuing Bank on the Business Day on which the funds are paid to such Person, if received prior to 10:00 a.m. on such Business Day, and otherwise on the next succeeding Business Day.
(iv) The obligations of Lenders to make payments to Issuing Bank with respect to a Letter of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances (assuming that Issuing Bank has issued such Letter of Credit in accordance with Section 2.02(c) and such Lender has not given a notice contemplated by Section 2.02(g)(i) that continues in full force and effect), including any of the following circumstances: (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (B) the existence of any claim, setoff, recoupment, defense or other right which any Obligor may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Issuing Bank, Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (C) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (E) payment by Issuing Bank under any Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit; or (F) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing.
(h) Compensation for Letters of Credit. Borrowers shall pay to Agent with respect to each Letter of Credit issued hereunder a LC Fee and a LC Facility Fee in accordance with Sections 2.08(b) and (c). Borrowers shall pay to Issuing Bank, solely for its own account, the standard charges assessed by Issuing Bank in connection with the issuance, administration, amendment, renewal and payment or cancellation of Letters of Credit, which charges shall be those typically charged by Issuing Bank to its customers generally having credit and other characteristics similar to Borrowers, as determined in good faith by Issuing Bank.
(i) Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (i) that a Default an Event of Default exists, (ii) Availability is less than zero, (iii) the Termination Date has occurred, or (iv) within 5 days prior to the Termination Date, then Borrowers shall, at Issuing Bank's or Agent's request, Cash Collateralize the Undrawn Amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations (whether or not then due and payable). Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to Cash Collateralize as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Advances, the amount necessary to so Cash Collateralize (whether or not the Commitments have been terminated, any of the conditions set forth in Article III are satisfied, or the aggregate Revolving Credit Exposure of Lenders would exceed the Maximum Revolver Limit). Borrowers, and to the extent applicable, Defaulting Lender, each hereby grants to Agent, for the benefit of Issuing Bank, a first priority security interest in all Cash provided to Cash Collateralize any LC Obligations.
(j) Indemnification; Exoneration. (i) In addition to amounts payable as elsewhere provided in this Agreement, Borrowers shall protect, indemnify, pay and save each Credit Party harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any Credit Party may incur or be subject to as a consequence of the issuance of any Letter of Credit for Borrowers' account other than as a result of such Lender's gross negligence or willful misconduct, as determined by a court of competent jurisdiction.
(ii) As between Borrowers, Issuing Bank, Agent and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued for such Borrowers' account by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Credit Party shall be responsible for (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (C) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit, (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, for errors in interpretation of technical terms, (E) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (F) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (G) any consequences arising from causes beyond the control of any Credit Party.
(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any related certificates if taken or omitted in good faith and with reasonable care, shall not put any Credit Party under any resulting liability to Borrowers or relieve Borrowers of any of its obligations hereunder to any such Person.
SECTION 2.03 Method of Borrowing and Funding Advances. (a) Borrowers shall give Agent notice in the form attached hereto as Exhibit A (a "Notice of Borrowing") prior to 11:00 a.m. at least 3 Business Days before each proposed Borrowing, which such Notice of Borrowing shall include (i) the date of such Borrowing, which shall be a Business Day, (ii) the aggregate amount of such Borrowing, (iii) the Borrower or Borrowers that will use proceeds of such Advance and if more than one Borrower is listed, how the proceeds will be allocated among the Borrowers, and (iv) the initial Interest Period for such Advance. If the Notice of Borrowing does not specify the initial Interest Period for any Advance, then the Interest Period shall be one month. Notwithstanding any provision set forth in this Agreement to the contrary, if Borrowers request an Advance at which time 10 or more Euro-Dollar Advances are outstanding, then such Advance shall be a Base Rate Advance.
(b) Upon receipt of a Notice of Borrowing, Agent shall promptly notify each Lender of the contents thereof and of such Lender's Revolver Pro Rata share or Term Loan A-2 Commitment, as applicable, of such Borrowing, and such Notice of Borrowing, once received by Agent, shall not thereafter be revocable by Borrowers.
(c) Not later than 1:00 p.m. on the date of each Borrowing, each Lender shall make available its Revolver Pro Rata share or Term Loan A-2 Commitment, as applicable, of such Borrowing, in federal or other funds immediately available in Birmingham, Alabama, to Agent at its address referred to in or specified pursuant to Section 11.01. Unless Agent determines that any applicable condition specified in Article III has not been satisfied Agent will disburse the funds so received from Lenders to Borrowers.
(d) Unless payment is otherwise timely made by a Loan Party, the becoming due of any Obligations (whether as principal, accrued interest, fees or other charges, including Credit Party Expenses and LC Obligations, and any amounts owed in respect of Banking Relationship Debt) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Advances on the due date of, and in an aggregate amount required to pay, such Obligations; and the proceeds of such Revolver Advances may be disbursed by Agent by way of direct payment of the relevant Obligations and such Revolver Advances shall bear interest as Base Rate Advances; but Credit Parties shall have no obligation to honor any such deemed request for Revolver Advances if a Default or an Event of Default exists or if the funding of such deemed request for Revolver Advances would cause the Maximum Revolver Limit to be exceeded.
SECTION 2.04. Presumption of Funding by Lenders. Unless Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender's Revolver Pro Rata share or Term Loan A-2 Commitment, as applicable, of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Advances. If Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender's Advance included in such Borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that has failed to make such payment to Agent.
SECTION 2.05 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practices an account or accounts evidencing the Obligations of each Borrower to such Lender, as applicable, resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Advances. Borrowers agree that, upon notice by any Lender to Borrower Agent (with a copy of such notice to Agent) to the effect that a note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender a Note (whether a Revolver Note or Term Loan Note), properly completed, payable to such Lender and its registered assigns in a principal amount up to the Revolver Commitment of such Lender (in the case of a Revolver Note) and in an amount equal to the outstanding principal amount of the Term Loan Advance of such Lender (in the case of a Term Loan Note).
(b) The Register maintained by Agent shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing, the Class of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iv) the amount of any sum received by Agent from each Borrower hereunder and each Lender's Pro Rata share thereof.
(c) Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Borrowers to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts, shall not limit or otherwise affect the Obligations of any Borrower under this Agreement with respect to Advances made and not repaid with interest as provided herein.
SECTION 2.06 Payment of Obligations. (a) Borrowers shall make each payment of principal of, and interest on, the Advances and other Obligations, including amounts payable under the Agent's Letter Agreement, and other fees and charges provided for under any of the other Loan Documents, without any setoff, counterclaim or deduction whatsoever and free and clear of (and without deduction for) any present or future Taxes and in immediately available funds not later than 12:00 noon on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). Borrowers shall, at the time they make any payment under this Agreement, specify to Agent the Obligations to which such payment is to be applied and, if Borrowers fail to do so or the application specified would be inconsistent with the terms of this Agreement or if any Default or an Event of Default exists, Agent shall distribute such payment to Lenders for application to the Obligations in such manner as Agent, in its reasonable discretion and subject to the provisions of this Agreement, may determine to be appropriate. All payments received by Agent shall be subject to the rights of offset Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Agent from such Lender under any of the Loan Documents.
(b) Unless Agent shall have received notice from Borrower Agent prior to the date on which any payment is due to Agent for the account of Lenders hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each Lender severally agrees to repay to Agent forthwith, on demand, the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(c) The principal amount of the Term Loan A-1 Advances shall be repaid in installments on each Quarterly Payment Date commencing on September 30, 2020, each in the amount of $2,050,000. The principal amount of the Term Loan A-2 Advances shall be repaid in installments on each Quarterly Payment Date commencing on September 30, 2020, each in the amount of $1,200,000. The entire amount of the outstanding Term Loan Advances shall be due and payable in full on the Term Loan Maturity Date.
(d) All Revolver Advances constituting Base Rate Advances shall be paid by Borrowers to Agent, for the Revolver Pro Rata benefit of Lenders, immediately upon the close of banking business of Agent in Birmingham, Alabama on the Termination Date. All Revolver Advances constituting Euro-Dollar Advances shall be paid by Borrowers to Agent, for the Revolver Pro Rata benefit of Lenders, unless converted to a Base Rate Advance or continued as a Euro-Dollar Advance in accordance with the terms of this Agreement, immediately upon (i) the last day of the Interest Period applicable thereto and (ii) the Termination Date. Borrowers shall not be authorized to make a voluntary prepayment with respect to any Revolver Advances outstanding as Euro-Dollar Advances prior to the last day of the applicable Interest Period unless (x) otherwise agreed in writing by Agent or Borrowers are otherwise authorized or required by any other provisions of this Agreement to pay Euro-Dollar Advances outstanding on a day other than the last day of the applicable Interest Period, and (y) Borrowers pay to Agent, for the Revolver Pro Rata benefit of Lenders, concurrently with any prepayment of a Euro-Dollar Advance any amount due under Section 9.05 as a consequence of such prepayment; provided, however, if, on any date Agent receives proceeds of any Accounts or Inventory of a Borrower, there are no Revolver Advances outstanding as Base Rate Advances, Agent may either hold such Proceeds as Cash security for the timely payment of the Obligations or apply such Proceeds to any outstanding Revolver Advances bearing interest as Euro-Dollar Advances as the same become due and payable (whether at the end of the applicable Interest Periods or on the Termination Date). Notwithstanding anything to the contrary contained in this Agreement, if on any date an Overadvance exists, then Borrowers shall, on the sooner to occur of the first Business Day after any Borrower has obtained knowledge thereof or Agent's demand, repay the outstanding Revolver Advances in an amount sufficient to satisfy such Overadvance and if such Overadvance is a Euro-Dollar Advance, Borrowers shall also pay to Agent for the Revolver Pro Rata benefit of Lenders any amounts required to be paid by Section 9.05 by reason of the prepayment of a Euro-Dollar Advance prior to the last day of the Applicable Interest Period.
(e) Interest accrued with respect to each Base Rate Advance shall be due and payable on each Interest Payment Date while such Base Rate Advance is outstanding and on the date such Base Rate Advance is repaid. Interest accrued with respect to each Euro-Dollar Advance shall be due and payable on each Interest Payment Date while such Euro-Dollar Advance is outstanding and on the date such Euro-Dollar Advance is repaid; provided, however, with respect to the Restatement Date Term Loan A-2 Advances, accrued interest shall not be due and payable until the August 2020 Interest Payment Date. Any overdue principal of and, to the extent permitted by Applicable Law, overdue interest on any Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.
SECTION 2.07. Interest Rates; Interest Election Request. (a) Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin.
(b) Each Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, during each Interest Period from the date of such Advance is made until it becomes due,

at a rate per annum equal to the sum of (1) the Applicable Margin plus (2) LIBOR for the Interest Period selected by Borrower Agent.
(c) Agent shall determine each interest rate applicable to the Advances hereunder in accordance with the terms of this Agreement. Agent’s determination thereof shall be conclusive in the absence of manifest error.
(d) After the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 7.01(g) or (h)), the principal amount of the Advances (and, to the extent permitted by Applicable Law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Lenders elect to do so, (i) any overdue principal of and, to the extent permitted by Applicable Law, overdue interest on the Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate, and (ii) after the occurrence and during the continuance of an Event of Default described in Sections 7.01(g) or (h), the principal amount of the Advances (and, to the extent permitted by Applicable Law, all accrued interest thereon) shall bear interest payable on demand for each day until paid at a rate per annum equal to the Default Rate.
(e) In the case of a Euro-Dollar Borrowing, each Borrowing shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower Agent may elect Interest Periods therefor, all as provided in this Section. This Section shall not apply to Overadvances or Protective Advances, all of which shall be and remain Base Rate Advances.

(f) To make an election pursuant to this Section, the Borrower Agent shall notify the Administrative Agent of such election by email to ldfcagencyservices.us@bbva.com by the time that a Notice of Borrowing would be required under Section 2.03. Each such email Interest Election Request shall be irrevocable.

(g) Each emailed and written Interest Election Request shall specify the following information in compliance with Section 2.03: (i)  the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies; (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; (iii) whether such Advance is a Base Rate Borrowing or Euro-Dollar Borrowing; and (iv) if a Euro-Dollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period." If any such Interest Election Request requests a Euro-Dollar Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month's duration.

(h) Promptly following receipt of an Interest Election Request, Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(i) If the Borrower Agent fails to deliver a timely Interest Election Request with respect to a Euro-Dollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall remain a Euro-Dollar Borrowing. Notwithstanding any contrary provision hereof, if a Default or an Event of Default has occurred and is continuing and Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as a Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Euro-Dollar Borrowing and (ii) unless repaid, each Euro-Dollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08. Fees. (a) Borrowers shall pay to Agent for the Revolver Pro Rata account of each Lender an unused commitment fee equal to the product of (i) the aggregate of the daily average amounts of each Lender's Revolver Pro Rata share of the Total Unused Revolver Commitments, times (ii) the Applicable Commitment Fee Rate. Such unused commitment fee shall accrue from and including the Restatement Date (or such earlier date with respect to any unused commitment fee that has accrued under the Existing Credit Agreement) to and including the Termination Date. Unused commitment fees shall be determined quarterly in arrears and shall be payable on each Quarterly Payment Date and on the Termination Date; provided that should the Revolver Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination.
(b) Borrowers shall pay to Agent for the Revolver Pro Rata account of each Lender, with respect to each Letter of Credit, a per annum letter of credit fee (the "LC Fee") equal to the greater of (i) $600, or (ii) the Applicable Letter of Credit Fee Rate of the aggregate average daily Undrawn Amounts; provided, however, after the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 7.01(g) or (h)), the LC Fee due hereunder shall equal the Applicable Letter of Credit Fee Rate plus 2% per annum of the aggregate daily Undrawn Amounts. Such LC Fee shall be payable in arrears for each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier). The LC Fee that accrued under the Existing Credit Agreement from the June 2020 Quarterly Payment Date until the Restatement Date shall be prorated between the Lenders that are parties to the Existing Credit Agreement in accordance with the terms of the Existing Credit Agreement and shall be payable in arrears on the September 2020 Quarterly Payment Date.
(c) Borrowers shall pay to Agent for the account of Issuing Bank a letter of credit fee (the "LC Facility Fee") with respect to each Letter of Credit equal to the product of: (i) the face amount of such Letter of Credit, multiplied by (ii) 0.20%. Such LC Facility Fee shall be due and payable on such date as may be agreed upon by Issuing Bank and Borrowers. Borrowers shall pay to Issuing Bank, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any LC Application Agreement or otherwise charged by Issuing Bank. No Lender shall be entitled to any portion of the LC Facility Fees or any other fees payable by Borrowers to Issuing Bank pursuant to this Section 2.08(c).
(d) Borrowers shall pay to Agent, for the account and sole benefit of Agent, such fees and other amounts at such times as set forth in Agent's Letter Agreement.
SECTION 2.09 Computation of Interest and Fees. Interest on the Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Utilization fees, unused commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
SECTION 2.10. Termination or Reduction of Revolver Commitments; Increase of Revolver Commitments or Term Loan A-2 Commitments. (a) Borrowers may, upon at least 3 Business Days' irrevocable notice to Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Revolver

Commitments; provided, however, (1) a termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Revolver Commitments on the date of such termination or reduction; and (3) no such reduction pursuant to this Section 2.10 shall result in the aggregate Revolver Commitments of all of the Lenders being reduced to an amount less than $5,000,000, unless the Revolver Commitments are terminated in their entirety, in which case all accrued fees (as provided under Section 2.08) shall be payable on the effective date of such termination. Each reduction shall be made ratably among Lenders in accordance with their respective Revolver Commitments.
(b) Provided no Default or Event of Default exists (or would exist immediately after giving effect to such increase in the aggregate amount of Lenders’ Revolver Commitment or Term Loan A-2 Commitment), upon notice to Agent (which shall promptly notify Lenders) and delivery by Borrowers of an updated proforma Compliance Certificate which takes into account the requested increase and which does not forecast any covenant non-compliance, Borrowers may from time to time request increases in the aggregate amount of the Revolver Commitment and/or the Term Loan A-2 Commitment; provided that: (i) each such request shall be in a minimum amount of $10,000,000 and in increments of $1,000,000 in excess thereof; (ii) the total aggregate amount by which the Revolver Commitment and the Term Loan A-2 Commitment are increased, collectively, shall not exceed $50,000,000; (iii) all representations and warranties of Loan Parties contained in Article IV of this Agreement and the other representations and warranties contained in the Loan Documents are true, on and as of the date of such increase and immediately after giving effect to such increase; (iv) after giving effect to such increased amount (and assuming that the full amount of such increase has been funded) and any permitted Acquisition, refinancing of Debt or other event giving rise to a pro forma adjustment, Borrowers shall be in pro forma compliance with each of the Financial Covenants, in each case, recomputed as of the last day of the most recently ended Fiscal Quarter for which a Compliance Certificate has been delivered; (v) the maturity date of any increase to the Term Loan A-2 Commitment and the weighted average life to maturity of such increase shall not be earlier than or shorter than, as applicable, the Term Loan Maturity Date or the remaining weighted average life to maturity of the existing Term Loan Advances; (vi) the All-In Yield and maturity date with respect to any increases in the aggregate amount of Lenders’ Term Loan A-2 Commitment shall be determined between Borrowers and the participating Lenders and all other terms shall be identical to the existing Term Loan A-2 Advances, including the quarterly payment amortization calculation; provided, however, All-In Yield applicable to such increased Term Loan A-2 Commitment shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the existing Term Loan A-2 Advances plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, any applicable LIBOR floor rate) with respect to such existing Term Loan A-2 Advances is increased so as to cause the then applicable All-In Yield under this Agreement on such existing Term Loan A-2 Advances to equal the All-In Yield then applicable to such increased Term Loan A-2 Commitment minus 50 basis points; provided, that any increase in All-In Yield to any Term Loan A-2 Advance due to the applicable or imposition of a LIBOR floor rate or a Base Rate floor on any increased Term Loan A-2 Commitment, shall be effected, at the Borrowers’ option, (x) through an increase in (or impletion of, as applicable) any LIBOR floor rate or Base Rate floor, as applicable, applicable to such Term Loan A-2 Advance, (y) through an increase in the Applicable Margin for such Term Loan Advance, or (z) any combination of (x) and (y) above; (vii) any increases to the aggregate amount of Lenders’ Revolver Commitment shall be on the same terms as the existing Revolver Advances, provided Borrowers and the participating Lenders may agree on the amount and types of fees due in connection with such increase; provided, further, All-In Yield applicable to such increased Revolver Commitment shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the existing Revolver

Commitments plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the applicable LIBOR floor rate) with respect to such existing Revolver Commitments is increased so as to cause the then applicable All-In Yield under this Agreement on such existing Revolver Commitments to equal the All-In Yield then applicable to such increased Revolver Commitment minus 50 basis points; provided, that any increase in All-In Yield to any Revolver Commitment due to the applicable or imposition of a LIBOR floor rate or a Base Rate floor on any increased Revolver Commitment, shall be effected, at the Borrowers’ option, (x) through an increase in (or impletion of, as applicable) any LIBOR floor rate or Base Rate floor, as applicable, applicable to such Revolver Commitment, (y) through an increase in the Applicable Margin for such Revolver Commitment, or (z) any combination of (x) and (y) above; and (viii) all conditions precedent set forth in Sections 3.01 and 3.02 shall be satisfied. Any request under this Section 2.10(b) shall be submitted by Borrowers to Lenders through Agent not less than 45 days prior to the proposed increase and specify the proposed effective date and amount of such increase. Each Lender shall be afforded a reasonable time (such time period to be determined by Agent and the Lead Arranger in consultation with Borrowers and Lenders) after receipt of such notice to perform its customary due diligence and underwriting procedures, and shall be entitled (but not obligated) to increase its Revolver Commitment or Term Loan A-2 Commitment, as applicable, ratably with the other Lenders so as to maintain its Revolver Pro Rata share or Term Loan A-2 Pro Rata share, as applicable. Within such time period, each Lender shall notify Agent whether or not it agrees to an increase in its Revolver Commitment or Term Loan A-2 Commitment, as applicable and, if so, whether by an amount equal to, greater than, or less than its Revolver Pro Rata share or Term Loan A-2 Pro Rata Share, as applicable, of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment or Term Loan A-2 Commitment, as applicable. Agent shall notify Borrower and each Lender of Lenders' responses to the request made hereunder. To achieve the full amount of the requested increase in the Revolver Commitments or Term Loan A-2 Commitments of all Lenders, and subject to the approval of Agent and Lenders (such approval not to be unreasonably withheld, conditioned or delayed), Borrowers may also invite additional financial institutions to become Lenders hereunder provided that each such additional financial institution would qualify as an Eligible Assignee. If the increased Revolver Commitments or Term Loan A-2 Commitments, as applicable, are provided in accordance with this Section 2.10(b), Agent and Borrowers (in consultation with Lenders) shall determine the closing date and the final allocation of the increased Revolver Commitments or Term Loan A-2 Commitments among Lenders. Any increased Term Loan A-2 Commitments shall, once advanced hereunder, be deemed to be Term Loan A-2 Advances. Borrowers, Agent and Lenders (including any additional Lender) shall execute and deliver an amendment to this Agreement and such additional Revolver Notes and Term Notes, as applicable, and other documents as may be required by Agent to consummate the increase in the Revolver Commitments or Term Loan A-2 Commitments, as applicable. Upon the closing of any such increase in the Revolver Commitments or Term Loan A-2 Commitments, Borrower shall be obligated to pay additional arrangement fees and upfront fees of the type described in Agent's Letter Agreement, such fees to be determined by the Lead Arranger and Agent (in consultation with Lenders), and agreed to by Borrowers, and such other fees as may be required by any additional Lender and agreed to by Borrowers.
(c) The Revolver Commitments shall terminate on the Termination Date and any Revolver Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.
SECTION 2.11. Optional Prepayments.
(a) Borrowers may, upon at least 3 Business Days' notice to Agent, subject to any applicable payments required pursuant to the terms of Section 9.05 for such, prepay the Term Loan

Advances in whole at any time or in part from time to time in amounts aggregating at least $1,000,000, or any larger multiple of $100,000 (or lesser amount if such amount constitutes the entire outstanding Term Loan Advances), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Term Loan Advances of Lenders on a Term Loan Pro Rata basis, and all such prepayments of principal shall be applied to installments of principal in the inverse order of their maturities.

(b) Borrower may, subject to any applicable payments required pursuant to Section 9.05 for such, prepay any Revolver Borrowing in whole at any time, or from time to time, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied on a Revolver Pro Rata basis the Revolver Advances of the several Lenders included in such Borrowing
(c) Upon receipt of a notice of prepayment pursuant to this Section 2.11, Agent shall promptly notify each Lender of the contents thereof and of such Lender's Revolver Pro Rata share or Term Loan Pro Rata share, as applicable, of such prepayment and such notice, once received by Agent, shall not thereafter be revocable by Borrowers.
SECTION 2.12. Mandatory Prepayments. (a) On each date on which the Revolver Commitments are reduced or terminated pursuant to Section 2.10, Borrowers shall repay or prepay such principal amount of the outstanding Revolver Advances, if any (together with interest accrued thereon and any amount due under Section 9.05), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolver Advances does not exceed the aggregate amount of the Revolver Commitments as then reduced. Each such payment or prepayment shall be applied on a Revolver Pro Rata basis to the Revolver Advances of Lenders outstanding on the date of payment or prepayment, first to Base Rate Advances and then to Euro-Dollar Advances.
(b) In the event that an Overadvance exists at any time, Borrower shall immediately repay so much of the Revolver Advances as is necessary in order to extinguish such Overadvance.
(c) Any repayment or prepayment made pursuant to this Section shall not affect Borrowers' obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.
(d) If any Loan Party or any Subsidiary of any Loan Party disposes of any Property (other than Inventory) which, when combined with all other such dispositions made by Loan Parties and any Subsidiaries of any Loan Party during any Fiscal Year, results in the realization of aggregate Net Cash Proceeds in excess of $500,000 during such Fiscal Year, Loan Parties shall promptly (but in no event more than five Business Days after such Loan Party's (or such Loan Party’s Subsidiary’s) receipt of such excess Net Cash Proceeds) pay or prepay an amount equal to such excess Net Cash Proceeds; provided, however, that so long as no Default or Event of Default exists, Net Cash Proceeds relating to the disposition of obsolete or retired Equipment in the ordinary course of a Loan Party's (or a Loan Party’s Subsidiary’s) business shall not be included (and shall not count against the $500,000 threshold set forth above) to the extent Borrowers deliver to Agent a certificate stating that the applicable Loan Party (or applicable Loan Party’s Subsidiary) intends to use such Net Cash Proceeds to acquire like assets useful to its business within 90 days after the receipt of such Net Cash Proceeds or to reimburse itself for such a purchase occurring before receipt of such Net Cash Proceeds. Each such payment or prepayment shall be applied in the following order: first, on a Term Loan Pro Rata basis, to the aggregate principal amount of Term Loan Advances until paid in full; second, on a Revolver Pro Rata basis, to the outstanding Revolver Advances as of the date of such payment or payment or prepayment until paid in full; and third to Cash Collateralize the Undrawn Amounts of any outstanding Letters of Credit.
(e) Upon the sale or issuance by any Loan Party or any Subsidiary of any Loan Party of any Equity Interests (other than any sale or issuance of Equity Interests to another Loan Party or any offering of securities to the public, the sale or issuance of Equity Interests pursuant to an Acquisition, or the issuance of Equity Interests pursuant to an employee stock purchase or stock option plan or other plan for the benefit of employees of a Loan Party), Borrowers shall pay or prepay an amount equal to all Net Cash Proceeds received therefrom and immediately upon receipt thereof by such Loan Party or Subsidiary. Each such payment or prepayment shall be applied in the following order: first, on a Term Loan Pro Rata basis, to the aggregate principal amount of Term Loan Advances until paid in full; second, on a Revolver Pro Rata basis, to the outstanding Revolver Advances as of the date of such payment or payment or prepayment until paid in full; and third to Cash Collateralize the Undrawn Amounts of any outstanding Letters of Credit.
(f) Upon the incurrence or issuance by any Loan Party of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 6.06), Borrowers shall pay or prepay an amount equal to the amount of such Debt immediately upon receipt thereof by such Loan Party. Each such payment or prepayment shall be applied in the following order: first, on a Term Loan Pro Rata basis, to the aggregate principal amount of Term Loan Advances until paid in full; second, on a Revolver Pro Rata basis, to the outstanding Revolver Advances as of the date of such payment or payment or prepayment until paid in full; and third to Cash Collateralize the Undrawn Amounts of any outstanding Letters of Credit.
(g) Upon any settlement of or payment to any Loan Party with respect to any property or casualty insurance claim in excess of $500,000, Borrower shall pay or prepay an amount equal to all Net Cash Proceeds received therefrom and immediately upon receipt thereof by such Loan Party unless Borrower Agent delivers a Reinvestment Notice with respect to such settlement or payment and to the extent such Net Cash Proceeds are used to acquire or repair assets damaged or affected by such insurance claim as set forth in the Reinvestment Notice. Each such payment or prepayment shall be applied in the following order: first, on a Term Loan Pro Rata basis, to the aggregate principal amount of Term Loan Advances until paid in full; second, on a Revolver Pro Rata basis, to the outstanding Revolver Advances as of the date of such payment or payment or prepayment until paid in full; and third to Cash Collateralize the Undrawn Amounts of any outstanding Letters of Credit.
SECTION 2.13. Tax Payments and Indemnification.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of Agent, timely reimburse it for the payment of, any Other Taxes.
(c) Indemnification by Loan Parties. Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Credit Party (with a copy to Agent), or by Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error.
(d) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, and pay to Agent within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.07(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 2.13(d).
(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Agent and Agent, at the time or times reasonably requested by Borrower Agent or Agent, such properly completed and executed documentation reasonably requested by Borrower Agent or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Agent or Agent as will enable Borrower Agent or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if in such Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower:
(A) any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2) executed copies of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate acceptable to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate acceptable to Agent, IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate acceptable to Agent on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower Agent or Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Credit Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to Borrower Agent and Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower Agent or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for Borrower Agent and Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Credit Party agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Agent and Agent in writing of its legal inability to do so.
(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival. Each party's obligations under this Section 2.13 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.14. Defaulting Lenders. Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a) Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.05(a);
(b) Defaulting Lender Waterfall. Until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero and except as otherwise provided in this Section 2.14, any payment of principal, interest, fees, or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to Agent by such Defaulting Lender pursuant to this Section 2.14), shall be deemed paid to and redirected by such Defaulting Lender to be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a Revolver Pro Rata basis of any amounts owing by such Defaulting Lender to Issuing Bank ; third, to Cash Collateralize Issuing Bank's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.02(i); fourth, as Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower Agent, to be held in a deposit account and released Revolver Pro Rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize Issuing Bank's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.02(i); sixth, to the payment of any amounts owing to Lenders or Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that if (x) such payment is a payment of the principal amount of any Advances or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a Pro Rata basis prior to being applied to the payment of any Advances of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in LC Obligations are held by Lenders Pro Rata in accordance with the Commitments under the applicable Credit Facility without giving effect to Section 2.02(g)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.02(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c) Certain Fees.
(i) Commitment Fees. No Defaulting Lender shall be entitled to receive any unused commitment fee payable under Section 2.08(a) for any period during which that Lender is a

Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii) Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Pro Rata share of the Undrawn Amount of Letters of Credit for which it has provided a portion of the Cash to Cash Collateralize pursuant to Section 2.02(i).
(iii) With respect to any unused commitment fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to paragraph (d) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in LC Obligations shall be reallocated among the Non-Defaulting Lenders on a Revolver Pro Rata basis (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolver Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(e) Cash Collateral. If the reallocation described in paragraph (d) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Applicable Law, Cash Collateralize Issuing Bank's Fronting Exposure in accordance with the procedures set forth in Section 2.02(i).
(f) Defaulting Lender Cure. If Borrower, Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify Lenders and Borrower Agent, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash used to Cash Collateralize), that Lender shall, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held Pro Rata by Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 2.14(d)), whereupon such Lender will cease to be a Defaulting Lender; provided, however, that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(g) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 2.15. Replacement of Certain Lenders. If a Lender (an "Affected Lender") shall have (a) become a Defaulting Lender, (b) requested compensation from Borrowers under Section 2.13 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 9.03 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders (or all affected Lenders) in accordance with the terms of Section 11.05 and as to which the Required Lenders have agreed, or (d) delivered a notice pursuant to Section 9.02 claiming that such Lender is unable to extend Euro-Dollar Advances for reasons not generally applicable to the other Lenders, then, in any such case, Borrower Agent or Agent may make written demand on the Affected Lender (with a copy to Agent in the case of a demand by Borrower Agent and a copy to Borrower Agent in the case of a demand by Agent) for the Affected Lender to assign, without recourse, and such Affected Lenders shall assign, without recourse, pursuant to one or more duly executed Assignments and Assumptions 5 Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 11.07 which Borrower Agent or Agent, as the case may be, shall have engaged for such purpose (the "Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including its Commitments (if any), all Advances owing to it, and its obligations (if any) to participate in additional Letters of Credit hereunder) in accordance with Section 11.07), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); (ii) in the case of any such assignment resulting from a claim for compensation under Section 9.03 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and (iii) in the case of any assignment resulting from a subsection (c) above, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Agent is authorized to execute one or more of such Assignments and Assumptions as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13 and Section 9.03, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated for all indemnities and reimbursement obligations under this Agreement (including pursuant to Section 11.03) or any other Loan Document with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters that occurred prior to the date on which the Affected Lender is replaced.
SECTION 2.16. Borrower Agent. Each Loan Party hereby irrevocably appoints Construction Partners, and Construction Partners agrees to act under this Agreement, as the agent and representative of itself and each other Loan Party for all purposes under this Agreement (in such capacity, the "Borrower Agent"), including for the purposes of requesting Borrowings, requesting the issuance of Letters of Credit and executing each LC Application Agreement for and on behalf of all Borrowers, selecting the Interest Period for such Advance, receiving account statements from Agent or any Lender, and receiving for and on behalf of all Loan Parties other notices and communications to any of them from

Agent or any other Credit Party and each Loan Party agrees that any communication to Borrower Agent shall be deemed to have been received by it and any payment made to Borrower Agent for Borrowers shall be deemed to have been received by all Borrowers. Each Credit Party may rely, and shall be fully protected in relying, on any Notice of Borrowing, request for the issuance of a Letter of Credit, disbursement instructions, reports, information or any other notice or communication made or given by Borrower Agent, whether in its own name, on behalf of any Loan Party or on behalf of "the Borrowers" or "the Loan Parties," and no Credit Party shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Loan Party as to the binding effect on such Loan Party of any such notice, request or information, nor shall the joint and several character of the liability of Loan Parties for the Obligations (and Guaranteed Obligations) be affected; provided, however, that the provisions of this Section 2.16 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by "a Borrower" hereunder. Agent may maintain a single loan account in the name of "Construction Partners" hereunder and each Loan Party expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Loan Party's liability for the Obligations (including the Guaranteed Obligations) subject to Section 2.18.
SECTION 2.17. Reinstatement of Obligations. If after receipt of any payment or Collateral proceeds that are applied to any part of the Obligations (including a payment effected by exercise of a setoff right) any Credit Party is compelled for any reason to surrender or turn over such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust fund, or for any other reason (including pursuant to any settlement entered into by any Credit Party in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived, reinstated and continued in effect and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Credit Party; and the provisions of this Section 2.17 shall be and remain effective notwithstanding any contrary action that may have been taken by any Credit Party in reliance upon such payment or application of proceeds and shall survive the termination of this Agreement.
SECTION 2.18. Joint and Several Liability of Borrowers.
(a) The Obligations of Borrowers shall be joint and several in nature regardless of which such Person actually receives or received (or receives or received the proceeds of) Advances, Letters of Credit and other extensions of credit hereunder, the amount of such Advances, Letters of Credit and other extensions of credit received or the manner in which Agent, the Issuing Bank, any Lender for such Advances, Letters of Credit and other extensions of credit books and records such Advances, Letters Credit and other extensions of credit hereunder. Each Borrower’s obligations with respect to Advances, Letters of Credit and other extensions of credit made to it hereunder, and each such Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Advances, Letters of Credit and other extensions of credit made to and other Obligations owing by the other Borrowers hereunder, shall be primary obligations of each such Borrower.
(b) The obligations of Borrowers under clause (a) above are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, any documentation regarding any Hedging Agreement or any documentation regarding Bank Products, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any Applicable Law or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.18 that the obligations of Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Each Borrower agrees that with respect to its obligations under the foregoing clause (a), such Borrower shall have no right of subrogation, indemnity, reimbursement or contribution against the any other Borrower for amounts paid under this Section 2.18 until such time as the Obligations have been paid in full and the Revolver Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Borrower under the foregoing clause (a), which shall remain absolute and unconditional as described above:
(i) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, any documentation regarding any Hedging Agreement or any documentation regarding Bank Products, or any other agreement or instrument referred to in such Loan Documents, any documentation regarding any Hedging Agreement or any documentation regarding Bank Products, shall be done or omitted;
(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any documentation regarding Hedging Agreements, or any documentation regarding Bank Products, or any other agreement or instrument referred to Loan Documents, any documentation regarding Hedging Transactions or any documentation regarding Bank Products, shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(iv) any Lien granted to, or in favor of, Agent or any Secured Parties as security for any of the Obligations shall fail to attach or be perfected; or
(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Borrower) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Borrower).
With respect to its obligations under the foregoing clause (a), each Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any documentation regarding Hedging Agreements, or any documentation regarding Bank Products, or any other agreement or instrument referred to Loan Documents, any documentation regarding Hedging Agreements or any documentation regarding Bank Products, or against any other Person under any other guarantee of, or security for, any of the Obligations.

(c) Notwithstanding any provision to the contrary set forth in this Section 2.18 or any other provision of this Agreement, with respect to the Term Loan Advances, each Borrower’s obligation to repay the principal amount of Term Loan Advances shall not exceed such Borrower’s Term Loan Recourse Amount; provided, however, Construction Partners’ and FSC’s liability, jointly and severally, for the principal amount of the Term Loan Advances shall be unlimited. For the avoidance of doubt, each Borrower shall, subject to the foregoing limitations, be jointly and severally liable for all Obligations set forth herein and in the Loan Documents as set forth herein.
ARTICLE III
CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to Closing and First Borrowing. The obligation of each Lender to make its Term Loan Advance or any Revolver Advance on the Restatement Date (and the obligation of Issuing Bank to issue a Letter of Credit on the Restatement Date) is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:
(a) receipt by Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;
(b) receipt by each Lender, if so requested by it, of a duly executed Revolver Note and Term Loan Note complying with the provisions of Section 2.05;
(c) receipt by Agent of an opinion of counsel to Loan Parties reasonably satisfactory to Agent, dated as of the Restatement Date (or in the case of an opinion delivered pursuant to Section 5.09 hereof such later date as specified by Agent) in a form satisfactory to Agent and covering such matters relating to the transactions contemplated hereby as Agent may reasonably request;
(d) receipt by Agent of all documents which Agent or any Lender may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to Agent, including a certificate (the "Closing and Incumbency Certificate"), dated as of the Restatement Date, substantially in the form of Exhibit C hereto, signed by a chief financial officer or other Responsible Officer of each Loan Party, to the effect that, to his knowledge, on the Restatement Date (i) no Default or Event of Default exists and (ii) the representations and warranties of Loan Parties contained in Article IV are true and certifying as to the names, true signatures and incumbency of the officer or officers of such Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (w) the Loan Party's Organizational Documents; (x) the Loan Party's Operating Documents; (y) if applicable, a certificate of the Secretary of State of such Loan Party's State of organization as to the good standing or existence of such Loan Party, and (z) the Organizational Action, if any, taken by the board of directors of the Loan Party or the members, managers, trustees, partners or other applicable Persons authorizing the Loan Party's execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Loan Party is a party;
(e) receipt by Agent of an Officer’s Certificate for each Loan Party;
(f) receipt by Agent of a Notice of Borrowing for a Term Loan Advance in the amount of the full Term Loan A-2 Commitment and a Notice of Borrowing for any Revolver Borrowing to be made on the Restatement Date;
(g) the Security Agreement and the other Collateral Documents, each in form and content satisfactory to Agent, shall have been duly executed by the applicable Loan Parties and delivered to Agent and shall be in full force and effect and each document (including each UCC financing statement) required by law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent for the benefit of Secured Parties, upon filing, recording or possession by Agent, as the case may be, a valid, legal and perfected first priority security interest in and Lien on the Collateral described in the Collateral Documents shall have been delivered to Agent; Borrowers shall also deliver or cause to be delivered the certificates (with undated stock powers executed in blank) for all Equity Interests pledged to Agent for the benefit of Secured Parties pursuant to the Pledge Agreement;
(h) receipt by Agent of the results of a search of the UCC filings (or equivalent filings) made with respect to Loan Parties in the states (or other jurisdictions) in which Loan Parties are organized, the chief executive office of each such Person is located, any offices of such Persons in which records have been kept relating to Collateral described in the Collateral Documents and the other jurisdictions in which UCC filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to Agent that the Liens other than Permitted Lien indicated in any such financing statement (or similar document) have been released or subordinated to the satisfaction of Agent;
(i) Agent and Lenders shall have received and found acceptable all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, for each Loan Party;
(j) Borrowers shall have paid all fees required to be paid on the Restatement Date, including all fees required hereunder and under Agent's Letter Agreement to be paid as of such date, and shall have reimbursed Agent (or made provision for reimbursement satisfactory to Agent) for all Credit Party Expenses incident to closing the transactions contemplated under the Loan Documents, including the reasonable legal, audit and other document preparation costs incurred by Agent;
(k) Agent and Lenders shall have received and found acceptable (i) two prior years of historical audited consolidated financial statements of Construction Partners and its Subsidiaries, (ii) the most recent interim unaudited consolidated financial statements of Construction Partners and its Subsidiaries prepared in accordance with GAAP (subject to year-end adjustments and footnotes) together with a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year and discussing the reasons for any significant variations, (iii) Borrowers' financial and business projections, (iv) evidence of insurance in compliance with the Loan Documents with acceptable loss payable or additional insured endorsements as requested by Agent, and (v) such other financial information of Construction Partners and its Subsidiaries as Agent and the Lenders may reasonably request;
(l) Agent shall have received and found acceptable (i) all consents, approval, authorizations, registrations or filings required to be made or obtained by Borrowers in connection with this Agreement, (ii) evidence that such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods have expired, and (iii) evidence that no investigation or inquiry by any Governmental Authority regarding this Agreement, any credit facility set forth in this Agreement, or any transaction being financed with any Advance exists or is ongoing;
(m) Agent shall have received evidence satisfactory to Agent that all Debt of any Loan Party to the Parent Company (such Debt, collectively, the "Parent Debt"), has been subordinated to the payment of the Obligations in a manner and on terms satisfactory to Lenders;

(n) Since the date of Construction Partners' most recent audited financial statements, there shall not have occurred any change which would have a Material Adverse Effect on the business, assets, liabilities (including contingent liabilities), operations or conditions (financial or otherwise) of Construction Partners and its Subsidiaries taken as a whole. In addition, since September 30, 2019, nothing shall have occurred (and the Lenders shall not have become aware of any facts or conditions not previously known) which Agent determines could reasonably be expected to have a Material Adverse Effect on (a) the ability of Borrowers to perform all of their respective obligations hereunder, (b) the value of any material portion of the Collateral, (c) the validity or enforceability of any of the material terms of the Loan Documents or any material right or remedy of Agent or the Lenders under the Loan Documents;
(o) No action, suit, investigation, litigation or proceeding shall be pending or, to the knowledge of Borrowers, threatened in writing (a) with respect to the Credit Facilities or any documentation executed in connection therewith, or (b) which could reasonably be expected to have a Material Adverse Effect on the business, assets, liabilities (including contingent liabilities), operations or conditions (financial or otherwise) of Construction Partners and its Subsidiaries taken as a whole;
(p) Agent and Lenders shall have received certification as to the financial condition and solvency of Borrowers (on a consolidated basis) from the Chief Financial Officer of Construction Partners;
(q) All legal and regulatory matters pertaining to Borrowers and their Subsidiaries, and Borrowers’ and their Subsidiaries’ business and operations and relating to the Credit Facilities shall be acceptable to Agent;
(r) Each Credit Party shall have received such other documents or items as such Credit Party or its counsel may reasonably request; and
(s) at least five (5) days prior to the Restatement Date, each Borrower, if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered to each Lender a Beneficial Ownership Certification in relation to such Borrower.
For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless Agent shall have received written notice from such Lender prior to the proposed Restatement Date specifying its objection thereto and provided that such Lender shall have received a copy of any such document requested by it for review prior to the Restatement Date.

SECTION 3.02. Conditions to All Borrowings. The obligation of each Lender to make its Term Loan Advance or any Revolver Advance on the occasion of each Borrowing and the obligation of Issuing Bank to issue a Letter of Credit, is subject to the satisfaction of the following conditions:
(a) with respect to any Revolver Advance, receipt by Agent of a Notice of Borrowing as required by Section 2.03;

(b) immediately before and after such Borrowing (or issuance of a Letter of Credit, as the case may be), (i) no Default or Event of Default shall exist and (ii) Borrowers are in compliance with the covenants contained in Articles V and VI;

(c) all representations and warranties of Loan Parties contained in Article IV of this Agreement and the other representations and warranties contained in the Loan Documents are true and correct, on and as of the date of such Borrowing (or issuance of a Letter of Credit, as the case may be);
(d) immediately after such Borrowing (or issuance of a Letter of Credit, as the case may be) (i) the Revolving Credit Exposure of each Lender will not exceed the amount of its Revolver Commitment and (ii) no Overadvance will exist.
Each Borrowing and the issuance of each Letter of Credit hereunder shall be deemed to be a representation and warranty by Loan Parties on the date of such Borrowing or the issuance of such Letter of Credit, as the case may be, as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants that:
SECTION 4.01. Existence and Power. Each Loan Party and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own or lease and operate the Loan Party Facilities as now owned or leased by it.
SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party and each of its Subsidiaries of this Agreement, the Collateral Documents and the other Loan Documents to which such Loan Party or Subsidiary is a party (i) are within such Loan Party's or Subsidiary’s organizational powers, (ii) have been duly authorized by all necessary Organizational Action, (iii) require no action by or in respect of, or filing with, any Governmental Authority that has not been obtained or made when required, (iv) do not contravene, or constitute a default under, any provision of Applicable Law or regulation or of the Organizational Documents and Operating Documents of such Loan Party, Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Subsidiaries (other than Liens in favor of Agent of the benefit of Secured Parties to secure the Obligations).
SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of Loan Parties enforceable in accordance with its terms, and each Loan Document constitutes valid and binding obligations of the Loan Parties party to such Loan Document enforceable in accordance with its terms, provided that enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.
SECTION 4.04. Financial Information.
(a) The audited consolidated balance sheet of Borrowers as of September 30, 2019, and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by RSM US, LLP, copies of which have been delivered to Agent for delivery to each of Lenders, and the unaudited consolidated financial statements of Borrowers for the interim period ended March 31, 2020, copies of which have been delivered to each of Lenders, fairly present, in conformity with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since September 30, 2019, there has been no event, act, condition or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 4.05. Litigation. There is no action, suit or proceeding pending or, to the knowledge of such Loan Party, threatened against or affecting any Loan Parties or any of their respective Subsidiaries before any court, arbitrator or Governmental Authority (a) as to which there is a reasonable possibility of an adverse determination and which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) which involve this Agreement or any of the transactions contemplated hereby or by any of the other Loan Documents. No Loan Party or any of its Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal.
SECTION 4.06. ERISA Compliance. (a) Loan Parties, their Subsidiaries, and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; (b) no Loan Party or Subsidiary or any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan; (c) the assets of each Loan Party or any Subsidiary of such Loan Party do not and will not constitute "plan assets," within the meaning of ERISA, the Code and the respective regulations promulgated thereunder; and (d) the execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute "prohibited transactions" under ERISA or the Code.
SECTION 4.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries are in compliance with (a) all Applicable Law, including all Environmental Laws and all regulations and requirements of the Securities and Exchange Commission, the Nasdaq Stock Market and the Financial Industry Regulatory Authority (including with respect to timely filing of reports) and (b) all indentures, agreements and other instruments binding upon such Loan Party or any of its Properties.
SECTION 4.08. Subsidiaries; Joint Ventures. Each Subsidiary of a Loan Party is a corporation, a limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No Loan Party has any Subsidiaries except those Subsidiaries set forth in any Compliance Certificate provided to Agent and Lenders pursuant to Section 5.01(f) after the Restatement Date, which accurately sets forth each such Subsidiary's complete name and jurisdiction of organization. No Loan Party is a general partner in any general or limited partnership or a joint venturer in any joint venture other than such as a Loan Party would be permitted to participate in as a matter of right subsequent to the Restatement Date pursuant to Section 6.13.
SECTION 4.09. Investment Company Status. No Loan Party or any Subsidiary of a Loan Party is (a) an "investment company," a company "controlled" by an "investment company," or an

"investment advisor" within the meaning of the Investment Company Act of 1940, or (ii) a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the public Utility Holding Company Act of 1935, as amended. No Loan Party is subject to regulation under any Applicable Law that limits its ability to incur Debt or which may otherwise render all or any portion of the obligations hereunder unenforceable.
SECTION 4.10. All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by Loan Parties or their Subsidiaries of this Agreement and any other Loan Document to which any Loan Party or Subsidiary is a party, have been obtained.
SECTION 4.11. Ownership of Property; Liens. Each Loan Party and its Subsidiaries has title or the contractual right to possess its properties sufficient for the conduct of its business, and none of such properties is subject to any Lien except for Permitted Liens.
SECTION 4.12. No Defaults. No Loan Party or any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound, which default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
SECTION 4.13. Environmental Matters. (a) No Loan Party is subject to any material Environmental Liability, and no Loan Party has been designated as a potentially responsible party under CERCLA. No Loan Party Facility has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.
(b) With respect to each Loan Party Facility, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from such Loan Party Facility or are otherwise present at, on, in or under such Loan Party Facility, or at or from any adjacent site or facility, except for Hazardous Materials (such as cleaning solvents, pesticides and other similar materials) used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business of Loan Parties in material compliance with all applicable Environmental Requirements.
(c) Each Loan Party has procured all material Environmental Authorizations necessary for the conduct of the business contemplated at each Loan Party Facility and is in compliance in all material respects with all Environmental Requirements in connection with the operation of each Loan Party Facility and such Loan Party's business.
SECTION 4.14. Equity Interests. As of the Restatement Date, Parent Company owns all of the issued and outstanding Equity Interests (and treasury shares) of each of the other Borrowers and owns Equity Interests in no other Person. Each Borrower has good title to all of the shares its purports to own of the Equity Interests of each of its Subsidiaries free and clear in each case of any Lien. All Equity Interests, debentures, bonds, notes and all other securities of each Loan Party and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all Applicable Law, including the "Blue Sky" laws of all applicable state and the federal securities laws and are fully paid and non-assessable.

SECTION 4.15. Margin Stock. No Loan Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance or Letter of Credit has been or will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System.
SECTION 4.16. Solvency. Each Loan Party and each of its Subsidiaries is, and after giving effect to the execution and delivery of the Loan Documents and the making of the Advances and other extensions of credit under this Agreement will be, Solvent.
SECTION 4.17. Collateral Documents. Each Collateral Document (except the Negative Pledge Agreements) is effective to create in favor of Agent, for the Pro Rata benefit of Secured Parties, a legal, valid and enforceable Lien upon the Collateral as security for the Obligations, and, upon (a) the filing of one or more UCC financing statements in the appropriate jurisdictions, (b) delivery to Agent of any certificates evidencing pledged Equity Interests, and (c) delivery to Agent of the original notes and other instruments representing Debt or other obligations owing to any of Loan Parties, Agent shall have a fully perfected first priority Lien on all right, title and interest of the applicable Loan Parties in such Collateral and the proceeds thereof that can be perfected by filing of one or more UCC financing statements and delivery of such notes, other instruments and certificates, in each case prior and superior in any right to any other Person. The representations and warranties of Loan Parties contained in each Collateral Document are true and correct in all material respects.
SECTION 4.18. Labor Matters. There are no strikes, lockouts, slowdowns, work stoppages, any asserted pending demands for collective bargaining by any union or organization, or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payment made to employees of each Loan Party and its Subsidiaries have been in material compliance with the Fair Labor Standards Act and any other Applicable Law dealing with such matters. All payments due from Loan Parties or any of their respective Subsidiaries, or for which any claim may be made against Loan Parties or any of their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, as appropriate. No Loan Party or any Subsidiary of a Loan Party is party to a collective bargaining agreement.
SECTION 4.19. Patents, Trademarks, Etc. Each Loan Party and its Subsidiaries own, or are licensed to use, all Intellectual Property and rights with respect thereto that are material to the businesses, assets, operations, properties or condition (financial or otherwise) of such Loan Party and its Subsidiaries taken as a whole. To the knowledge of the Loan Parties, the use of such Intellectual Property and rights with respect thereto by each Loan Party and its Subsidiaries does not infringe on the rights of any Person.
SECTION 4.20. Insurance. Each Loan Party and its Subsidiaries have (either in the name of such Loan Party or in such Subsidiary's name), with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks (including on all its property, and public liability and worker's compensation) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.
SECTION 4.21. Anti-Terrorism Laws. (a) No Loan Party or any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including the PATRIOT Act.

(b) No Loan Party or any of its Subsidiaries is (1) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (2) a "Foreign Shell Bank" within the meaning of the PATRIOT Act, i.e., a foreign lender that does not have a physical presence in any country and that is not affiliated with a Lender that has a physical presence and an acceptable level of regulation and supervision; or (3) a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns.

(c) No Loan Party or any of its Subsidiaries (i) is a Sanctioned Entity, (ii) has assets located in Sanctioned Entities, (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Entities, (iv) is included on OFAC’s List of Specially Designated Nationals or any similar list enforced by any other relevant sanctions authority, or (v) is located, organized or a resident of a Sanctioned Entity. The proceeds of any Advance will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Entity. No Loan Party or any Affiliate of a Loan Party are in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac or as otherwise published from time to time.
(d) The Loan Parties and their Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws.
SECTION 4.22. Reports Accurate; Disclosure. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by Loan Parties to any Credit Party in connection with this Agreement or any Loan Document, including reports furnished pursuant to Section 4.04, are true, complete and accurate in all material respects. Neither the Loan Documents nor any agreement, document, certificate or statement furnished to Agent or Lenders in connection with the transactions contemplated by the Loan Documents contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to any Loan Party which materially and adversely affects any Loan Party or its Subsidiaries or in the future is reasonably likely to have a Material Adverse Effect.
SECTION 4.23. Location of Offices. The "location" (within the meaning of Article 9 of the UCC) of each Borrower is as follows: (a) for Construction Partners, the State of Delaware, (b) for Wiregrass Construction, the State of Alabama, (c) for FSC, the State of North Carolina, (d) for Roberts Contracting, the State of Florida, (e) for Everett Dykes, the State of Georgia, and (f) for Scruggs Company, the State of Georgia. No Loan Party has changed its name, identity, structure, existence or state of formation, whether by amendment of its Organizational Documents, by reorganization or otherwise, or its location (within the meaning of Article 9 of the UCC) within the four months preceding the Restatement Date or, except as shall have been disclosed to Agent in writing, any subsequent date on which this representation is made.
SECTION 4.24. Affiliate Transactions. Except as permitted by Section 6.18, no Loan Party or any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any other Loan Party is a party.

SECTION 4.25. Broker's Fees. No broker's or finder's fee, commission or similar compensation will be payable by any Loan Party with respect to the transactions contemplated hereby. Except as set forth in Agent's Letter Agreement, no other similar fees or commissions will be payable by any Loan Party for any other services rendered to a Loan Party or any of its Subsidiaries ancillary to the transactions contemplated hereby.
SECTION 4.26. Material Contracts. With respect to any contracts to which any Borrower is a party, the breach of or failure to perform which, either by such Borrower or other party to such contract, could reasonably be expected to have a Material Adverse Effect (each a "Material Contract"): (a) such Borrower has performed and is in compliance with all of the material terms of such Material Contract; and (b) such Borrower has no knowledge of any default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, that exists with respect to any such Material Contract.
SECTION 4.27. Taxes. There have been filed on behalf of each Loan Party and their Subsidiaries all federal, state and local income, excise, property and other tax returns which are required to be filed by them and all Taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of any Loan Party or any of its Subsidiaries have been paid other than those being contested in good faith and by appropriate proceedings diligently conducted and with respect to which such Person has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Loan Parties and their respective Subsidiaries in respect of Taxes or other governmental charges are, in the opinion of Loan Parties, adequate. No Loan Party has been given or been requested to give a waiver of the statute of limitation relating to the payment of federal, state, local or foreign Taxes.
SECTION 4.28. Common Enterprise. Loan Parties, while separately organized, operate as an integrated unit and in a collective business enterprise that is interdependent. The successful operation and condition of Loan Parties is dependent on the continued successful performance of the functions of the group of Loan Parties as a whole, and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive significant benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by Lenders to Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and the other Loan Documents that are to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interests.
SECTION 4.29. No Burdensome Restrictions. No Loan Party or any of its Subsidiaries is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any Applicable Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 4.30. Surety Obligations. No Borrower nor any of its Subsidiaries is obligated as a surety or indemnitor under any surety or similar bond or any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person with respect to which the performance thereunder would reasonably be expected to have a Material Adverse Effect.
SECTION 4.31. Senior Debt Status. The Obligations are (and are hereby designated as) "senior indebtedness" and as "designated senior indebtedness" under and in respect of any indenture or other agreement or instrument under which Subordinated Debt is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that Credit Parties may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.
SECTION 4.32. Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower, any Subsidiary or any other Loan Party to any Credit Party pursuant to or in connection with this Agreement or any of the other Loan Documents (including any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of Borrower prior to the Restatement Date and delivered to any Credit Party in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by Loan Parties in favor of Credit Parties under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Advances.
SECTION 4.33. Beneficial Ownership Certification. The most recent Beneficial Ownership Certification delivered to each Lender by Borrowers is true and correct in all respects.
SECTION 4.34. Covered Entity. No Loan Party is a Covered Entity.
ARTICLE V
AFFIRMATIVE COVENANTS
Loan Parties agree, jointly and severally, that, so long as any Lender has any Commitment hereunder or any Obligation to a Credit Party remains unpaid:
SECTION 5.01. Information. Borrowers shall deliver to Agent, who will then deliver to each Lender:
(a) as soon as available and in any event within 120 days after the end of each Fiscal Year, consolidated balance sheets of Construction Partners and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, all audited by RSM US, LLP, or other independent public accountants reasonably acceptable to Agent, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;
(b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter, with respect to which the timing of delivery shall be governed by clause (a) above), consolidated balance sheets of Construction Partners and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, which commencing with the Fiscal Quarter ending September 30, 2020, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of Construction Partners;
(c) as soon as available and in any event not later than 90 days after the end of each Fiscal Year, annual Borrower-prepared projections of Borrowers for the next Fiscal Year, in form satisfactory to Agent and which shall include income statements, balance sheets, and cash flow statements;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (b) above, a certificate, substantially in the form of Exhibit E and with compliance calculations in form and content satisfactory to Agent (a "Compliance Certificate"), of the chief financial officer or other Responsible Officer of Construction Partners (i) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.04, 6.01 and 6.21 on the date of such financial statements, (ii) setting forth the identities of the respective Subsidiaries on the date of such financial statements, and (iii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Loan Parties are taking or propose to take with respect thereto;
(e) simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such financial statements;
(f) within 5 Business Days after a Loan Party becomes aware of the occurrence of any Default or Event of Default, a certificate of the chief financial officer or other Responsible Officers of Borrowers setting forth the details thereof and the action that Borrowers are taking or propose to take with respect thereto;
(g) if and when a Loan Party or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;
(h) promptly after a Loan Party knows of the commencement thereof, notice of any litigation, dispute or proceeding (and any material development in respect of such proceedings) involving a claim against a Loan Party or any of its Subsidiaries for $500,000 or more in excess of amounts covered in full by applicable insurance;
(i) prompt written notice of a material weakness in, or fraud that involves, management of a Borrower, if such fraud has (or could be reasonably expected to have) a material effect on such Borrower's internal controls over public reporting and if such occurrence is required to be publicly disclosed;
(j) prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting in any material respects a Loan Party Facility or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing;
(k) prompt written notice of any event or condition that could reasonably be expected to have a Material Adverse Effect;
(l) prompt written notice of any material change in any Loan Party’s financial reporting or accounting practices;

(m) from time to time such additional information regarding the financial position or business of each Loan Party and its Subsidiaries as Agent or any other Credit Party may request;
(n) as soon as available and in any event not later than 120 days after the end of each Fiscal Year, an annual Borrower-prepared report of jobs in progress, in form satisfactory to Agent; and
(o) promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.
SECTION 5.02. Inspection and Appraisal of Property; Books and Records. Each Borrower shall (a) keep, and shall cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (b) permit, and shall cause each of its Subsidiaries to permit, with reasonable prior notice (which notice shall not be required in the case of an emergency), Agent or its designee, at the expense of Loan Parties, to perform investigations of Loan Parties and the Collateral, from time to time; and (c) permit, and shall cause each of its Subsidiaries to permit, representatives of any Lender at such Lender's expense prior to the occurrence of an Event of Default and at Borrowers' expense after the occurrence of an Event of Default to visit and inspect any of their respective Properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. Loan Parties agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.
SECTION 5.03. Maintenance of Existence, etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same line or lines of business or line or lines of business reasonably related to the business now carried on and maintained.
SECTION 5.04. Use of Proceeds. Except as otherwise provided herein, the proceeds of Advances and Letters of Credit shall be used solely (a) to refinance existing debt of any Borrower, (b) for a Borrower's working capital and other lawful corporate purposes to the extent not prohibited by any Loan Document, (c) expenditures permitted by this Agreement, and (d) to pay the Obligations. Loan Parties agree that all proceeds of Advances shall be applied as described in the Loan Documents and used by Borrower for whose benefit is reflected in the Notice of Borrowing. No part of the proceeds of any Advance or Letter of Credit will be used, directly or indirectly, for any purpose that would result in a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U and X, Patriot Act or any regulation of OFAC.
SECTION 5.05. Compliance with Laws and Material Agreements; Payment of Taxes. (a) Each Loan Party shall, and shall cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with all Applicable Laws (including ERISA, Anti-Corruption Laws, and the PATRIOT Act), regulations and similar requirements of Governmental Authorities (including the PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued.
(b) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all terms and conditions of all Material Contracts to which it is a party.

(c) Each Loan Party shall, and shall cause each of its Subsidiaries to, pay promptly when due all Taxes, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the Property of a Loan Party or any of its Subsidiaries, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by Agent, Borrower shall have set up reserves in accordance with GAAP.
SECTION 5.06. Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain (either in the name of such Loan Party or in a Subsidiary's name), with financially sound and reputable insurance companies, insurance on all of its Properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business. Upon request, Loan Parties shall promptly furnish Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as Agent shall request.
SECTION 5.07. Maintenance of Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain all of its Properties in good condition, repair and working order, ordinary wear and tear excepted.
SECTION 5.08. Environmental Release. Each Loan Party shall, upon the occurrence of an Environmental Release at, under or on any Loan Party Facility, act immediately to investigate the extent of, and shall take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.
SECTION 5.09. Joinder of Subsidiaries. (a) Loan Parties shall cause any Person that becomes a Domestic Subsidiary of a Loan Party after the Restatement Date to (i) become a party to, and agree to be bound by the terms of, this Agreement and the other Loan Documents pursuant to a Joinder Agreement, in the form attached hereto as Exhibit F and otherwise satisfactory to Agent in all respects and executed and delivered to Agent within 10 Business Days after the day on which such Person became a Domestic Subsidiary, and (ii) create for the benefit of Agent, a valid, perfected, first priority Lien on all of the assets of such additional Subsidiary pursuant to a security agreement satisfactory to Agent in all respects. Loan Parties shall also cause the items specified in Section 3.01(c), (d), (e), and (i) to be delivered to Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Domestic Subsidiary, as well as such other documents as Agent may reasonably request.
(b) Loan Parties shall, and shall cause any applicable Subsidiary (a "Pledgor Subsidiary") to, pledge (a) the lesser of 65% or the entire interest owned by Loan Parties or such Pledgor Subsidiary, as applicable, of the Equity Interests in any Person that becomes a Foreign Subsidiary after the Restatement Date; and (b) the entire interest owned by Loan Parties or such Pledgor Subsidiary, as applicable, of the Equity Interests in any Person that becomes a Domestic Subsidiary after the Restatement Date, in each case pursuant to a Pledge Agreement executed and delivered by Loan Parties or such Pledgor Subsidiary, as applicable, to Agent for the Pro Rata benefit of Secured Parties within 10 Business Days after the day on which such Person became a Subsidiary and shall deliver to Agent any certificates evidencing such Equity Interests together with stock powers executed in blank. Loan Parties shall also cause the items specified in Section 3.01(c), (d), (e), (g), (h), (i) and (l) to be delivered to Agent concurrently with the Pledge Agreement referred to above, modified appropriately to refer to such Pledge Agreement, the pledgor and such Subsidiary.

(c) Once any Subsidiary becomes a party to this Agreement in accordance with Section 5.09(a) or any Equity Interests of a Subsidiary are pledged to Agent in accordance with Section 5.09(b), such Subsidiary thereafter shall remain a party to this Agreement and the Equity Interests in such Subsidiary (including all Equity Interests Subsidiaries) shall remain subject to the pledge to Agent, as the case may be, even if such Subsidiary ceases to be a Subsidiary; provided, however, that if a Subsidiary ceases to be a Subsidiary of a Loan Party as a result of such Loan Party's transfer or sale of 100% of the Equity Interests of such Subsidiary in accordance with and to the extent permitted by the terms of Section 6.09 and no Default or Event of Default then exists, Credit Parties agree to release such Subsidiary from this Agreement and release the Equity Interests of such Subsidiary from the Pledge Agreement.
SECTION 5.10. Performance of Loan Documents. Each Loan Party shall at its own expense duly fulfill and comply with all covenants and other obligations on its part to be fulfilled or complied with set forth herein or in any other Loan Documents or under or in connection with the Collateral and all documents related thereto and will do nothing to impair the rights of Agent or any other Secured Party with respect to the Collateral.
SECTION 5.11. [Intentionally Omitted.]
SECTION 5.12. Administration of Accounts and Inventory. (a) Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent, upon Agent's request, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account's Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may request.
(b) If an Account of any Loan Party includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not timely do so and to charge Borrowers therefor; provided, however, that no Credit Party shall be liable for any Taxes that may be due from any Loan Party or with respect to any Collateral.
(c) Whether or not a Default or an Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Account of a Loan Party by mail, telephone or otherwise; and Loan Parties shall fully cooperate with Agent in an effort to facilitate and promptly conclude any such verification process.
SECTION 5.13. Cash Management Services; Bank Products. Loan Parties shall establish and maintain their primary depository accounts (including all operating accounts) with Agent or an Affiliate of Agent. Loan Parties shall maintain all Cash Management Services and Bank Products with Agent or an Affiliate of Agent, unless Agent consents to such Cash Management Services or Bank Product in writing. Agent hereby consents to Bank of America, N.A., as a Lender hereunder, providing purchasing cards to Borrowers.
SECTION 5.14. Further Assurances. Promptly upon the request of Agent, the Loan Parties shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Agent for the benefit of the Lenders, the rights granted or now or hereafter intended to be granted to Agent for the benefit of Lenders under any Loan Document or under any other instruments executed in connection with any Loan Document to which any Loan Party is or is to be party.
ARTICLE VI
NEGATIVE AND FINANCIAL COVENANTS
Loan Parties agree, jointly and severally, that, so long as any Lender has any Commitment hereunder or any Obligation to a Credit Party remains unpaid:
SECTION 6.01. Sale/Leasebacks. Loan Parties shall not, nor shall they permit any Subsidiary to, enter into any Sale/Leaseback Transaction.
SECTION 6.02. Acquisitions. No Loan Party or any of its Subsidiaries shall make any Acquisition, or take any action to solicit the tender of Equity Interests or proxies in respect thereof in order to effect any Acquisition, unless (a) the board of directors or comparable governing body of the Person to be (or whose assets are to be) acquired has approved such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as or reasonably related to one or more line or lines of business conducted by Borrowers, (b) no Default or Event of Default shall exist either immediately prior to or immediately after giving effect to such Acquisition and Borrowers shall have furnished to Credit Parties sufficient information for Credit Parties to determine that no Default or Event of Default would, on a pro forma basis, be likely to occur after giving effect thereto, and (iii) Borrowers’ liquidity (including Cash, Cash Equivalents and Availability) shall be equal to or greater than $5,000,000 immediately prior to and immediately after giving effect to such Acquisition, (c) the Person acquired shall be a Subsidiary, or be merged into a Loan Party or a Wholly Owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquirer shall be a Loan Party or a Subsidiary of a Loan Party), (d) except in the case of investments per Section 6.05, the Person acquired shall become a party to, and agree to be bound by the terms of, this Agreement and the other Loan Documents as a “Borrower” hereunder pursuant to a Joinder Agreement, in the form attached hereto as Exhibit F and otherwise satisfactory to Agent in all respects and executed and delivered to Agent within 10 Business Days after the day on which such Acquisition or a Borrower shall acquire substantially all of the assets subject to such Acquisitions, and (e) such Acquisition is consummated on a non-hostile basis. Notwithstanding anything in this Section 6.02 to the contrary, Borrowers are permitted to enter into agreements governing such Acquisitions (but not consummate such Acquisitions) without any notice to Agent.
SECTION 6.03. Loans or Advances. No Loan Party or any of its Subsidiaries shall make loans or advances to any Person except (a) employee loans or advances that do not exceed $500,000 in the aggregate at any one time outstanding and are made in the ordinary course of business consistent with practices existing on the Restatement Date; (b) deposits required by Governmental Authorities or public utilities; (c) loans or advances made between or among Loan Parties in the ordinary course of business, provided that, if and to the extent requested by Agent in writing, all such loans or advances shall be (i) evidenced by promissory notes, (ii) subject to Agent's first priority Lien pursuant to the Security Agreement, and (iii) unsecured and subordinated in right of payment to the Full Payment of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement which, in either such case, is satisfactory to Agent (loans or advances meeting the requirements of this clause (c) being referred to herein as "Ordinary Course Intercompany Loans"); and (d) loans or advances not otherwise permitted by this Section 6.03, which do not exceed $500,000 in the aggregate outstanding; provided, however, that after giving effect to the making of any loans, advances or deposits permitted by clauses (a), (b), (c) or (d) of this Section, no Default or Event of Default shall have occurred and be continuing.
SECTION 6.04. Restricted Payments. No Loan Party will, nor will it permit any Subsidiary to, declare or make any Restricted Payment or incur any obligation (contingent or otherwise) to do so unless (a) at the time when any such Restricted Payment is to be made, no Default or Event of Default exists or would result therefrom and (b) after giving effect to the making of such Restricted Payment, Borrowers would be in compliance with the requirements of Section 6.21, on a pro forma basis, determined as of the last day of the last Fiscal Quarter of Borrowers for which Borrowers have provided financial statements and the corresponding Compliance Certificate to Agent and Lenders as if such Restricted Payment had been paid during such Fiscal Quarter, the chief executive officer or other Responsible Officer of Borrowers shall have certified to Agent and Lenders as to compliance with the preceding clause (b) in a certificate attaching calculations; provided, however, (i) a Subsidiary of a Loan Party may declare and pay dividends ratably with respect to such Subsidiary's Equity Interests, (ii) Borrowers may make Restricted Payments, not exceeding $2,000,000 during any Fiscal Year pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrowers; and (iii) so long as there exists no Default or Event of Default, Borrowers may pay dividends or make distributions to its shareholders or members, as applicable, in an aggregate amount not greater than the amount necessary for such shareholders or members to pay their actual state and United States federal income tax liabilities in respect of income earned by Loan Parties after deducting any unused prior losses; and (iv) Borrowers may pay management fees pursuant to the management services agreement dated as of October 1, 2006, between Borrowers and SunTx Capital Management Corp. (the “Management Services Agreement”) as long as no Default or Event of Default exists or would result therefrom and Borrowers have Cash, Cash Equivalents and/or Availability of at least $10,000,000 in the aggregate after giving effect to such payment.
SECTION 6.05. Investments. No Loan Party or any of its Subsidiaries shall make Investments in any Person except as permitted by Sections 6.02 and 6.03(a) through (d) and except Investments in (a) Cash and Cash Equivalents, and (b) Investments not otherwise permitted under this Section 6.05, made in the ordinary course of business and consistently with practices existing on the Restatement Date, which when aggregated with the aggregate outstanding loans and advances made under Section 6.03(d) do not exceed $2,000,000 and at the time when any such Investment is to be made, no Default or Event of Default exists.
SECTION 6.06. Additional Debt. No Loan Party or any of its Subsidiaries shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases), except for (a) the Obligations and other Debt owed to Lenders (or any applicable Affiliates thereof) under the Loan Documents; (b) Debt incurred between or among Loan Parties in the ordinary course of business, provided that if and to the extent requested by Agent in writing all such Debt shall be (i) evidenced by promissory notes and all such notes, (ii) subject to a first priority Lien pursuant to the Security Agreement, and (iii) unsecured and subordinated in right of payment to the Full Payment of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement which, in either such case, is reasonably satisfactory to Agent (Debt meeting the requirements of this clause (b) being referred to herein as "Ordinary Course Intercompany Debt"); (c) the Debt existing and outstanding on the Restatement Date, the value of which is less than $300,000; (d) up to $20,000,000 (or any higher amount approved by Lenders) Debt incurred to finance an Acquisition that Credit Parties choose not to finance and that is otherwise permitted under this Agreement; and (e) Debt not otherwise permitted by this Section 6.06, the aggregate outstanding principal amount of which shall not, at any time, exceed $2,000,000.
SECTION 6.07. Permitted Liens. No Loan Party or any of its Subsidiaries shall create, assume or suffer to exist any Lien on any Property now owned or hereafter acquired by it, except:
(a) Liens existing on the date of this Agreement that encumber Property and that secure Debt described in Section 6.06(c);
(b) Liens for Taxes or similar charges that are incurred in the ordinary course of business and that are not yet due and payable or are being properly contested in good faith pursuant to appropriate proceedings promptly commenced and diligently pursued;
(c) Pledges or deposits made in the ordinary course of business to secure payment of workers' compensation (or to participate in any fund in connection with workers' compensation), unemployment insurance, old-age pensions or other social security programs which in no event shall become a Lien prior to any Collateral Documents;
(d) Liens of mechanics, materialmen, warehousemen, carriers or other like Liens, securing obligations incurred in the ordinary course of business that (i) are not yet due and payable and which in no event shall become a Lien prior to any Collateral Documents or (ii) are being diligently contested in good faith pursuant to appropriate proceedings and with respect to which the Loan Party has established reserves reasonably satisfactory to Agent and which in no event shall become a Lien prior to any Collateral Documents;
(e) good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of 10% of the aggregate amount due or to become due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business which in no event shall become a Lien prior to any Collateral Documents;
(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets and (ii) the amount of such Debt secured by any such Lien is not increased;
(g) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real estate, none of which materially impairs the use of such Property by Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;
(h) Liens on Margin Stock;

(i) any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any Governmental Authority or by any Person acting under Governmental Authority;
(j) Liens securing reasonable and customary fees of banks and other depository institutions on Cash and Cash Equivalents held on deposit with such banks and institutions, provided that such Liens are subordinated to the Liens described in Section 6.07(k);
(k) Liens granted to or created in favor of one or more Secured Parties under any of the Loan Documents;
(l) Liens securing Debt permitted by Section 6.06(d), provided that (i) such Liens do not at any time encumber any Property other than Property financed by such Debt, (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition, and (iii) such Liens attach to such Property concurrently with or within 90 days after the acquisition thereof; and
(m) financing statements filed by equipment lessors, which identify specific equipment leased to a Borrower by such lessor.
Notwithstanding anything contained in this Section 6.07 to the contrary, no Loan Party or any Subsidiary of a Loan Party shall create, assume or suffer to exist any Lien on the Collateral except the Liens in favor of Agent for the benefit of Secured Parties under the Collateral Documents and the Permitted Liens (other than Permitted Liens described in clause (a) above).
SECTION 6.08. Dissolution. No Loan Party or any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any of its own Equity Interests or that of any Subsidiary of a Loan Party, except (i) through corporate or company reorganization to the extent permitted by Section 6.09 and (ii) Restricted Payments permitted by Section 6.04.
SECTION 6.09. Consolidations, Mergers, Asset Sales. No Loan Party shall, nor shall it permit any of its Subsidiaries to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its Properties to, any Person, or discontinue or eliminate any business line or segment; provided that (a) pursuant to the consummation of an Acquisition permitted by Section 6.02 (but not otherwise) a Loan Party may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Loan Party is the Person surviving such merger, (iii) immediately after giving effect to such merger, no Default or Event of Default shall exist, and (iv) if a Borrower merges with another Loan Party, Borrower is the Person surviving such merger; (b) Subsidiaries of a Loan Party (excluding Loan Parties) may merge with one another; and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate value of the assets to be so transferred, together with all other assets utilized in all other business lines or segments discontinued after the Restatement Date, total more than $2,000,000 in the aggregate.
SECTION 6.10. Operating Leases. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, assume or suffer to exist any operating lease except operating leases which (a) (i) are entered into in the ordinary course of business, and (ii) the aggregate indebtedness, liabilities and obligations of Loan Parties under all such operating leases during any period of four consecutive Fiscal

Quarters shall at no time exceed $20,000,000; or (b) are between a Loan Party, as landlord, and a Loan Party as tenant.
SECTION 6.11. Hedge Transactions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any Hedge Transaction, other than Hedge Transactions and guarantees of Hedge Transactions of any other Borrower entered into in the ordinary course of business to hedge or mitigate interest rate risks, commodity price risks or other risks to which Loan Parties are exposed in the conduct of their business or the management of their liabilities, and not for speculative purposes.
SECTION 6.12. No Restrictive Agreement. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary: the incurrence or payment of Debt, the granting of Liens, the declaration or payment of Restricted Payments or other distributions in respect of Equity Interests of the Loan Party or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property, real, personal or mixed, tangible.
SECTION 6.13. Partnerships and Joint Ventures. No Loan Party shall become a general partner in any general or limited partnership or a joint venturer in any joint venture; provided, however, that the Loan Parties may, in the aggregate, participate in joint ventures on individual contracts not exceeding $30,000,000 in price individually or $50,000,000 in price in the aggregate at any one time outstanding, and in joint ventures for construction contracts in the ordinary course of business requiring a surety bond in any amount that is bonded by a surety company. Notwithstanding the foregoing, at the written request of a Loan Party, and with the prior written approval of Agent and the Required Lenders in their discretion, any such transaction may be excluded from the foregoing requirements of this Section 6.13.
SECTION 6.14. Payment Restrictions Affecting Subsidiaries. No Loan Party shall, directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement limiting the ability of any Subsidiary to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, any Loan Party or any Subsidiary of a Loan Party (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) as provided in this Agreement, (b) any agreement in effect at the time a Person first became a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Loan Party, (c) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement, (d) any securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such transactions, or (e) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses so long as the terms and conditions of any such agreement are not materially less favorable to the Loan Parties or Credit Parties with respect to such dividend and payment restrictions than those under or pursuant to the agreement that is amended, extended, refinanced, renewed or replaced.

SECTION 6.15. Modifications of Organizational Documents. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend, supplement, restate or otherwise modify its Organizational Documents or Operating Documents or other applicable document without the consent of Agent, which consent shall not be unreasonably withheld; provided, however, that Construction Partners may do so in connection with an issuance of Equity Interests, subject to the approval of the Agent, not to be unreasonably withheld.
SECTION 6.16. ERISA Exemptions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to a Multiemployer Plan or permit any of their respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.
SECTION 6.17. Additional Covenants, Etc. If any Loan Party shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, any "put" or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those provided in this Agreement or any other Loan Document, or more favorable to the lender or other counterparty thereunder than those provided in any of the Loan Documents, such Loan Party shall promptly so notify Agent. Thereupon, if Agent shall request by written notice to the Loan Party (after a determination has been made by the Required Lenders that any of the above referenced documents or instruments contain any provisions which either individually or in the aggregate are more favorable than any one or more of the provisions set forth herein), Loan Parties, Agent and Lenders shall enter into an amendment to this Agreement and any other Loan Document designated by Agent to provide for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by Agent, such amendment to remain in effect, unless otherwise specified in writing by Agent, for the entire duration of the term of such Financing (to and including the date to which the same may be extended at the option of the Loan Party); provided, however, that if any such agreement, guarantee, indenture or other instrument shall be subsequently modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless otherwise required by Agent pursuant to this Section, the Loan Documents shall be modified so as to conform the provisions previously incorporated pursuant to this Section 6.17 to such provisions as subsequently modified, supplemented or amended. Nothing herein and no action of the parties in entering into an amendment pursuant hereto shall be deemed as a waiver of any Default or Event of Default resulting from a Loan Party's entering into any agreement in violation of the provisions of any Loan Document. As used herein, the term "Financing" means (a) any transaction or series of transactions for the incurrence by a Loan Party of any Debt or for the establishment of a commitment to make advances that would constitute Debt of a Loan Party and not by its terms subordinate and junior to other Debt of a Loan Party, (b) an obligation incurred in a transaction or series of transactions in which assets of a Loan Party are sold and leased back, or (c) a sale of Accounts or other receivables or any interest therein.
SECTION 6.18. Transactions with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into, or be a party to, any transaction with any Affiliate of a Loan Party or such Subsidiary (which Affiliate is not a Loan Party or a Subsidiary of a Loan Party), except (a) the

Management Services Agreement, (b) Ordinary Course Intercompany Loans and Ordinary Course Intercompany Debt, and (c) as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Loan Party or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.
SECTION 6.19. Environmental Matters. No Loan Party shall, nor shall it permit any of its Subsidiaries or any other Person to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from any Loan Party Facility any Hazardous Materials, except for Hazardous Materials (such as cleaning solvents, pesticides and other similar materials) used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.
SECTION 6.20. Change in Accounting Practices or Fiscal Year. No Loan Party shall make any change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its Fiscal Year (except to conform with the Fiscal Year of Borrowers) without the consent of Agent and the Required Lenders.
SECTION 6.21. Financial Covenants.
(a) Fixed Charge Coverage Ratio. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2020, the Fixed Charge Coverage Ratio shall not be less than 1.20 to 1.00. The Fixed Charge Coverage Ratio shall be measured quarterly on a rolling four quarter basis.
(b) Consolidated Leverage Ratio. The Consolidated Leverage Ratio at any time shall not be greater than 2.75 to 1.00; provided, however, in the event an Acquisition in an amount equal to or greater than $10,000,000 is permitted under Section 6.02, then the Consolidated Leverage Ratio required under this Section 6.21(b) shall be revised to 3.00 to 1.00 for the next two Fiscal Quarters; thereafter, the Consolidated Leverage Ratio required under this Section 6.21(b) shall return to 2.75 to 1.00. The Consolidated Leverage Ratio shall be measured quarterly.
SECTION 6.22. Amendments to Subordinated Debt. Except with respect to additional Debt permitted under Section 6.06(d) and (e), no Loan Party shall, nor shall it permit any of its Subsidiaries to, amend, supplement or otherwise modify any instrument or agreement relating to any Subordinated Debt, if such amendment, supplement or other modification (a) increases the principal balance of such Debt or increases any required payment of principal or interest, (b) accelerates the date on which any installment of principal or interest is due, or adds any additional redemption, put or prepayment provisions, (c) shortens the final maturity date or otherwise accelerates the amortization of such Debt, (d) increases the rate of interest thereon, (e) increases or adds any fees or charges, (f) modifies any covenant in any manner, or adds any representation, covenant or default, that is more onerous or restrictive for any Loan Party or its Subsidiary, or that is otherwise materially adverse to any Loan Party or its Subsidiary or any Credit Party, or (g) results in the Obligations ceasing to constitute "senior indebtedness" or otherwise senior in right of payment to the Subordinated Debt.
SECTION 6.23. Limitation on Changes to Holding Company Status. Construction Partners shall not engage in any business or activity other than:
(a) the ownership of outstanding Equity Interests in Borrowers;

(b) maintaining its corporate existence;
(c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the Loan Parties;
(d) the performance of obligations under the Loan Documents to which it is a party;
(e) making any Restricted Payment permitted herein; and
(f) activities incidental to the businesses or activities described in (a) through (e).
SECTION 6.24. Amendment to Material Contracts. Except for amendments, supplements, or modifications made in the ordinary course of business, no Loan Party shall amend, supplement or otherwise modify a Material Contract in any respect adverse to the interests of the Lenders, without the prior written consent of Agent.
ARTICLE VII
DEFAULT AND REMEDIES

SECTION 7.01. Events of Default. Any one or more of the following events or conditions and, in the case of item (a), the continuation thereof for five (5) Business Days (each, an "Event of Default"), shall authorize Agent to take any one or more of the actions described in Section 7.02:
(a) Any Borrower shall fail to pay when due any principal of any Advance (including, any Advance or portion thereof to be repaid pursuant to Section 2.12) or any Reimbursement Obligation with respect to any Letter of Credit; or any Borrower shall fail to pay any interest on any Advance when such interest shall become due; or any Loan Party shall fail to pay any fee or other amount payable hereunder when such fee or other amount becomes due; or
(b) any Loan Party shall fail to observe or perform any covenant contained in Section 5.04, 5.12 or 5.13 or in Article VI; or
(c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above or clause (n) or (p) below) or any other Loan Document and such failure continues for 10 Business Days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to Borrower by Agent; or
(d) any representation, warranty, certification or statement made or deemed made by any Loan Party in Article IV of this Agreement, in any other Loan Document or in any financial statement, material certificate or other material document or report delivered pursuant to any Loan Document shall prove to have been untrue or misleading in any material respect when made (or deemed made); or
(e) any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt (other than the Obligations) having an aggregate principal amount in excess of $2,000,000 after expiration of any applicable cure or grace period; or

(f) any event or condition shall occur which (i) results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate principal amount in excess of $2,000,000 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or (ii) enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any commitment to provide such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof, terminate any such commitment or require the mandatory prepayment or purchase of such Debt prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or
(g) any Loan Party or any Subsidiary of a Loan Party shall commence an Insolvency Proceeding, or shall consent to any such relief or to the appointment of a receiver (or administrative receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property) or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any entity action to authorize any of the foregoing; or
(h) an Insolvency Proceeding shall be commenced against any Loan Party or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Debts and such Insolvency Proceeding shall remain undismissed and unstayed for a period of 60 days (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Advances or otherwise extend credit to or for the benefit of Borrowers hereunder); or
(i) any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or
(j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 (or in excess of $2,000,000 in the case of judgments not or no longer subject to appeal) that are not subject to payment by insurance carriers of a Loan Party shall be rendered against any Loan Party or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days or any Loan Party or Subsidiary of a Loan Party shall have made payments in settlement of any litigation or threatened proceeding in excess of $2,000,000; or
(k) a federal tax Lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 30 days after the date of filing; or
(l) a Change in Control shall occur; or

(m) Agent shall fail for any reason (other than Agent’s gross negligence) to have a valid first priority security interest in or Lien upon any of the Collateral; or there shall have occurred uninsured damage to, or loss, theft or destruction of, any part of the Collateral in excess of $2,000,000 in the aggregate during any one Fiscal Year; or
(n) a default or event of default shall occur and be continuing under any of the other Loan Documents including any Collateral Documents, any Letter of Credit or any LC Application Agreement, or any Loan Party shall fail to observe or perform any obligation to be observed or performed by it under any such Loan Document and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Loan Document; or
(o) a default or event of default shall occur and be continuing under any Material Contract or any Loan Party shall fail to observe or perform any obligation to be observed or performed by it under any Material Contract, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Material Contract; or
(p) any Guarantor shall fail to pay when due any Guaranteed Obligations; or
(q) if one or more Borrowers at any time fail to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the Voting Securities, voting membership interests or equivalent Equity Interests of each Borrower (other than Construction Partners); or
(r) the indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the Property of such Person or any Collateral shall occur; or
(s) any Loan Party shall (or shall attempt to) disaffirm, contest or deny any of its obligations under any Loan Document, or any material provision of any Loan Document shall cease to be valid, binding and enforceable in accordance with its terms as a result of any action or inaction by any Loan Party, or any Loan Party shall challenge the legality or enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not legal, valid, binding and enforceable in accordance with its terms; or
(t) any Loan Party shall cease to be Solvent; or
(u) the occurrence of a cessation of a substantial part of the business of any Loan Party for a period which may be reasonably be expected to have a Material Adverse Effect; or any Loan Party shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Loan Party which is necessary to the continued or lawful operation of its business; or any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Loan Party leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation, and such taking or impairment could reasonably be expected to have a Material Adverse Effect; or

(v) any Governmental Authority imposes any limitation or prohibition on any Loan Party or its Subsidiaries that restricts such Loan Party or Subsidiary ability to pay dividends, principal or interest payments or management fees and such restriction could reasonably be expected to have a Material Adverse Effect; or
(w) (i) any of the subordination, standstill, payover and insolvency related provisions of any of the Subordinated Debt documents (the "Subordination Provisions") shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Agent and the Secured Parties or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or
(x) the occurrence of any event, act or condition which the Required Lenders reasonably determine either causes or has a reasonable probability of having a Material Adverse Effect.
SECTION 7.02. Remedies. Upon or after the occurrence of any Event of Default, Agent (i) may, and shall if requested by the Required Lenders in writing, terminate the Commitments; (ii) may, if requested by the Required Lenders in writing, instruct Issuing Bank to declare an event of default under the LC Application Agreements; and (iii) may, and shall if requested by the Required Lenders in writing, declare the Obligations (including accrued interest) and all other amounts payable hereunder and under the other Loan Documents to be, and such Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Loan Parties; provided, however, that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party or any Subsidiary of a Loan Party, without any notice to any Loan Party or any other act by Agent or Lenders, the Commitments shall thereupon automatically terminate and all Obligations (including accrued interest) shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Loan Parties. Notwithstanding the foregoing, Agent shall have available to it all rights and remedies provided under the Loan Documents (including the rights of a secured party pursuant to the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and Agent may, and shall at the written direction of the Required Lenders, exercise any or all of them.
SECTION 7.03. Cash Cover. If any Event of Default shall exist, Borrowers shall, if requested by Agent, Cash Collateralize the Undrawn Amount of Letters of Credit, Banking Relationship Debt and other contingent Obligations; provided that, if any Event of Default specified in Sections 7.01(g) or (h) exists, Borrower shall be obligated to Cash Collateralize the Undrawn Amount of Letters of Credit, Banking Relationship Debt and other contingent Obligations forthwith without any notice to Borrowers or any other act by Agent.
SECTION 7.04. Post-Default Allocation of Proceeds. If an Event of Default exists and (i) Agent or Required Lenders elect or (ii) the maturity of the Obligations has been accelerated pursuant to this Article VII, all payments (including Proceeds of Collateral) received by Agent in respect of any of the Obligations or any other amounts payable by Borrower or any other Loan Party hereunder or under the other Loan Documents shall be applied by Agent in the following order:

(a) To payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to Agent and amounts payable under Article IX and Section 2.13) payable to Agent in its capacity as such; and then
(b) To payment of that portion of the Obligations constituting indemnities, Credit Party Expenses and other amounts (other than principal, interest and fees) payable to Lenders and Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Bank and amounts payable under Article IX and Section 2.13), ratably among them in proportion to the amounts described in this clause payable to them; and then
(c) To payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and Reimbursement Obligations, and fees (including unused commitment fees or LC Fees), ratably among Lenders and Issuing Bank in proportion to the respective amounts described in this clause payable to them; and then
(d) To payment of that portion of the Obligations constituting unpaid principal of the Advances and Reimbursement Obligations, ratably among Secured Parties in proportion to the respective amounts described in this clause held by them; and then
(e) To Agent for the account of Issuing Bank (for the benefit of Issuing Bank and Lenders), to Cash Collateralize outstanding Letters of Credit; and then
(f) To payment of all other Obligations (other than Banking Relationship Debt), ratably among Secured Parties in proportion to the respective amounts described in this clause held by them; and then
(g) To payment of all other Banking Relationship Debt to the extent secured under the Collateral Documents, ratably among Secured Parties in proportion to the respective amounts described in this clause held by them; and then
(h) The balance, if any, after Full Payment of all of the Obligations, to Loan Parties or as otherwise required by Applicable Law.
Subject to Section 2.02, amounts used to Cash Collateralize the aggregate Undrawn Amount of Letters of Credit pursuant to clause (e) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII
THE AGENT

SECTION 8.01. Appointment and Authority. Each of Lenders (on behalf of itself and any of its Affiliates that are Secured Parties) and Issuing Bank hereby irrevocably appoints Agent to act on its behalf as its agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing appointment, each of Secured Parties hereby irrevocably appoints Agent to act on its behalf as agent under the Collateral Documents for purposes of acquiring, holding and enforcing any and all Liens on the Collateral, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
SECTION 8.03. Duties; Exculpatory Provisions. (a) Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or any other Applicable Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of the Bankruptcy Code or any other Applicable Law; and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or Affiliates thereof that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
(b) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Agent by Borrowers or a Lender.
(c) Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any

Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
SECTION 8.04. Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, which by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05. Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
SECTION 8.06. Resignation of Agent. Agent may at any time give notice of its resignation to Lenders, Issuing Bank and Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States of America or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above. Upon acceptance of its appointment as Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. Notwithstanding the foregoing, if no successor of Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to Lenders, Issuing Bank and Borrower Agent, whereupon, on the date of the effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to Agent under any Collateral Documents for the benefit of Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of Secured Party and, in the case of any Collateral in its possession, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section 8.06 (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) Required Lenders shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to Agent for the account of any Person other than Agent shall be made directly to Person and (ii) all notices and other communications required or contemplated to be given or made to Agent shall also be given or made directly to each Lender and Issuing Bank.
If Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof (a “Defaulting Agent”), the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower Agent and the Defaulting Agent, remove the Defaulting Agent as Agent and, in consultation with the Borrower Agent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement.
Following the effectiveness of Agent's resignation or removal from its capacity as such, the provisions of this Article VIII and Section 11.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
SECTION 8.07. Non-Reliance. (a) Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b) Each of Lenders and Issuing Bank acknowledges and agrees (i) that Agent makes no representation or warranty of any kind as to the accuracy or completeness of any Report (as defined below) and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations and Agent or any other Person performing any audit or examination will inspect only specific information regarding the Obligations or the Collateral and will rely significantly upon each Borrower's books and records as well as upon representations of each Borrower's officers and employees; and (iii) to keep all Reports confidential and strictly for such Lender's or Issuing Bank's internal use and not to distribute any Report (or the contents thereof) to any Person (except to such Lender's participants, attorneys and accountants on a confidential basis) or use any Report in any manner other than administration of the Advances and other Obligations. Each of Lenders and Issuing Bank shall indemnify and hold harmless Agent and each other Person preparing a Report from any claim, action, proceeding, damages, costs, expenses, and other amounts (including reasonable attorneys' fees) incurred by Agent or any other Person as the direct or indirect result of any third parties who might obtain all or any part of a Report through the indemnifying Lender or Issuing Bank. As used herein, the term "Report" means a report prepared by Agent or another Person containing, summarizing or otherwise showing the results of appraisals, field examinations, or audits pertaining to any of the Collateral or any Loan Party.
SECTION 8.08. Agent Titles; No Other Duties, Etc. Borrowers and each Lender hereby acknowledge that any Person designated as an "Agent" on the signature pages hereof (other than Agent) shall not have any powers, obligations, duties or liabilities hereunder other than in its capacity as a Lender (if it is a Lender) and shall in no event be deemed to have any fiduciary relationship with any other Credit Party or any Loan Party. Anything herein to the contrary notwithstanding, the Lead Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or a Lender hereunder.
SECTION 8.09. No Joinder; Instructions from Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other Person, unless expressly otherwise required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including any failure to act) in connection with any Loan Documents and may seek assurances to its satisfaction from any or all of Lenders or other Secured Parties of their indemnification obligations against any claims that could be incurred by or imposed upon Agent in connection with any act or failure to act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur any liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders.
SECTION 8.10. Hedging Agreements, Cash Management Services and Bank Products. Except as otherwise expressly set forth herein or in any Collateral Document, no provider of a Bank Product or Cash Management Services (including a Hedge Counterparty) that obtains a Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or any Guaranty (including the release or impairment of any Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations consisting of Banking Relationship Debt.
SECTION 8.11. Collateral and Guaranty Matters. (a) Secured Parties irrevocably authorize Agent, at its option and in its discretion,
(i) to release any Lien on any property granted to or held by Agent under any Loan Document (x) upon termination of all Revolver Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.05, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.07; and
(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by Agent at any time, the Required Lenders will confirm in writing Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11.
(b) Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.12. No Partnership/Joint Venture; Agent as Representative of Secured Parties. (a) Loan Parties acknowledge that Credit Parties are not their partners or co-venturers, and no Credit Party shall be liable for the acts or omissions of, or (except as otherwise set forth herein in the case of Agent) authorized to act for, any other Credit Party. Agent shall have the exclusive right on behalf of Lenders to enforce payment of the principal of and interest on any Advance after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b) In its capacity as such, Agent is a "representative" of the Secured Parties within the meaning of the term "secured party" as defined in the UCC. Each of Lenders and Issuing Bank authorizes Agent to enter into each of the Collateral Documents to which Agent is a party and to take all action contemplated by such document; agrees that no Secured Party (other than Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by Agent for the benefit of Secured Parties on the terms of the Collateral Documents; and if any Collateral is hereafter pledged by any Person as collateral security for the Obligations, Agent is hereby authorized, and hereby granted an irrevocable power of attorney, to execute and deliver on behalf of Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of Agent on behalf of Secured Parties.
SECTION 8.13. Agent May File Proofs of Claim. In any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Credit Parties and their respective agents and counsel and all other amounts due Credit Parties under Sections 2.06 or 11.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Insolvency Proceeding or other judicial proceeding is hereby authorized by each Lender and Issuing Bank to remit such payments directly to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its Agent Professionals and any other amounts due Agent under Sections 2.06 or 11.03.
SECTION 8.14. Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the credit facilities extended hereunder, the Letters of Credit, the Commitments or this Agreement;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of credit facilities extended hereunder, the Letters of Credit, the Commitments and this Agreement;
(iii) (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the credit facilities extended hereunder, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the credit facilities extended hereunder, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the credit facilities extended hereunder, the Letters of Credit, the Commitments and this Agreement; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the credit facilities extended hereunder, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX
CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 9.01. Ineffective Interest Rate; Benchmark Replacement.

(a) If the Agent shall have determined with respect to LIBOR or any other then-current Benchmark that (i) adequate and reasonable means do not exist for ascertaining such Benchmark, (ii) such Benchmark does not adequately and fairly reflect the effective cost to the Lenders of making or maintaining an Advance based on such Benchmark, or (iii) the making, maintenance or funding of an Advance based on such Benchmark has been made impractical or unlawful, then, and in any such event (unless such event constitutes a Benchmark Transition Event), Agent may so notify Borrowers and as of the date of such notification (y) any request hereunder for the conversion of any Advance to, or continuation of any Advance as, an Advance based on such Benchmark shall be ineffective and any such Advance shall be continued as or converted to, as the case may be, a Base Rate Advance and (z) if any request is made hereunder for an Advance based on such Benchmark, such Advance shall be made as a Base Rate Advance, in each case unless and until Agent shall have determined that such circumstances shall no longer exist and shall have revoked such notice.
(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if, with respect to LIBOR or any other then-current Benchmark, the Agent shall have determined that:
(i) the circumstances set forth in Section 9.01(a)(iii) have arisen and such circumstances are unlikely to be temporary; or

(ii) the administrator for such Benchmark (or for a published component used in the calculation thereof) (the “Administrator”) has discontinued its administration and publication of such Benchmark (or such component), permanently or indefinitely, provided that, at the time of such discontinuation, there is no successor administrator that will continue to provide such Benchmark (or such component); or

(iii) a public statement or publication of information has been made by or on behalf of the Administrator announcing that the Administrator has ceased or will cease to provide such Benchmark (or a published component used in the calculation thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component); or

(iv) a public statement or publication of information has been made by or on behalf of the regulatory supervisor for the Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Administrator, a resolution authority with jurisdiction over the Administrator or a court or an entity with similar insolvency or resolution authority over the Administrator, which states that the Administrator has ceased or will cease to provide such Benchmark (or a published component used in the calculation thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(v) a public statement or publication of information has been made by or on behalf of the regulatory supervisor for the Administrator announcing that such Benchmark (or a published component used in the calculation thereof) is no longer representative; or

(vi) syndicated credit facilities similar to the credit facility or facilities under this Agreement being executed at such time, or that include language similar to that contained in this Section 9.01(b), are being executed or amended, as the case may be, to incorporate or adopt a new benchmark interest rate to replace such Benchmark (or a published component used in the calculation thereof) and (in the case of this clause (vi)) the Agent has elected to treat such circumstance as a Benchmark Transition Event hereunder,

(each of clauses (i) through (vi) above being referred to herein as a “Benchmark Transition Event”) then the Agent and the Borrowers may amend this Agreement to replace LIBOR or such other then-current Benchmark, as applicable, with a Benchmark Replacement. Notwithstanding anything to the contrary in Section 11.05, any such amendment with respect to a Benchmark Transition Event (A) pursuant to any of clauses (i) through (v) above will become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted or otherwise made available such proposed amendment to all Lenders and the Borrowers so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders or (B) pursuant to clause (vi) above will become effective without any further action or consent of any other party to this Agreement on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 9.01(b) will occur prior to the applicable Benchmark Transition Start Date.
        In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
        The Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 9.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 9.01.
        Upon notice to the Borrowers by the Agent in accordance with Section 11.01 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement shall be determined in accordance with this Section 9.01(b), (y) any request hereunder for the conversion of any Advance to, or continuation of any Advance as, an Advance based on the then-current Benchmark shall be ineffective and any such Advance shall be continued as or converted to, as the case may be, a Base Rate Advance, and (z) if any request is made hereunder for an Advance based on the then-current Benchmark, such Advance shall be made as a Base Rate Advance.
(c)  For purposes of this Section 9.01:

“Administrator” has the meaning specified in Section 9.01(b).
“Benchmark” means LIBOR or a Benchmark Replacement that is in effect hereunder, as applicable.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark (or any applicable component thereof) for syndicated credit facilities similar to the credit facility or facilities hereunder denominated in Dollars and (b) the Benchmark Replacement Adjustment (which, in each case, may include a rate that is published on an information service as selected by the Agent from time to time, and may be updated periodically); provided that the Benchmark Replacement shall incorporate or be subject to any floor corresponding to any floor on or related to the Benchmark that is being replaced; provided, further, that any Benchmark Replacement must be administratively feasible as determined by Agent.
“Benchmark Replacement Adjustment” means, with respect to any replacement under this Agreement of the then-current Benchmark with an alternative benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (or any applicable component thereof) with an alternative benchmark rate, as applicable, by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (or any applicable component thereof) with an alternative benchmark rate, as applicable, at such time for U.S. syndicated credit facilities denominated in Dollars (which, in each case, may include an adjustment or method for calculating or determining such an adjustment that is published on an information service as selected by the Agent from time to time, and may be updated periodically).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” the definition of “LIBOR Reserve Percentage” (it being understood that such a factor may be applied in respect of a Benchmark Replacement), or the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark (or any applicable component thereof):
(a) in the case of clause (i) of Section 9.01(b), the date selected by the Agent; or
(b) in the case of clauses (ii), (iii) or (iv) of Section 9.01(b), the later of:
(i) the date of the public statement or publication of information referenced therein (if applicable) and

(ii) the date on which the Administrator permanently or indefinitely ceases to provide such Benchmark (or component); or
(c) in the case of clause (v) of Section 9.01(b), the date of the public statement or publication of information referenced therein; or
(d) in the case of clause (vi) of Section 9.01(b), the date specified by the Agent by notice to the Borrowers and the Lenders.
“Benchmark Transition Event” has the meaning specified in Section 9.01(b).
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event pursuant to any of clauses (i) through (v) of Section 9.01(b), the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of a Benchmark Transition Event pursuant to clause (vi) of Section 9.01(b), the date specified by the Agent by notice to the Borrowers and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any then-current Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (y) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes under this Agreement and the other Loan Documents in accordance with Section 9.01(b) and (z) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes under this Agreement and the other Loan Documents pursuant to Section 9.01(b).
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

SECTION 9.02. Illegality. If any Change in Law or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Advances using LIBOR and such Lender shall so notify Agent, Agent shall forthwith give notice thereof to the other Lenders and Borrower Agent, whereupon until such Lender notifies Borrower Agent and Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to fund Advances using LIBOR shall be suspended, and Agent shall have the right, in its sole discretion, to substitute an alternative index rate for LIBOR (and such rate, however determined, shall be referred to herein as "LIBOR" with respect to such Lender). Before giving any notice to Agent pursuant to this Section 9.02, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Advances using LIBOR to maturity and shall so specify in such notice the then outstanding principal amount of such Advances of such Lender shall be converted to an alternative index rate selected by Agent, in its sole discretion, for so long as such circumstances continue to exist, and such rate (however determined) shall be referred to herein as "LIBOR" with respect to such Lender.
SECTION 9.03. Increased Costs; Capital Adequacy Requirements. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Credit Party (except any reserve requirement reflected in the LIBOR Reserve Percentage); or
(ii) subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its advances, loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Credit Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Euro-Dollar Advances by such Credit Party or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Credit Party of making, converting to, continuing or maintaining any Euro-Dollar Advance or of maintaining its obligation to make any such Euro-Dollar Advance, or to increase the cost to such Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Credit Party, Borrowers will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.
(b) If any Credit Party determines that any Change in Law affecting such Credit Party or any lending office of such Lender or such Credit Party’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit

Party’s capital or on the capital of such Credit Party's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Credit Party or such Credit Party's holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time Borrowers shall pay to such Credit Party, as the case may be, such additional amount or amounts as will compensate such Credit Party or such Credit Party's holding company for any such reduction suffered.
(c) A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 9.03 and delivered to Borrower Agent shall be conclusive absent manifest error. Borrowers shall pay such Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party's right to demand such compensation, provided that Borrowers shall not be required to compensate a Credit Party pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Credit Party notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Credit Party's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day-period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 9.04. [Intentionally Omitted.]
SECTION 9.05. Compensation. Upon the request of any Lender, delivered to Borrower Agent and Agent, Borrowers shall pay to such Lender within 10 days of Borrower Agent receipt such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender as a result of:
(a) any payment or prepayment (pursuant to Sections 2.11, 2.12, 7.01, 9.03 or otherwise) of a Euro-Dollar Advance on a date other than the last day of an Interest Period for such Advance; or
(b) any failure by Borrowers to prepay a Euro-Dollar Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or
(c) any failure by Borrowers to borrow a Euro-Dollar Advance on the date for the Borrowing of which such Euro-Dollar Advance is a part;
such compensation to include an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Advance (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Advance which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Advance provided for herein over (y) the amount of interest (as reasonably determined by such Lender) such Lender would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading lenders in the London interbank market (if such Advance is a Euro-Dollar Advance).

SECTION 9.06. Mitigation Obligations. If any Lender requests compensation under Section 9.03, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.03 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE X
GUARANTY

SECTION 10.01. Unconditional Guaranty. Each Guarantor (other than a Guarantor that has executed and delivered to Agent a separate guaranty of the Obligations) hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, prompt when due and punctual payment, when due (whether due at scheduled maturity or on any date of required prepayment or by acceleration, demand or otherwise) of all Obligations to Secured Parties and all indebtedness at any time or times payable under this Guaranty, whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (all such indebtedness, liabilities and other obligations being referred to collectively as the "Guaranteed Obligations"). Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to any Secured Party under or in respect of any of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving such other Loan Party. Each Guarantors' guaranty under this Section 10.01 is an absolute, present and continuing guarantee of payment and not of collectability, and is in no way conditional or contingent upon any attempt to collect from any other Loan Party or upon any other action, occurrence or circumstances whatsoever. If any Loan Party shall fail so to pay any such principal, premium, interest or other amount to any Secured Party, Guarantors shall pay the same forthwith without demand, presentment, protest or notice of any kind (all of which are waived by Guarantors to the fullest extent permitted by Applicable Law), in Dollars, at the place for payment specified in the Loan Documents or specified by Agent in writing, to Agent. Each Guarantor further agrees, promptly after demand, to pay to Agent and the other Secured Parties the costs and expenses incurred by Agent or other Secured Parties in connection with enforcing the rights of Agent or the other Secured Parties against any Loan Party (whether in an Insolvency Proceeding or otherwise) following any default in payment of any of the Guaranteed Obligations or the obligations of Guarantors hereunder, including, the fees and expenses of Agent Professionals, such Lenders and the other Secured Parties. Notwithstanding anything to the contrary contained in this Guaranty, the definition of "Guaranteed Obligations" shall not create any Guarantee by any Loan Party of (or grant of a security interest by any Loan Party to support, as applicable) any Excluded Swap Obligation of such Loan Party for purposes of determining any obligations of any Loan Party.
SECTION 10.02. Obligations Absolute. The obligations of Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim any Guarantor may have against any Loan Party or Secured

Party, hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by Applicable Law, any circumstance or condition whatsoever (whether or not any of Guarantors shall have any knowledge or notice thereof), including:
(a) any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;
(b) any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;
(c) any failure, omission or delay on the part of any Credit Party to enforce, assert or exercise any right, power or remedy conferred on or available to any Credit Party against any Loan Party or Subsidiary of a Loan Party;
(d) any Insolvency Proceeding with respect to a Loan Party or any Subsidiary of a Loan Party or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;
(e) any merger or consolidation of any Loan Party into or with any other Person or any sale, lease or transfer of any or all of the assets of any Loan Party or Subsidiary of a Loan Party to any Person;
(f) any failure on the part of a Loan Party or any Subsidiary of a Loan Party for any reason to comply with or perform any of the terms of any agreement with any Guarantor;
(g) any exercise or non-exercise by Agent, any Lender or any other Secured Party, of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including under this Section;
(h) any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;
(i) any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;
(j) any failure to give notice to any Guarantor of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;
(k) any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or
(l) any other circumstance (other than Full Payment) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of any Guarantor.

Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and the Full Payment of the Guaranteed Obligations. Guarantors unconditionally waive, to the fullest extent permitted by Applicable Law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of a Guarantor's obligations hereunder by reason of the failure or refusal by any Secured Party to take any action pursuant to any statute permitting a Guarantor to request that a Secured Party attempt to collect the Guaranteed Obligations from any Loan Party or other Person, (C) all notices which may be required by Applicable Law or otherwise to preserve any of the rights of any Secured Party against any Guarantor including presentment to or demand of payment from a Loan Party or any of its Subsidiaries with respect to any Loan Document, notice of acceptance of each Guarantor's guarantee hereunder and notice to any Loan Party of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of any Secured Party to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, any Loan Party or other Person, or to resort to any security or to any balance of any deposit account or credit on the books of any Secured Party in favor of any Loan Party or any other Person, despite any notice or request of any of the Guarantors to do so.
SECTION 10.03. Continuing Obligations; Reinstatement. The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until Full Payment of the Guaranteed Obligations (and any renewals and extensions thereof). The obligations of Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by a Loan Party on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient in any Insolvency Proceeding of a Loan Party or its Subsidiary or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including because of the pendency of any Insolvency Proceeding of a Loan Party or its Subsidiary, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.
SECTION 10.04. Waivers and Acknowledgments. Each Guarantor hereby unconditionally and irrevocably waives:
(a) Promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations or this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral;
(b) Any right to revoke this Guaranty, such Guarantor acknowledging that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future;

(c) Any defense based upon an election of remedies by a Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution, indemnification or other rights of such Guarantor to proceed against any other Loan Party, any other Person or any Collateral, and any defense based on any right of setoff or counterclaim against or in respect of the obligations of such Guarantor hereunder;
(d) Any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, Property or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by any Secured Party;
(e) All rights that it may have now or in the future under any Applicable Law to compel any Credit Party or Issuing Bank to marshal any assets or to proceed against any Person or security for the payment or performance of any of the Guaranteed Obligations before, or as a condition to, proceeding against such Guarantor;
(f) All other defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all of the Guaranteed Obligations;
Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing and arrangements contemplated by the Loan Documents and that the waivers set forth herein are knowingly made in contemplation of such benefits.
SECTION 10.05. Additional Security, Etc. Guarantors authorize Agent on behalf of Secured Parties, without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, any Loan Party or Others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. Each Guarantor waives any right to require any Secured Party to proceed against any additional or substitute endorsers or guarantors or Borrowers or any of their Subsidiaries or any other Person or to pursue any other remedy available to any Secured Party.
SECTION 10.06. Information Concerning Loan Parties. Each Guarantor assumes full responsibility for being informed of the financial condition and assets of all Loan Parties and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each Guarantor assumes hereunder, and agrees that no Secured Party shall have any duty to advise any Guarantor of information known to such Secured Party regarding or in any manner relevant to any of such circumstances or risks.
SECTION 10.07. Reimbursement, Contribution, Subrogation and Other Rights. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Loan Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party, directly or indirectly, in Cash or other Property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until Full Payment of all Guaranteed Obligations. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be received and held in trust for the benefit of Secured Parties, shall be segregated from the Property and funds of such Guarantor and shall forthwith be paid or delivered to Agent in the same form received (with the addition of any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents or to be held as collateral security for any Guaranteed Obligations thereafter arising.
SECTION 10.08. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to Guarantor by any other Loan Party (the "Subordinated Loan Party Obligations") to the Full Payment of the Guaranteed Obligations; provided, however, other than during any period that a Default or an Event of Default exists, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of any Subordinated Loan Party Obligations, but no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Loan Party Obligations at any time a Default or an Event of Default exists. In any Insolvency Proceeding relating to any Loan Party, each Guarantor agrees that Secured Parties shall be entitled to receive Full Payment of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of such Insolvency Proceeding, whether or not constituting an allowed claim in such Insolvency Proceeding ("Post-Petition Interest")) before such Guarantor receives any payment of any Subordinated Loan Party Obligations. At any time a Default or an Event of Default exists, each Guarantor shall collect, enforce and receive payments on account of the Subordinated Loan Party Obligations as trustee for Agent and shall deliver such payments to Agent on account of the Guaranteed Obligations, including all Post-Petition Interest, fees and other charges, together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under other provisions of this Guaranty. At any time an Event of Default exists, Agent is authorized and empowered (but without any obligation to do so), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Loan Party Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Loan Party Obligations and (B) to pay any amounts received on such obligations to Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).
SECTION 10.09. Contribution. If and to the extent any Guarantor shall make a payment under this Guaranty (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full, in Cash, of the Guarantor Payment and the Guaranteed Obligations (other than any portion of the Guaranteed Obligations that are unliquidated and have not as yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully Cash Collateralized on terms acceptable to Agent and Issuing Bank, and all agreements related to Bank Products (including Hedging Agreements) and Cash Management Services have been terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "Allocable Amount" of any Guarantor shall be equal to the excess of the fair saleable value of the Property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions. This Section 10.09 is intended only to define the relative rights of the Guarantors, and nothing set forth herein is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee. The parties acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
SECTION 10.10. Keepwell. Each Qualified ECP Guarantor does hereby jointly and severally, absolutely and unconditionally and irrevocably undertake to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of a Swap Obligation. Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.09 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.10 constitutes, and this Section 10.10 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(b)(ii) of the Commodity Exchange Act.
SECTION 10.11. Miscellaneous. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities and obligations of such Loan Party to Credit Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent Guarantee by Guarantors of any other indebtedness to Agent, Lenders or any other Secured Party. Each Credit Party may assign or otherwise transfer all of or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments and share of Obligations) to any other Person and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party herein or otherwise, in each case as an and to the extent provided in Section 11.07. No Guarantor shall have the right to assign its rights or delegate its duties hereunder without the prior written consent of Agent and Lenders.
SECTION 10.12. Maximum Liability. Each Guarantor and, by its acceptance of this Guaranty, Agent, each Lender and Issuing Bank, hereby confirm that it is the intention of all such Persons that neither this Guaranty nor the obligations of each Guarantor hereunder not constitute a fraudulent transfer or fraudulent conveyance for purposes of any Applicable Law (including the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder). To effectuate the foregoing intention, the parties hereby agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
SECTION 10.13. Other Limitations. Notwithstanding any provision to the contrary set forth in this Article X or any other provision of this Agreement, with respect to the Term Loan Advances, each Guarantor’s obligation to repay the principal amount of Term Loan Advances shall not exceed the Term Loan Recourse Amount of the Borrower of which the Guarantor is a direct subsidiary, if applicable.

ARTICLE XI
MISCELLANEOUS

SECTION 11.01. Notices. (a) Notice Addresses. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i) if to Borrowers or any other Loan Party, to Borrower Agent at Construction Partners, Inc., 290 Healthwest Drive, Suite 2, Dothan, Alabama 36303, Attention: R. Alan Palmer; Telephone No. (334) 673-9763.
(ii) if to Agent, to BBVA USA at Dothan West, 2872 West Main Street, Dothan, Alabama 36305, Attention: John D. Brown, Senior Vice President, Facsimile No. 205-297-2527; Telephone No. (334) 712-7037, with a courtesy copy to Corbitt Tate, Balch & Bingham, LLP at 1901 Sixth Avenue North, Suite 1500, Birmingham, Alabama 35203.
(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d) Platform.
(i) Each Loan Party agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform").
(ii) The Platform is provided "as is" and "as available." Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's transmission of Communications through the Platform. "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to or by Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 11.02. No Waiver; Exercise of Remedies. (a) No failure or delay by Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Article VII for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.04, or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of any Insolvency Proceeding.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. Loan Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including fees and expenses of Agent Professionals) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (ii) all reasonable out-of-pocket expenses incurred by Agent, any Lender or Issuing Bank (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.
(b) Indemnification by Loan Parties. Loan Parties shall, jointly and severally, indemnify Agent (and any sub-agent thereof), each Lender and Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Environmental Releases on or from any property owned or operated by Borrowers or any of its Subsidiaries, or any Environmental Liability related in any way to Borrowers or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.03(b) shall not apply with respect to Taxes and other than any Taxes that represent losses, claims, damages, liabilities or expenses arising from any non-Tax claim.
(c) Reimbursement by Lenders. To the extent that a Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 11.03 to be paid by it to Agent (or any sub-agent thereof), Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender's Pro Rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or such Issuing Bank or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or such Issuing Bank. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 11.10.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments; Survival. All amounts due under this Section 11.03 shall be payable promptly after demand therefor. Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations.
SECTION 11.04. Setoffs; Sharing of Setoffs; Application of Payments. (a) If an Event of Default shall have occurred and be continuing, each Credit Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or its Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Credit Party or its Affiliates, irrespective of whether or not such Credit Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of a Credit Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 7.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the other Credit Parties, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of Credit Parties and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that each Credit Party or its Affiliates may have. Each Lender and Issuing Bank agrees to notify Borrowers and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations (excluding any Banking Relationship Debt) hereunder or under any other Loan Document resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations (excluding any Banking Relationship Debt) greater than its Pro Rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for Cash at face value) participations in the Advances and such other Obligations (excluding any Banking Relationship Debt) of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders on a Pro Rata basis, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Reimbursement Obligations to any assignee or participant, other than to Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
SECTION 11.05. Amendments and Waivers. (a) Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrowers and the Required Lenders (and, if the rights or duties of Agent or Issuing Bank, as applicable, are affected thereby, by Agent or Issuing Bank, as applicable); provided that:
(i) without the prior written consent of each affected Lender, no amendment shall be effective that would (a) increase the Commitment of any Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 3.02 or of any Default or Event of Default is not considered an increase in the Commitments of any Lender or any Lender's obligation to fund); (b) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; provided that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of Borrowers to pay interest at the Default Rate; or (c) extend the Termination Date or the Term Loan Maturity Date;
(ii) without the prior written consent of all Lenders, no amendment shall be effective that would (a) amend the definitions of "Required Lenders" or any of the provisions of this Section 11.05; (b) amend the definition of "Pro Rata" or alter the pro rata sharing provisions of this Agreement; (c) amend the application of payments under Section 7.03 of this Agreement; (d) release all or substantially all of the Collateral held as security for the Obligations; (e) release any guaranty given to support payment of the Guaranteed Obligations except to the extent otherwise provided in this Agreement; or (f) reduce any amounts set forth in the definition of "Term Loan Recourse Amount." Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder (and any amendment, waiver, or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), provided that, without in any way limiting Section 2.14, any such amendment, waiver, or consent that would increase or extend the term of the Commitments or Advances of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender. Notwithstanding the foregoing, all instruments and agreements evidencing any Bank Products or Cash Management Services (including Hedging Agreements) may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b) Notwithstanding anything in clause (a), (i) unless also signed by Agent or Issuing Bank, as applicable, no amendment, waiver or consent shall affect the rights or duties of Agent or the Issuing Bank, as applicable, under this Agreement or any other Loan Document, and (ii) Agent's Letter Agreement may be amended, or rights or privileges thereunder waived, only by means of a written agreement executed by all of the parties thereto. Additionally, notwithstanding anything to the contrary herein, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of an Insolvency Proceeding and such determination shall be binding on all of Lenders.
(c) No Loan Party will solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Lender shall be informed thereof by Borrowers, or by Agent, and shall be afforded an opportunity to consider the same and shall be supplied by Borrowers, or by Agent, if Borrowers so requests and to the extent already furnished to Agent, with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by Borrowers to Agent for delivery to each Lender forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders. No Loan Party will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders that provide their consent to such waiver or amendment.
(d) Notwithstanding any other provision of this Section 11.05 to the contrary, this Section shall not apply to amendments to this Agreement that have been made pursuant to Section 9.01.
SECTION 11.06. Margin Stock Collateral. Each of the Lenders represents to Agent and each of the other Lenders that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
SECTION 11.07. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 11.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 11.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 11.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 11.07 and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitments and the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.07 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section 11.07, the aggregate amount of the Commitments or Advances of any Class (which for this purpose includes Advances outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if a "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement. An assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Advances shall not be made unless the assigning Lender is contemporaneously assigning to such assignee a proportionate and equal part of the assigning Lender's rights and obligations in respect of each other Class of Commitments or Advances under this Agreement. In no event shall any Lender assign a proportionate part of its rights and obligations in respect to one Class of Commitments or Advances unless such Lender contemporaneously assigns to the same assignee a proportionate and equal part of the assigning Lenders rights and obligations in respect of each other Class of Commitments or Advances under this Agreement;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 11.07 and, in addition:
(A) the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and provided, further, that Borrowers' consent shall not be required during the primary syndication of the Credit Facilities;
(B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolver Advances or any unfunded Revolver Commitments if such assignment is to a Person that is not a Lender with a Revolver Commitment in respect of such credit facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of Issuing Bank shall be required for any assignment in respect of the Revolver Commitments.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. The Eligible Assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrowers or any of Borrowers' Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Agent, the applicable Revolver Pro Rata share and/or Term Loan Pro Rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Revolver Pro Rata share and Term Loan Pro Rata Share, as applicable, of all Advances and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Agent pursuant to paragraph (c) of this Section 11.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.03 and 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.07.
(b) Register. Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Birmingham, Alabama a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). In addition, Agent shall maintain on the Register the designation, and the revocation of designation, of any Lender as a Defaulting Lender of which it has received notice. The entries in the Register shall be conclusive absent manifest error, and Borrowers, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Agent, sell participations to any Person (other than a natural person or Borrowers or any of Borrowers' Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Agent, Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.03(b) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.05(a)(i) through (xi) (inclusive) that affects such Participant. Borrowers agrees that each Participant shall be entitled to the benefits of Sections 9.03, 9.05 and 2.13(c) (subject to the requirements and limitations therein, including the requirements under Section 2.13(d) (it being understood that the documentation required under Section 2.13(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 9.06 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 9.03 or 2.14(c), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers' request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 9.06 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.04(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Advances or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 511103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 11.08. Confidentiality. (a) Each of Agent, Issuing Bank and Lenders agrees to exercise commercially reasonable efforts to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and its obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers. In addition, Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
(b) For purposes of this Section, "Information" means all information received from Loan Parties or any of their Subsidiaries relating to Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to Agent, Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Loan Parties or any of their Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(c) Notwithstanding anything herein to the contrary, "Information" shall not include, and Loan Parties and Credit Parties and their respective Affiliates (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment or facts.
SECTION 11.09. Representations by Lenders. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 11.07, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.
SECTION 11.10. Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
SECTION 11.11. Survival of Certain Obligations. The provisions of Sections 9.03(a), 9.03(b), 9.05 and 11.03, and the obligations of Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, and the Revolver Commitments and the payment in full of the principal of and interest on all Advances.
SECTION 11.12. Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the internal law of the State of New York (without giving effect to any conflict of law principles, but giving effect to federal laws relating to national banks).
SECTION 11.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.
SECTION 11.14. Maximum Interest. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and Lenders shall at Agent's option (i) promptly refund to Borrowers any interest received by Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a Pro Rata basis. It is the intent hereof that Borrowers not pay or contract to pay, and that neither Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.
SECTION 11.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
SECTION 11.16. Counterparts; Integration; Effectiveness; Electronic Execution
(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement
(b) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 11.17. Jurisdiction and Venue; Service of Process; Jury Trial Waiver. (a) Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Alabama sitting in the City of Birmingham, and of the United States District Court of the Northern District of Alabama and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Alabama State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrowers or any other Loan Party or its properties in the courts of any jurisdiction.
(b) Waiver of Venue Objections. Borrowers irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
(d) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.18 Independence of Covenants. All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise allowed by, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.
SECTION 11.19. Concerning Certificates. All certificates required hereunder to be delivered by a Loan Party or its Subsidiaries and that are required to be executed or certified by the chief financial officer or any other Responsible Officer shall be executed or certified by such officer in such capacity solely on behalf of the entity for whom he is acting, and not in any individual capacity; provided that nothing in the foregoing shall be deemed as a limitation on liability of any officer for any acts of willful misconduct, fraud, intentional misrepresentation or dishonesty in connection with such execution or certification.

SECTION 11.20. Patriot Act Notice. Each Credit Party hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Credit Party to identify such Loan Party in accordance with such Act.
SECTION 11.21. No Fiduciary Relationship. Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Loan Parties and their Affiliates, on the one hand, and Credit Parties and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of Credit Parties or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
SECTION 11.22. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that a Loan Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b) As used in this Section 11.22, the following terms have the following meanings:
“BHC Act Affiliate” shall mean, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 11.23. Amendment and Restatement.
(a) This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Restatement Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Agent under the Existing Credit Agreement. On the Restatement Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all Borrowings and other obligations of the Borrowers outstanding as of such date under the Existing Credit Agreement shall be deemed to be Borrowings and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Agent shall make such transfers of funds as are necessary in order that the outstanding balance of Borrowings, together with any Borrowings funded on the Restatement Date, reflect the respective Revolving Commitments and outstanding Term Loan Advances of the Lenders hereunder.
(b) The Loan Parties acknowledge and agree that the security interests and Liens (as defined in the Existing Credit Agreement) granted to the Agent pursuant to the Existing Credit Agreement and the other Collateral Documents (as defined in the Existing Credit Agreement), shall remain outstanding and in full force and effect, without interruption or impairment of any kind, and shall continue to secure the Obligations.
(c) The Loan Parties acknowledge and agree that any causes of action or other rights created in favor of any Lender and its successors in connection with the Existing Credit Agreement or any other Loan Document executed in connection therewith prior to the Restatement Date shall survive the execution and delivery of this Agreement. All indemnification obligations of the Loan Parties arising pursuant to the Existing Credit Agreement shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective Responsible Officers as of the day and year first above written.

CONSTRUCTION PARTNERS, INC., a Delaware corporation	WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation

By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation	FSC II, LLC, a North Carolina limited liability company

By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

EVERETT DYKES GRASSING CO., INC., a Georgia corporation	THE SCRUGGS COMPANY, a Georgia corporation

By:/s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By:/s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

[Signature Page to Credit Agreement]

COMMITMENTS	BBVA USA, as Agent, Issuing Bank, Lead Arranger and as a Lender

By:/s/ John D. Brown (SEAL) Name: John D. Brown Title: Senior Vice President

Revolver Commitment: $ 18,000,000.00 Term Loan A-1 Advances: $ 29,130,000.00 Outstanding Term Loan A-2 Advances: $ 17,550,000.00 Term Loan A-2 Commitment: $ 0.00
Lending Office
BBVA USA Dothan West 2872 West Main Street Dothan, Alabama 36305 Attention: John D. Brown, Senior Vice President Facsimile number: (205) 297-2527 Telephone number: (334) 712-7037

[Signature Page to Credit Agreement]

COMMITMENTS	BANK OF AMERICA, N.A., as a Lender

By: /s/ Matthew Johnston (SEAL) Name: Matthew Johnston Title: Senior Vice President

Revolver Commitment: $ 12,000,000.00 Term Loan A-1 Advances: $ 19,420,000.00 Outstanding Term Loan A-2 Advances: $ 0.00 Term Loan A-2 Commitment: $ 0.00
Lending Office
Bank of America TX2-574-05-02 1 Cowboys Way, Frisco, TX 75034 STE 500 Attn: Rick Macias Facsimile number: Telephone number:469-294-7145

[Signature Page to Credit Agreement]

COMMITMENTS	CADENCE BANK, N.A., as a Lender

By: /s/ Hoyt Elliot (SEAL) Name: Hoyt Elliot Title: AVP

Revolver Commitment: $ 4,800,000.00 Term Loan A-1 Advances: $ 0.00 Outstanding Term Loan A-2 Advances: $ 0.00 Term Loan A-2 Commitment: $ 7,200,000.00
Lending Office
Cadence Bank 2100 3rd Avenue North, Suite 1100 Attn: Hoyt Elliot Facsimile number: 205-820-9878 Telephone number:205-380-5116
[Signature Page to Credit Agreement]

COMMITMENTS	HANCOCK WHITNEY BANK, as a Lender

By: /s/ Jennifer Pelham (SEAL) Name:Jennifer Pelham Title: Senior Vice President

Revolver Commitment: $ 6,000,000.00 Term Loan A-1 Advances: $ 0.00 Outstanding Term Loan A-2 Advances: $ 0.00 Term Loan A-2 Commitment: $ 9,000,000.00
Lending Office
25 W. I-65 Service Road North Mobile, AL 36608 Attn: Tabitha Kelley Facsimile number: 251-665-1611 Telephone number: 251-665-1711
[Signature Page to Credit Agreement]

COMMITMENTS	REGIONS BANK, as a Lender

By: /s/ Cory D. Guillory (SEAL) Name: Cory D. Guillory Title: Director & SVP

Revolver Commitment: $ 9,200,000.00 Term Loan A-1 Advances: $ 0.00 Outstanding Term Loan A-2 Advances: $ 0.00 Term Loan A-2 Commitment: $ 13,800,000.00
Lending Office
1900 5th Avenue North - Upper Lobby Birmingham, AL 35203 Attn: Cory Guillory Facsimile number: 205-326-5170 Telephone number: 205-581-7497

[Signature Page to Credit Agreement]

EXHIBIT A
Form of Notice of Borrowing
Date ______, 20_
BBVA USA, as Agent

Re: Amended and Restated Credit Agreement dated July ___, 2020, by and among Construction Partners, Inc. a Delaware corporation ("Construction Partners" or "Borrower Agent"), Wiregrass Construction Company, Inc., an Alabama corporation ("Wiregrass Construction"), FSC II, LLC, a North Carolina limited liability company ("FSC"), C. W. Roberts Contracting, Incorporated, a Florida corporation ("Roberts Contracting"), Everett Dykes Grassing Co., Inc., a Georgia corporation ("Everett Dykes"), and The Scruggs Company, a Georgia corporation ("Scruggs Company"; and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting, Everett Dykes and all other entities that now or hereafter become borrowers under said Credit Agreement, the "Borrowers"), BBVA USA, formerly known as Compass Bank, as agent for certain Lenders from time to time parties thereto, and such Lenders (as at any time amended, modified, supplemented or restated, the “Loan Agreement”)
Ladies and Gentlemen:
This Notice of Borrowing is delivered to you pursuant to Section 2.03 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. The undersigned, as Borrower Agent, hereby requests a _____ Revolver Borrowing or   Term Loan A-2 Borrowing (check applicable Borrowing) in the aggregate principal amount of $_____________, to be made on _______________, _____, which shall be a ____ Base Rate Advance or a ____ Euro-Dollar Advance (check applicable Advance).
If the Revolver Borrowing or Term Loan A-2 Borrowing is a Euro-Dollar Advance, check applicable LIBOR Rate below (to apply to the entire amount advanced in connection with this Notice of Borrowing):
1 month __ , 2 month __, 3 month __ , 6 month __, 9 month __, 12 month __
Please credit the entire borrowing amount to the following account:
Bank name:
Routing number (if wiring funds):
Account number:
Account name:

Borrower Agent, on behalf of Borrowers, hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and hereby certifies that no Default or Event of Default exists on the date hereof.

Exhibit A-1

Borrower Agent has caused this Notice of Borrowing to be executed and delivered by its duly authorized representative, this day ________ of _________________, 20 _.
            CONSTRUCTION PARTNERS, INC.,
            as Borrower Agent

By:
Title:
             [CORPORATE SEAL]

Exhibit A-2

EXHIBIT B-1
FORM OF REVOLVER NOTE
____________________
U.S. $______________                   Birmingham, Alabama
FOR VALUE RECEIVED, the undersigned, CONSTRUCTION PARTNERS, INC., a Delaware corporation ("Construction Partners"), WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation ("Wiregrass Construction"), FSC II, LLC, a North Carolina limited liability company ("FSC"), C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation ("Roberts Contracting"), EVERETT DYKES GRASSING CO., INC., a Georgia corporation ("Everett Dykes"), and THE SCRUGGS COMPANY, a Georgia corporation ("Scruggs Company"; and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting, and Everett Dykes, the "Borrowers," and individually a "Borrower"), hereby unconditionally, and jointly and severally, as provided under Section 2.18 of the Loan Agreement, promise to pay to the order of ____________________________________ (herein, together with any subsequent holder hereof, called the "Holder") the principal sum of $____________________ or such lesser sum as may constitute Holder’s Revolver Pro Rata share of the outstanding principal amount of all Revolver Borrowings pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 2.06 of the Loan Agreement, in strict accordance with the terms thereof. Borrowers likewise unconditionally, and jointly and severally, as provided under Section 2.18 of the Loan Agreement, promise to pay Holder interest from and after the date hereof on Holder’s Revolver Pro Rata share of the outstanding principal amount of Revolver Borrowings at such interest rates, payable at such times, and computed in such manner as are specified in Sections 2.06 and 2.07 of the Loan Agreement, in strict accordance with the terms thereof.
This Revolver Note ("Note") is issued pursuant to, and is a "Revolver Note" referenced in, the Amended and Restated Credit Agreement dated as of even date herewith (as at any time amended, modified, supplemented or restated, the "Loan Agreement"), among Borrowers, BBVA USA, formerly known as Compass Bank, as agent (in such capacity, together with its successors in such capacity, the "Agent") for itself and the financial institutions from time to time parties thereto as lenders ("Lenders"), and such Lenders, and Holder is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. This Note is subject to certain restrictions on transfer or assignment as provided in the Loan Agreement. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement. The repayment of the principal balance of this Note is subject to the provisions of Section 2.06 of the Loan Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the termination of the Commitments as set forth in Section 7.02 of the Loan Agreement.
All payments of principal and interest shall be made in Dollars in immediately available funds to Agent for Holder’s benefit as specified in the Loan Agreement.
Upon or after the occurrence of an Event of Default, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.07 of the Loan Agreement. Borrowers jointly and severally agree to pay, and save Holder harmless against, any liability for the payment of, all costs and expenses,
Exhibit B-1-1

including, but not limited to, reasonable attorneys’ fees, if this Note is collected by or through an attorney-at-law.
All principal amounts of Revolver Borrowings made by Holder to Borrowers pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Loan Agreement.
In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Holder, such excess sum shall be, at Borrowers’ option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrowers not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.
Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.
Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy. Agent, at its option, may enforce its rights against any Collateral securing this Note without Agent or Holder enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing any Borrower’s liability hereunder, Agent may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.
The rights of Holder and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of New York. This Note is intended to take effect as an instrument under seal under New York law.
[Remainder of page intentionally left blank]
Exhibit B-1-2

IN WITNESS WHEREOF, each Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.
BORROWERS:

CONSTRUCTION PARTNERS, INC., a Delaware corporation	WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation

By: Name: Title:	By: Name: Title:

C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation	THE SCRUGGS COMPANY, a Georgia corporation

By: Name: Title:	By: Name: Title:

EVERETT DYKES GRASSING CO., INC., a Georgia corporation	FSC II, LLC, a North Carolina limited liability company

By: Name: Title:	By: Name: Title:

Exhibit B-1-3

EXHIBIT B-2
FORM OF TERM LOAN NOTE
_______________________
U.S. $______________                   Birmingham, Alabama
FOR VALUE RECEIVED, the undersigned, CONSTRUCTION PARTNERS, INC., a Delaware corporation ("Construction Partners"), WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation ("Wiregrass Construction"), FSC II, LLC, a North Carolina limited liability company ("FSC"), C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation ("Roberts Contracting"), EVERETT DYKES GRASSING CO., INC., a Georgia corporation ("Everett Dykes"), and THE SCRUGGS COMPANY, a Georgia corporation ("Scruggs Company"; and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting, and Everett Dykes, the "Borrowers," and individually as a "Borrower"), hereby unconditionally, and jointly and severally, as provided under and subject to any limitations found in Section 2.18 of the Loan Agreement, promise to pay to the order of ____________________________________ (herein, together with any subsequent holder hereof, called the "Holder") the principal sum of $____________________ pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 2.06 of the Loan Agreement, in strict accordance with the terms thereof. Borrowers likewise unconditionally, and jointly and severally, as provided under and subject to any limitations found in Section 2.18 of the Loan Agreement, promise to pay Holder interest from and after the date hereof on Holder’s Pro Rata share of the outstanding principal amount of Term Loan Borrowings at such interest rates, payable at such times, and computed in such manner as are specified in Sections 2.06 and 2.07 of the Loan Agreement, in strict accordance with the terms thereof.
This Term Loan Note ("Note") is issued pursuant to, and is a "Term Loan Note" referenced in, the Amended and Restated Credit Agreement dated as of even date herewith (as at any time amended, modified, supplemented or restated, the "Loan Agreement"), among Borrowers, BBVA USA, formerly known as Compass Bank, as agent (in such capacity, together with its successors in such capacity, the "Agent") for itself and the financial institutions from time to time parties thereto as lenders ("Lenders"), and such Lenders, and Holder is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. This Note is subject to certain restrictions on transfer or assignment as provided in the Loan Agreement. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement. The repayment of the principal balance of this Note is subject to the provisions of Section 2.06 of the Loan Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable on the Term Loan Maturity Date.
All payments of principal and interest shall be made in Dollars in immediately available funds to Agent for Holder’s benefit as specified in the Loan Agreement.
Upon or after the occurrence of an Event of Default, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.07 of the Loan Agreement. Borrowers jointly and severally agree to pay, and save Holder harmless against, any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, if this Note is collected by or through an attorney-at-law.
Exhibit B-2-1

All principal amounts of Term Loan Borrowings made by Holder to Borrowers pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Loan Agreement.
In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Holder, such excess sum shall be, at Borrowers’ option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrowers not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.
Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.
Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy. Agent, at its option, may enforce its rights against any Collateral securing this Note without Agent or Holder enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing any Borrower’s liability hereunder, Agent may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.
The rights of Holder and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of New York. This Note is intended to take effect as an instrument under seal under New York law.
[Remainder of page intentionally left blank]
Exhibit B-2-2

IN WITNESS WHEREOF, each Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.
BORROWERS:

CONSTRUCTION PARTNERS, INC., a Delaware corporation	WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation

By: Name: Title:	By: Name: Title:

C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation	THE SCRUGGS COMPANY, a Georgia corporation

By: Name: Title:	By: Name: Title:

EVERETT DYKES GRASSING CO., INC., a Georgia corporation	FSC II, LLC, a North Carolina limited liability company

By: Name: Title:	By: Name: Title:

Exhibit B-2-3

EXHIBIT C

CLOSING AND INCUMBENCY CERTIFICATE
(_______________________)

Dated: July ___, 2020

        The undersigned, being the [President] and the [Secretary] of _____________________________________________________ (“ ”), hereby give this certificate to induce BBVA USA, formerly known as Compass Bank, a bank organized under the laws of the State of Alabama, in its capacity as agent (together with its successors in such capacity, “Agent”) for the Lenders (as identified below) and such Lenders to enter into that certain Amended and Restated Credit Agreement dated as of even date herewith (as at any time amended, modified, supplemented or restated, the “Loan Agreement”), among CONSTRUCTION PARTNERS, INC., a Delaware corporation (“Construction Partners”), WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation (“Wiregrass Construction”), FSC II, LLC, a North Carolina limited liability company (“FSC”), C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation (“Roberts Contracting”), EVERETT DYKES GRASSING CO., INC., a Georgia corporation (“Everett Dykes”), and THE SCRUGGS COMPANY, a Georgia corporation (“Scruggs”; and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting and Everett Dykes, the “Borrowers” and individually, a “Borrower”), the Agent, certain financial institutions party thereto from time to time as lenders (the “Lenders”) and the other parties thereto from time to time, and to continue to provide certain financial accommodations to the Borrowers pursuant to the Loan Agreement, and the other agreements, instruments and documents executed in connection therewith (collectively, the “Loan Documents”).

        The undersigned hereby certify on behalf of _______________________ and not in their individual capacities to Agent and Lenders that:

(1) They are, respectively, the [President] and the [Secretary] of ______________________________;

(2) ________________________ is a [corporation/limited liability company] duly organized, validly existing and in good standing under the laws of ______________, with full power and authority to execute and deliver and to carry out and perform its obligations under the Loan Agreement, the Security Agreement and the other Loan Documents to which it is a party;

(3)  The representations and warranties contained in the Loan Agreement, the Security Agreement, and the other Loan Documents are true and correct in all material respects on and as of the Restatement Date except to the extent such representation and warranty refers to an earlier date, in which case it is true and correct as of such earlier date;

(4) To the best of our knowledge, no event has occurred that would constitute a Default or Event of Default under the Loan Agreement, the Security Agreement, or the other Loan Documents immediately following the closing of the Loan;

Exhibit C-1

(5) Attached hereto as Exhibit A, is a true, correct and complete copy of the [Certificate of Incorporation] of _______________________________ and all amendments thereto, each of which remains in full force and effect as of the date hereof;

(6) Attached hereto as Exhibit B, is a true, correct and complete copy of the [bylaws] of ____________________ and all amendments thereto, each of which remains in full force and effect as of the date hereof;

(7) Each of the Loan Documents to which ________________________ is a party has been duly authorized, executed and delivered by and on behalf of ___________________;

(8) Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions duly adopted by the [directors/members] of _____________________________ authorizing the execution, delivery and performance of the Loan Agreement and other Loan Documents to which _______________________ is a party, and the consummation of the transactions contemplated thereby, which are in full force and effect, have been duly ratified and affirmed by the directors of _________________________ in the form set forth therein, and were duly adopted in accordance with the provisions of the Operating Documents (as defined in the Loan Agreement) of ___________________________;

(9) Attached hereto as Exhibit D is a true and correct copy of a certificate of good standing and existence of ______________________ issued by the _______________ Secretary of State on ___________________;

(10) Set forth below is the name and signature of the duly elected, qualified and acting officer of ________________________, holding on the date hereof the office set forth opposite his name, who is authorized to sign all loan agreements, guaranties, security agreements, instruments, assignments, pledges, mortgages, security deeds, deeds of trust, negative pledge agreements and other documents between ____________________ and Agent or Lenders:

Name	Title	Signature
_______________	_______________	____________________________
[Remainder of page intentionally left blank.]

Exhibit C-2

IN WITNESS WHEREOF, the undersigned have set their hands on behalf of ____________________________ and the corporate seal of __________________, on the date first set forth above.

________________________________
[Name, Title]

__________________________________
[Name, Title]

        [CORPORATE SEAL]

Exhibit C-3

EXHIBIT A

[Certificate of Incorporation] of [   ]

(See attached.)

Exhibit C-4

EXHIBIT B

[Bylaws] of [ ]

(See attached.)

Exhibit C-5

EXHIBIT C

Authorizing Resolutions of [ ]

(See attached.)

Exhibit C-6

EXHIBIT D

Certificate of Existence and Good Standing of [ ]

(See attached.)

Exhibit C-7

EXHIBIT D
OFFICER'S CERTIFICATE
OF
______________________________

To:  BBVA USA
        2872 West Main Street
        Dothan, AL 36305
        Attn. John Brown

To assist you in your evaluation of the financing that you are considering providing to us, to expedite the preparation of any documentation which may be required, and to induce you to provide such financing, the undersigned submits and represents the following information about our company, its organizational structure and other matters of interest to you:1
1.  The full and correct name of our company is:

2. The Company was organized on _________________, under the laws of _________________ as a [check as applicable]: corporation        , partnership       , limited liability company          , and it is in good standing under those laws. The Company has qualified to do business in the following states and is in good standing under the laws of those states:

3. The federal taxpayer identification number of the Company is:
4. The Company is affiliated with, or has ownership interests in, the following entities (including subsidiaries) (if none, so state):
Type of   Ownership Percentage
Name and Address  Operation      or Relationship

1 If the space provided is inadequate to fully describe the requested information, please note "continued" in the appropriate space and complete your answer on additional pages, each labeled with the number of the item for which your answer is being completed.

Exhibit D-1

5. The chief executive office and principal place of business of the Company is:

Street Address   County

City or Town  State   Zip Code
6. The address at which the Company maintains its books and records pertaining to accounts and inventory is:

Street Address   County

City or Town  State  Zip Code
7.  The Company owns real property at the following locations (if none, so state):

Street Address  City County  State  Zip Code

Street Address  City County  State  Zip Code

Street Address  City County  State  Zip Code
8. The Company maintains property at the following leased locations and under leases with the following landlords (if none, so state):
a.
Street Address  City County State  Zip Code

Landlord's Name Street Address City State  Zip Code
b.
Street Address  City County State  Zip Code

Landlord's Name Street Address City State  Zip Code
c.
Street Address  City County State  Zip Code
Exhibit D-2

Landlord's Name Street Address City State  Zip Code
9. In addition to all of the locations set forth in paragraphs 5, 6, 7 and 8 above, the Company maintains property or places of business at the following addresses (please specify if such addresses are owned or operated by a warehouseman, processor, consignee or other third party and, if so, the name and address of such third party) (if none, so state):

Street Address  City County  State  Zip Code

Street Address  City County  State  Zip Code

Street Address  City County  State  Zip Code

Street Address  City County  State  Zip Code
10. In addition to all of the locations set forth in paragraphs 5, 6, 7, 8 and 9 above, during the last five (5) years the Company has maintained property or places of business at the following addresses (if none, so state):

Street Address  City County  State  Zip Code

Street Address  City County  State  Zip Code

Street Address  City County  State  Zip Code
11. [Check as applicable]:
  Attached hereto is a copy of all agreements among the shareholders, members or partners of the Company ____; or
 No agreements exist among shareholders, members or partners of the Company____.
12. The following collectively own 100% of the voting stock, membership interests or partnership interests in the Company:
Name        Ownership Percentage
                                                                   ___________________
                                                                   ___________________
                                                                   ___________________
Exhibit D-3

13. The officers or managers of the Company are as follows:

Chairman of the Board/Manager:
  Name

President/Manager:
  Name

Vice President/Manager:
  Name

Treasurer/Manager:
  Name

Secretary/Manager:
  Name

Assistant Secretary/Manager:
  Name

14. The following persons will have signatory powers as to all your transactions with the Company:

15. With respect to the officers or managers noted in paragraph 13 above, such persons are affiliated with or have ownership in the following entities (if none, so state):

Name of Company Nature of Affiliation

Name of Company Nature of Affiliation

Name of Company Nature of Affiliation
16. The Company uses the following customs brokers and freight forwarders with respect to the Company's inventory and goods:
        Name of Firm: ____________________________________________
        Address: ____________________________________________
Exhibit D-4

        Phone Number: ___________________________________________
        Contact:  ____________________________________________
        Name of Firm: ____________________________________________
        Address: ____________________________________________
        Phone Number: ___________________________________________
        Contact:  ____________________________________________
        Name of Firm: ____________________________________________
        Address: ____________________________________________
        Phone Number: ___________________________________________
        Contact:  ____________________________________________
17. The Company is represented by the law firm of:
Name of Firm:
Address:
Phone Number:
Partner Handling Relationship:
18. The Certified Public Accountants for the Company is the firm of:
Name of Firm:
Address:
Phone Number:
Partner Handling Relationship:
Were statements uncertified for any fiscal year?
19. There are no tax liens or judgments against the Company, its subsidiaries or affiliates or any of its officers, managers or members, except as follows (if none, so state):

Exhibit D-5

20. There are no lawsuits pending against the Company, its subsidiaries or affiliates or any of its officers, managers or members, except as follows (if none, so state):
Style of Lawsuit  Court   Nature of Action

21. The following is a complete list of all bank accounts (including securities and commodities accounts) maintained by the Company:
Bank  Bank Address   Type of Account Account Number
___________ _______________ ______________ _______________
___________ _______________ ______________ _______________
22. Attached hereto are correct and complete copies of the following (strike the descriptions of any documents not attached):
a. The articles of incorporation and bylaws (if a corporation), operating agreement and articles of organization (if limited liability company, or certificate of partnership and partnership agreement (if a limited partnership) of the Company, and all agreements (if any) among shareholders, members or partners of the Company.
b. All deeds evidencing the Corporation's ownership of real property, title insurance policies issued in connection with such ownership or loans on such property and the most recent plat of survey of such property.
c. All surveys, audits and reports regarding environmental concerns with respect to any real or personal property owned, leased, occupied or operated by the Company.

Exhibit D-6

Prompt written notice will be given you of any change or amendment with respect to any of the foregoing. Until such notice is received to you, you shall be entitled to rely upon the foregoing in all respects.
Very truly yours,

By:
Name:
Title:

[CORPORATE SEAL]

Exhibit D-7

SCHEDULE 1
to Officer's Certificate of
_____________________

Exhibit D-8

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE

This certificate (the "Certificate") is delivered pursuant to Section 5.01(f) of the Amended and Restated Credit Agreement dated July ____, 2020, between CONSTRUCTION PARTNERS, INC., a Delaware corporation ("Construction Partners"); WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation ("Wiregrass Construction"); FSC II, LLC, a North Carolina limited liability company ("FSC"); C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation ("Roberts Contracting"); EVERETT DYKES GRASSING CO., INC., a Georgia corporation ("Everett Dykes"); and THE SCRUGGS COMPANY, a Georgia corporation (“Scruggs Company” and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting and Everett Dykes, the “Borrowers” and each individually, a "Borrower"); BBVA USA, formerly known as Compass Bank (the "Agent"), as agent, and certain other lenders a party thereto, as the same may be amended or supplemented from time to time, being herein referred to as the “Credit Agreement.” All capitalized terms used in this Certificate which are defined in the Credit Agreement are used in this Certificate with the same meanings given such terms in the Credit Agreement.

        I hereby certify, to the best of my knowledge and belief and in my representative capacity on behalf of the Borrowers, to the Agent as follows:

1. I am the duly elected or appointed and acting _______________________________ (Title) of each Borrower.

2.  I have reviewed the consolidated financial statements of the Borrower as of and for the period ending ______________________ attached hereto as Exhibit I, which were prepared in accordance with GAAP, consistently applied, and are true and correct in all material aspects and fairly present the financial position and results and operations of Construction Partners and its Consolidated Subidiaries.

3. The Representations and Warranties set forth in Section 4 of the Credit Agreement are true and correct as of the date hereof.

4.I further certify that the Borrowers are in compliance (unless otherwise specified) with all covenants set forth in the Credit Agreement and any Schedules thereto, and specifically the covenants listed below.

	Required by Credit Agreement			Actual	In Compliance? Yes/No

Consolidated Leverage Ratio	2.75	To	1		Yes No
Fixed Charge Coverage Ratio	1.20	To	1		Yes No

Exhibit E-1

5. As of the date hereof, no Default or Event of Default under the Credit Agreement and any Schedules thereto has occurred (except as specified on Exhibit II, attached hereto, which Exhibit II also sets forth any corrective action taken or proposed to be taken with respect to such Default or Event of Default).
In Witness Whereof, I have caused this Certificate to be executed and delivered to the Agent this _______ day of _________________________, ____________.

Witness:
Signature of Officer, Manager, General Partner

Print Name

Title

Attach Exhibit I and II.

Exhibit E-2

EXHIBIT F
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT ("Joinder Agreement"), dated as of _____________________, by and between ______________________, a ________________________ ("New Guarantor") and BBVA USA, formerly known as Compass Bank, a bank organized under the laws of the State of Alabama, in its capacity as administrative agent for itself and various financial institutions ("Lenders") (together with its successors or assigns in such capacity, "Agent"), relates to that certain Amended and Restated Credit Agreement dated July ____, 2020 (as at any time amended, modified, supplemented or restated, the "Loan Agreement"), among CONSTRUCTION PARTNERS, INC., a Delaware corporation ("Construction Partners"); WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation ("Wiregrass Construction"); FSC II, LLC, a North Carolina limited liability company ("FSC"); C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation ("Roberts Contracting"); EVERETT DYKES GRASSING CO., INC., a Georgia corporation ("Everett Dykes"); and THE SCRUGGS COMPANY, a Georgia corporation ("Scruggs Company" and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting, and Everett Dykes, the "Borrowers" and each individually, a "Borrower"); Lenders; and Agent. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Joinder Agreement as a whole and not to any particular section, paragraph or subdivision. All references to any Person shall mean and include the successors and permitted assigns of such Person. All references to any of the Loan Documents shall include any and all amendments or modifications thereto and any and all restatements, extensions or renewals thereof. Wherever the word "including" shall appear in this Joinder Agreement, such word shall be understood to mean "including, without limitation."
Agent and Lenders have made and are making Advances and other extensions of credit to Borrowers pursuant to the terms of the Loan Agreement and the other Loan Documents. Pursuant to Article X of the Loan Agreement, Guarantors have unconditionally and absolutely guaranteed to the Secured Parties the due and punctual payment, performance and discharge of all of the Obligations of Borrowers or any other Loan Party.

Pursuant to that certain ____________________ dated the date hereof, Agent and Lenders have consented to the acquisition by ________________ of ____% of the Equity Interests of _______________, subject to the execution by New Guarantor of this Joinder Agreement in order to cause New Guarantor to become a party to, and be bound by, all of the terms of Article X of the Loan Agreement as if on the Restatement Date New Guarantor had been an original signatory and party to the Loan Agreement and other Loan Documents to which the Existing Guarantors are parties. As such, New Guarantor is executing this Joinder Agreement, at Agent's and Lenders' request and with the Agent's and Lenders' consent, in order to induce Agent and Lenders to continue extending credit to or for the benefit of Borrowers.

NOW, THEREFORE, for Ten Dollars ($10.00) in hand paid and other good and valuable consideration, receipt whereof is severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. By its signature below, New Guarantor hereby agrees that it is a "Guarantor" under, bound by and subject to all of the provisions of the Loan Agreement, including Article X of the Loan Agreement, and other Loan Documents to which the Existing Guarantors are parties, with the same force
Exhibit F-1

and effect as if New Guarantor were an original signatory thereto on the Restatement Date, and New Guarantor hereby agrees to abide by and perform all of its obligations as a "Guarantor" under the Loan Agreement, including Article X of the Loan Agreement, and the other Loan Documents. Each reference to "Guarantor" or "Guarantors" in the Loan Agreement and the other Loan Documents shall be understood to mean and include New Guarantor as well as the Existing Guarantors. The terms of the Loan Agreement are hereby incorporated into this Joinder Agreement by reference.

2. In addition to the provisions of Article X of the Loan Agreement, New Guarantor unconditionally and absolutely guarantees to the Secured Parties the due and punctual payment, performance and discharge (whether upon stated maturity, demand, acceleration or otherwise in accordance with the terms thereof) of all of the Obligations of Borrowers or any other Loan Party now or hereafter existing, whether for principal, interest, fees, expenses or otherwise, regardless of whether recovery upon any of such Obligations becomes barred by any statute of limitations, is void or voidable under any law relating to fraudulent obligations or otherwise, is or becomes invalid or unenforceable for any other reason, or is unrecoverable in any Insolvency Proceeding of an Loan Party (whether pursuant to 11 U.S.C. § 506 or otherwise).

3. New Guarantor represents and warrants to Agent and Lenders that _______________ owns ____% of the Equity Interests of _______________; and this Joinder Agreement has been duly authorized, executed and delivered by New Guarantor and constitutes a legal, valid and binding obligation of New Guarantor enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4. Except as otherwise expressly provided in this Joinder Agreement, nothing herein shall be deemed to amend or modify any provision of any of the Loan Documents, each of which shall remain in full force and effect. This Joinder Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction. If any provision in or obligation under this Joinder Agreement shall be invalid, illegal or otherwise unenforceable in any jurisdiction, then the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

5. In addition to this Joinder Agreement, New Guarantor agrees to execute any and all additional documents required under the Loan Agreement or reasonably requested by Agent.

6. New Guarantor, jointly and severally with Borrowers and the Existing Guarantors, agrees to reimburse Agent and Lenders for their respective out-of-pocket expenses in connection with the preparation, execution and delivery of this Joinder Agreement, including reasonable fees, disbursements and other charges of counsel for Agent and Lenders.

7. This Joinder Agreement, together with the Loan Documents and all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement among the parties with respect to the subject matter thereof.

8. New Guarantor shall receive notices and other communications at the address set forth on the signature page hereof.
Exhibit F-2

9. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of such counterparts shall constitute but one and the same instrument.

10. This Joinder Agreement shall be effective when accepted by Agent (New Guarantor hereby waiving notice of such acceptance) and thereupon shall be deemed to be a contract governed by and construed and enforced in accordance with the laws of the State of New York.

11. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of page left intentionally blank; signature page to follow.]

Exhibit F-3

IN WITNESS WHEREOF, New Guarantor and Agent have duly executed this Joinder Agreement, under seal as of the day and year first written above.

NEW GUARANTOR:

______________________________________

             By:_________________________________
              Title:_____________________________

Address:
__________________________
__________________________
__________________________
Attention: _________________
Telecopier: (___) ___________

AGENT:

BBVA USA, as Agent

             By:_________________________________
             Title:________________________

Exhibit F-4

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
Reference is made to the Amended and Restated Credit Agreement dated July ____, 2020, (as at any time amended, modified, supplemented or restated, the "Loan Agreement"), among CONSTRUCTION PARTNERS, INC., a Delaware corporation ("Construction Partners"); WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation ("Wiregrass Construction"); FSC II, LLC, a North Carolina limited liability company ("FSC"); C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation ("Roberts Contracting"); EVERETT DYKES GRASSING CO., INC., a Georgia corporation ("Everett Dykes"); and THE SCRUGGS COMPANY, a Georgia corporation ("Scruggs Company" and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting and Everett Dykes, the "Borrowers" and each individually, a "Borrower"); the various financial institutions listed on the signature pages of the Loan Agreement (as at any time amended) (together with their respective successors and permitted assigns, the "Lenders"); BBVA USA, formerly known as Compass Bank, a bank organized under the laws of the State of Alabama, in its capacity as agent for the Lenders (together with its successors in such capacity, "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.
___________________ (the "Assignor") and ______________ (the "Assignee") agree as follows:
1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $___________ of the outstanding Revolver Advances held by Assignor, a principal amount of $________________ of the outstanding Term Loan Advances held by Assignor, and $__________ of participations of Assignor in LC Obligations (which amount[s], according to the records of Agent, represent[s] __ % of the total principal amount of outstanding Revolver Advances, __ % of the total principal amount of outstanding Term Loan Advances, and __ % of the total principal amount of LC Obligations), and (ii) a principal amount of $ _________of Assignor’s Revolver Commitment (which amount includes Assignor’s outstanding Revolver Advances being assigned to Assignee pursuant to clause (i) above and which, according to the records of Agent, represents __ % of the total Revolver Commitments of Lenders under the Loan Agreement) (the items described above being herein referred to as the "Assigned Interest"), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective from the date (the "Assignment Effective Date") on which Assignor receives both (x) the principal amount of the Assigned Interest in the Loans on the Assignment Effective Date, if any, and (y) a copy of this Agreement duly executed by Assignee. From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of Assignor’s Revolver Commitment to the extent, and only to the extent, of Assignee’s Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.
2. Assignor (i) represents that as of the date hereof, the aggregate of its Revolver Commitments under the Loan Agreement (without giving effect to assignments thereof that have not yet become effective) is $ _____________, the outstanding balance of its Term Loan Advances under the Loan Agreement (without giving effect to assignments thereof that have not yet become effective) is $_________________, the outstanding balance of its Revolver Advances and participations in LC Obligations (unreduced by any assignments thereof that have not yet become effective) is $__________
Exhibit G-1

and $_________, respectively; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, the performance or observance by Borrowers of any of its obligations under the Loan Agreement or any of the Loan Documents; [(iv) attaches the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee and Assignor;] and agrees to send notice of this Assignment and Assumption Agreement to Borrower and Agent as set forth on Schedule A hereto.
3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a “Lender” under the terms of the Loan Agreement and the other Loan Documents; (vii) agrees that it will keep confidential all information with respect to Borrowers furnished to it by Borrowers or the Assignor to the extent provided in the Loan Agreement; (viii) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA; and (ix) agrees to send notice of this Assignment and Assumption Agreement to Borrowers and Agent as set forth on Schedule A hereto.
4. Assignee acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.
5. This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of New York. If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision’s being held invalid.
6. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopier or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:
(a) If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

Exhibit G-2

(b) If to Assignor, to the following address (or to such other address as Assignor may designate from time to time)

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

        Account No.
        Reference:
(b) If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

        Account No.
        Reference:
[Remainder of page intentionally left blank – signatures on following pages]

Exhibit G-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written:

(“Assignor”)

By:
        Name:
        Title:

(“Assignee”)

By:
        Name:
        Title:

Exhibit G-4

SCHEDULE A TO ASSIGNMENT AND ASSUMPTION AGREEMENT
FORM OF NOTICE
Reference is made to (i) the Amended and Restated Credit Agreement dated July ____, 2020, (as at any time amended, modified, supplemented or restated, the "Loan Agreement"), CONSTRUCTION PARTNERS, INC., a Delaware corporation ("Construction Partners"); WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation ("Wiregrass Construction"); FSC II, LLC, a North Carolina limited liability company ("FSC"); C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation ("Roberts Contracting"); EVERETT DYKES GRASSING CO., INC., a Georgia corporation ("Everett Dykes"); and THE SCRUGGS COMPANY, a Georgia corporation ("Scruggs Company" and together with Construction Partners, Wiregrass Construction, FSC, Roberts Contracting and Everett Dykes, the "Borrowers" and each individually, a "Borrower"); the various financial institutions listed on the signature pages of the Loan Agreement (as at any time amended) (together with their respective successors and permitted assigns, the "Lenders"); and BBVA USA, formerly known as Compass Bank, a bank organized under the laws of the State of Alabama, in its capacity as agent for the Lenders (together with its successors in such capacity, "Agent"); and (ii) the Assignment and Assumption Agreement dated as of __________________, 20 _____ (the "Assignment Agreement") between (the "Assignor") and (the "Assignee"). Except as otherwise defined herein, capitalized terms used herein which are defined in the Loan Agreement are used herein with the respective meanings specified therein.
The Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $__________ of the outstanding Revolver Advances and participations in LC Obligations held by Assignor, (ii) $__________ of the outstanding Term Loan Advances held by Assignor, and (iii) $_____________ of Assignor’s Revolver Commitment (which amount includes the Assignor’s outstanding Revolver Advances being assigned to Assignee pursuant to clause (i) above), together with an interest in the Loan Documents corresponding to the interest in the Advances and Commitments so assigned. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).
For purposes of the Loan Agreement, Agent shall deem (i) Assignor’s share of the Revolver Commitment to be reduced by $ _________; (ii) Assignor’s share of the Term Loan Advances to be reduced by $______________; (iii) Assignee’s share of the Revolver Commitment to be increased by $______________; and (iv) Assignee’s share of the Term Loan Advances to be increased by $_________________.
The address of the Assignee to which notices, information and payments are to be sent under the terms of the Loan Agreement is:

This Notice is being delivered to Borrowers and Agent pursuant to Section 11.07 of the Loan Agreement. Please acknowledge your receipt of this Notice and consent (in the case of Borrowers,
Exhibit G-5

provided that no Event of Default exists) to the assignment described above by executing and returning to Assignee and Assignor a copy of this Notice.
IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of ________________, 20_________.

(“Assignor”)

By:
        Name:
        Title:

(“Assignee”)

By:
        Name:
             Title:

ACCEPTED:

BBVA USA, as Agent

By:
        Name:
        Title:

Exhibit G-6

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE SET FORTH ABOVE:

CONSTRUCTION PARTNERS, INC., a Delaware corporation	WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation

By: Name: Title:	By: Name: Title:

C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation	FSC II, LLC, a North Carolina limited liability company

By: Name: Title:	By: Name: Title:

EVERETT DYKES GRASSING CO., INC., a Georgia corporation	THE SCRUGGS COMPANY, a Georgia corporation

By: Name: Title:	By: Name: Title:

Exhibit G-7